EXHIBIT 10.1

EXECUTION VERSION

MASTER REPURCHASE AGREEMENT

Dated October 31, 2006

Between

JPMorgan Chase Bank, N.A.,

as the Administrative Agent for the Various Buyers from time to time

Various Buyers

and

HomeBanc Corp.,

as a Seller

and

HomeBanc Mortgage Corporation,

as a Seller

and

KeyBank National Association

as Syndication Agent

and

Commerzbank Aktiengesellschaft New York Branch and Grand Cayman Branch, BNP Paribas and US Bank National Association

as Documentation Agents

and

J.P. Morgan Securities Inc.

as Sole Bookrunner and Sole Lead Arranger

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SCHEDULE I	REPRESENTATIONS AND WARRANTIES RE: MORTGAGE LOANS

SCHEDULE II	AUTHORIZED REPRESENTATIVES

SCHEDULE III	LIST OF BUYERS

SCHEDULE IV	QUALIFIED SUBORDINATED DEBT

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EXHIBIT A	FORM OF TRANSACTION REQUEST
EXHIBIT B	FORM OF OPINION OF COUNSEL
EXHIBIT C	SELLERS’ TAX IDENTIFICATION NUMBERS
EXHIBIT D	EXISTING INDEBTEDNESS
EXHIBIT E	UNDERWRITING GUIDELINES
EXHIBIT F	CERTIFICATE OF AN OFFICER OF THE SELLERS
EXHIBIT G	RESERVED
EXHIBIT H	FORM OF SECTION 7 CERTIFICATE
EXHIBIT I	FINANCIAL COMPLIANCE CERTIFICATE
EXHIBIT J	MORTGAGE LOAN SCHEDULE FIELDS
EXHIBIT K	PURCHASED MORTGAGE LOAN REPORT
EXHIBIT L	APPROVED TAKEOUT INVESTORS
EXHIBIT M	FORM OF REPURCHASE NOTICE
EXHIBIT N	FORM OF SERVICER NOTICE
EXHIBIT O	SUBORDINATION PROVISIONS

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MASTER REPURCHASE AGREEMENT

This is a MASTER REPURCHASE AGREEMENT, dated as of October 31, 2006, between HOMEBANC CORP., a Georgia corporation (“HB Corp.” and a “Seller”), HOMEBANC MORTGAGE CORPORATION, a Delaware corporation (“HMC” and a “Seller”, together with HB Corp., the “Sellers”), JPMORGAN CHASE BANK, N.A., a banking association organized under the laws of the United States (“JPMorgan”, the “Administrative Agent” and a “Buyer”) and the Buyers party hereto from time to time.

Section 1.         Applicability. Subject to the terms and conditions of this Agreement and provided that no Event of Default has occurred and is continuing (that the Administrative Agent on behalf of the Buyers has not declared in writing to have been cured or waived), the Buyers hereby agree to enter into transactions with the Sellers in which the Sellers agree to transfer to Administrative Agent, for the benefit of Buyers as more particularly set forth in the Administration Agreement, Mortgage Loans against the transfer of funds by Administrative Agent for the benefit of Buyers, with a simultaneous agreement by Administrative Agent for the benefit of Buyers to transfer to the Sellers such Mortgage Loans at a date certain not later than the Termination Date and a simultaneous agreement by the Sellers to pay the applicable Repurchase Price on such date. Each such transaction shall be referred to herein as a “Transaction” and shall be governed by this Repurchase Agreement, unless otherwise agreed in writing.

Section 2.          Definitions. As used herein, the following terms shall have the following meanings (all terms defined in this Section 2 or in other provisions of this Repurchase Agreement in the singular to have the same meanings when used in the plural and vice versa).

“Accepted Servicing Practices” shall mean, with respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of a similar type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

“Additional Collateral” shall have the meaning set forth in Section 8 hereof.

“Additional Purchased Mortgage Loans” shall mean Mortgage Loans or cash provided by the Sellers to Administrative Agent pursuant to Section 4 of this Repurchase Agreement.

“Adjusted Tangible Net Worth” shall mean, on any day, with respect to either HB Corp. or HMC:

(a)          the excess of the total assets over the Total Adjusted Liabilities of such Seller on any date of determination, including assets and liabilities of its wholly-owned subsidiaries, each being determined in accordance with GAAP, less

(b)          the value included in the financial statements for capitalized mortgage loan servicing rights, less

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(c)          aggregate investments in nonconsolidated Subsidiaries and Affiliates included in the Financial Statements, other than any common equity interests issued by a Capital Trust Entity and held by a Seller, less

(d)          net total advances to nonconsolidated Subsidiaries and Affiliates outstanding, less

(e)          goodwill and all other assets not supported by or representative of a tangible asset, which tangible asset would be deemed by HUD to be acceptable for the purpose of calculating adjusted net worth in accordance with HUD requirements in effect as of such day, less

(f)	all accumulated other comprehensive income, plus

(g)          the value of the lesser of (i) sixty-seven and one half percent (67.5) of the appraised value of such capitalized mortgage loan servicing rights or (ii) one percent (1%) of the aggregate principal balances of the portfolio of Serviced Mortgage Loans in respect of such capitalized mortgage loan servicing rights in financial statements for capitalized mortgage loan servicing rights, plus

(h)          the amount of (negative) accumulated other comprehensive income associated with hedges that have a maturity of one (1) year or less unless the other comprehensive income exceeds (negative), for HB Corp., Ten Million Dollars ($10,000,000), or for HMC, Five Million Dollars ($5,000,000).

“Administration Agreement” shall mean that certain Administration Agreement, dated as of the date hereof, among the Administrative Agent, the Buyers and the Sellers, as amended from time to time.

“Administrative Agent” shall mean JPMorgan Chase Bank, N.A., its successors in interest and assigns.

“Administrative Fee” shall have the meaning set forth in Section 39(b) hereof.

“Affiliate” shall mean with respect to any Person, any “affiliate” of such Person, as such term is defined in the Bankruptcy Code.

“Aged Construction to Permanent Mortgage Loan” shall mean a Construction to Permanent Mortgage Loan which has been subject to a Transaction hereunder for a period of greater than 360 days but not greater than 540 days.

“Aged Mortgage Loan” shall mean a Mortgage Loan (other than a HELOC, a Prime Second Lien Mortgage Loan, an Alt-A Second Lien Mortgage Loan, a Residential Lot Loan or a Construction to Permanent Mortgage Loan) which has been subject to a Transaction hereunder for a period of greater than 90 days but not more than 180 days.

“Agency” shall mean Freddie Mac, Fannie Mae or Ginnie Mae, as applicable.

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“Agency Approval” shall have the meaning specified in Section 12(y) hereof.

“Alt-A Mortgage Loan” shall mean a first or second lien Mortgage Loan that (a) was originated in accordance with the Underwriting Guidelines and (b) has a FICO score above which would qualify it as a Subprime Mortgage Loan.

“Alt-A Second Lien Mortgage Loan” shall mean an Alt-A Mortgage Loan that is secured by a second lien on the related Mortgaged Property.

“ALTA” shall mean the American Land Title Association or any successor in interest thereto.

“Anti-Money Laundering Laws” shall have the meaning set forth in Section 11(ee) hereof.

“Appraisal” shall mean an appraisal of a Mortgaged Property by a licensed appraiser that satisfies the Underwriting Guidelines who is experienced in estimating the value of property of that same type in the community where it is located, and who is not a director, officer or employee of any Seller or any of their Affiliates, or related as a parent, sibling or child to any Seller or any of their Affiliates’ respective directors, members, managers or officers or any of their spouses, a signed copy of the written report of which Appraisal is in the possession of any Seller or the Servicer.

“Appraised Value” shall mean the value set forth in an Appraisal or AVM, provided the Administrative Agent has approved in writing the use of AVMs for the type of Mortgage Loan product to which the AVM relates, as applicable, made in connection with the origination of the related Mortgage Loan as the value of the Mortgaged Property.

“Asset Value” shall mean, with respect to each Eligible Mortgage Loan:

(a)          (i)          other than with respect to an Underperforming Mortgage Loan, Construction to Permanent Mortgage Loan, Residential Lot Loan and Subprime Mortgage Loan, the applicable Purchase Price Percentage multiplied by the least of (1) the outstanding principal balance, (2) the Market Value of such Mortgage Loan; provided, that the Administrative Agent in its discretion will mark-to-market all HELOCs and Second Lien Mortgage Loans which have been subject to a Transaction for more than ninety (90) days at least once a calendar quarter (3) the purchase price a Takeout Investor shall pay for such Mortgage Loan pursuant to a Takeout Commitment and (4) the purchase price paid by a Seller for such Mortgage Loan (without regard to any servicing release premium);

(ii)          with respect to an Underperforming Mortgage Loan, the applicable Purchase Price Percentage multiplied by the least of (1) the outstanding principal balance of such Mortgage Loan, (2) a Seller’s net investment in such Mortgage Loan (excluding any amounts on account of servicing, principal and interest or any other servicing related advances thereto and including all out-of-pocket expenses made with respect thereto) and (3) the amount of an Appraisal or BPO issued within ninety (90) days of such valuation or within 30 days of repurchase by Seller;

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(iii)        with respect to a Construction to Permanent Mortgage Loan or a Residential Lot Loan, the applicable Purchase Price Percentage multiplied by the least of (1) the outstanding principal balance of such Mortgage Loan, (2) the original Mortgage Note amount of such Mortgage Loan and (3) the Appraised Value (calculated within ninety (90) days of the date of determination); and

(iv)         with respect to a Subprime Loan, the applicable Purchase Price Percentage multiplied by the least of (1) the outstanding principal balance of such Mortgage Loan, (2) the purchase price a Takeout Investor shall pay for such Mortgage Loan pursuant to a Takeout Commitment and (3) the purchase price paid by a Seller for such Mortgage Loan and (B) 97% of the Market Value of such Mortgage Loan (including any servicing release premium, if applicable);

(b)          Without limiting the generality of the foregoing, each Seller acknowledges that the Asset Value of a Purchased Mortgage Loan may be reduced to zero by Administrative Agent if:

(i)	such Purchased Mortgage Loan ceases to be an Eligible Mortgage Loan;

(ii)          the Purchased Mortgage Loan has been released from the possession of the Custodian under the Custodial Agreement (other than to a Takeout Investor pursuant to a bailee letter) for a period in excess of 12 Business Days;

(iii)        the Purchased Mortgage Loan has been released from the possession of the Custodian under the Custodial Agreement to a Takeout Investor pursuant to a bailee letter for a period in excess of 45 calendar days or 120 calendar days for Purchased Mortgage Loans shipped for purchase under any U.S. state’s bond program;

(iv)         the Purchased Mortgage Loan has been subject to a Transaction for a period of greater than (A) 60 days with respect to Option ARMs; (B) 90 Days with respect to Non-Owner Occupied Second Lien Mortgage Loans and other Mortgage Loans other than Aged Mortgage Loans, Underperforming Mortgage Loans, Construction to Permanent Mortgage Loans, HELOCs, Prime Second Lien Loans, Alt-A Second Lien Mortgage Loans, or Option ARMs; (C) 180 Days with respect to Aged Mortgage Loans or Underperforming Mortgage Loans; (D) 360 days with respect to HELOCs, Prime Second Lien Mortgage Loans, Alt-A Second Lien Mortgage Loans, Residential Lot Loans and Construction to Permanent Mortgage Loans other than Aged Construction to Permanent Mortgage Loans; and (E) 540 days with respect to Aged Construction to Permanent Mortgage Loans;

(v)	such Purchased Mortgage Loan is a Non-Performing Mortgage Loan;

(vi)         the Administrative Agent has determined that the Purchased Mortgage Loan is not eligible for whole loan sale or securitization in a transaction consistent with the prevailing sale and securitization industry;

(vii)       such Purchased Mortgage Loan (other than a Subprime Mortgage Loan, a Construction to Permanent Mortgage Loan, or a Residential Lot Loan) fails to be either

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(A) subject to a Takeout Commitment or (B) subject to an Interest Rate Protection Agreement;

(viii)      the Purchased Mortgage Loan is a Wet-Ink Mortgage Loan for which the related Mortgage File has not been received and certified by the Custodian by the seventh (7th) Business Day following the related Purchase Date;

(ix)         when such Purchased Mortgage Loan is added to all other Purchased Mortgage Loans, the weighted average FICO score of all first lien Alt-A Mortgage Loans that are Purchased Mortgage Loans is less than 690;

(x)          when such Purchased Mortgage Loan is added to all other Purchased Mortgage Loans, the weighted average FICO score of all Option ARMs that are Purchased Mortgage Loans is less than 700;

(xi)         when such Purchased Mortgage Loan is added to all other Purchased Mortgage Loans, the weighted average FICO score of all Construction to Permanent Mortgage Loans that are Purchased Mortgage Loans is less than 700;

(xii)       when such Purchased Mortgage Loan is added to all other Purchased Mortgage Loans, the weighted average LTV of all Option ARMs that are Purchased Mortgage Loans is in excess of 80%;

(xiii)      such Purchased Mortgage Loan is an Underperforming Mortgage Loan for which an Appraisal or BPO has not been obtained within ninety (90) days following the respective Seller’s acquisition of such Underperforming Mortgage Loan;

(xiv)      such Purchased Mortgage Loan is an Underperforming Mortgage Loan for which the Mortgaged Property has been foreclosed upon or has been converted to REO Property;

(xv)        such Purchased Mortgage Loan is an Alt-A Second Lien Mortgage Loan, a Prime Second Lien Mortgage Loan or a HELOC with an original outstanding principal balance in excess of $350,000.

(c)          The aggregate Asset Value of all Mortgage Loans that are Wet-Ink Mortgage Loans during the first five (5) Business Days or the last five (5) Business Days of each calendar month shall not exceed 50% of the Maximum Purchase Price.

(d)          The aggregate Asset Value of all Mortgage Loans that are Wet-Ink Mortgage Loans other than during the first five (5) Business Days or the last five (5) Business Days of each calendar month shall not exceed 40% of the of the Maximum Purchase Price.

(e)          The aggregate Asset Value of all Mortgage Loans that are first lien Alt-A Mortgage Loans shall not exceed 15% of the Maximum Purchase Price.

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(f)           The aggregate Asset Value of all Mortgage Loans that are Jumbo Mortgage Loans and Super Jumbo Mortgage Loans, combined, shall not exceed 20% of the Maximum Purchase Price.

(g)          The aggregate Asset Value of all Mortgage Loans that are Super Jumbo Mortgage Loans shall not exceed 10% of the Maximum Purchase Price.

(h)          The aggregate Asset Value of all Mortgage Loans that are Subprime Mortgage Loans and Subprime Second Lien Mortgage Loans, combined, shall not exceed 7% of the Maximum Purchase Price.

(i)           The aggregate Asset Value of all Mortgage Loans that are Subprime Second Lien Mortgage Loans shall not exceed 2% of the Maximum Purchase Price.

(j)           The aggregate Asset Value of all Mortgage Loans that are Prime Second Lien Mortgage Loans, Alt-A Second Lien Mortgage Loans or HELOCs, combined, shall not exceed 37.5% of the Maximum Purchase Price.

(k)          The aggregate Asset Value of all Mortgage Loans that are Non-Owner Occupied Mortgage Loans or Non-Owner Occupied Second Lien Mortgage Loans, combined, shall not exceed 15% of the Maximum Purchase Price.

(l)           The aggregate Asset Value of all Mortgage Loans that are Non-Owner Occupied Second Lien Mortgage Loans with an CLTV in excess of 80% shall not exceed 3% of the Maximum Purchase Price.

(m)         The aggregate Asset Value of all Mortgage Loans that are Underperforming Mortgage Loans shall not exceed 5% of the Maximum Purchase Price.

(n)          The aggregate Asset Value of all Mortgage Loans that are Residential Lot Loans shall not exceed 3% of the Maximum Purchase Price.

(o)          The aggregate Asset Value of all Mortgage Loans that are Construction to Permanent Mortgage Loans shall not exceed 15% of the Maximum Purchase Price (the “Construction Sublimit”).

(p)          The aggregate Asset Value of all Mortgage Loans that are Aged Construction to Permanent Mortgage Loans shall not exceed 50% of the Construction Sublimit.

(q)          The aggregate Asset Value of all Mortgage Loans that are Construction to Permanent Mortgage Loans with an LTV in excess of 80% shall not exceed 5% of the Construction Sublimit.

(r)           The aggregate Asset Value of all Mortgage Loans that are Option ARMs shall not exceed 5% of the Maximum Purchase Price (the “Option ARM Sublimit”).

(s)          The aggregate Asset Value of all Mortgage Loans that are Option ARMS and Non-Owner Occupied Mortgage Loans shall not exceed 15% of the Option ARM Sublimit.

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(t)           The aggregate Asset Value of all Mortgage Loans that are Aged Mortgage Loans shall not exceed 10% of the Maximum Purchase Price.

(u)          The aggregate Asset Value of all Mortgage Loans that have been released from the possession of the Custodian under the Custodial Agreement (other than to a Takeout Investor pursuant to a bailee letter) shall not exceed $8,000,000.

(v)          The aggregate Asset Value of all Mortgage Loans that are Seasoned Mortgage Loans shall not exceed 2% of the Maximum Purchase Price.

“Assignment and Acceptance” shall have the meaning specified in Section 22 hereof.

“Authorized Representative” shall mean, for the purposes of this Repurchase Agreement only, an agent of the applicable party, as listed on Schedule 2 hereto, as such Schedule 2 may be amended from time to time .

“Available Borrowing Capacity” shall mean available and unused borrowing capacity which may be drawn upon by the Sellers on a next Business Day basis. Borrowing capacity shall not be deemed part of the Available Borrowing Capacity if any condition to drawing cannot be satisfied or the related lender has no obligation to make funds available.

“Available Purchase Price” shall mean the excess if any of (a) the Maximum Purchase Price less (b) the sum of (i) the Purchase Price outstanding hereunder and (ii) the Loans outstanding under the Loan Agreement.

“AVM” shall mean an estimate of the current value of a tract or parcel determined by using an automated valuation model, dated no earlier than six (6) months before the determination date.

“Bankruptcy Code” shall mean the United States Bankruptcy Code of 1978, as amended from time to time.

“BPO” shall mean an opinion of the fair market value of a Mortgaged Property given by a licensed real estate agent or broker (who is not an employee or Affiliate of any Seller) which generally includes three comparable sales and three comparable listings.

“Breakage Costs” shall have the meaning set forth in Section 3(g) hereof.

“Business Day” shall mean a day other than (i) a Saturday or Sunday, or (ii) any day on which banking institutions are authorized or required by law, executive order or governmental decree to be closed in the States of New York or Texas.

“Buyers” shall mean JPMorgan Chase Bank, N.A. and those Buyers listed on Schedule III, hereto, as amended from time to time, and their successors in interest and assigns.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to

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use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Repurchase Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Capital Trust Entity” shall mean any unconsolidated subsidiary of the Sellers created solely for the purpose of the issuance of trust securities and whose common equity interests are solely held by HB Corp. or HMC, as applicable, including without limitation HMB Capital Trust I, HMB Capital Trust IV and HMB Capital Trust V.

“Cash Equivalents” shall mean and include, on any day:

(a)          any evidence of debt issued by the United States government, or guaranteed as to the timely payment of principal and interest by the United States government, and maturing twelve (12) months or less after that day;

(b)          commercial paper issued by a corporation (other than an Affiliate of either Seller) organized under the laws of any state of the United States of America or of the District of Columbia, rated A-1 by S&P, P-1 by Moody’s or the equivalent rating by another nationally-recognized ratings service acceptable to the Administrative Agent and having a stated maturity date nine (9) months or less after its issue date;

(c)          any certificate of deposit or banker’s acceptance that does not mature more than twelve (12) months after its issue date and is issued by a commercial bank that (A) is a member of the Federal Reserve System, (B) is rated “A” by S&P or the equivalent rating by another nationally-recognized ratings service acceptable to the Administrative Agent and (C) has a combined unimpaired capital and surplus and unimpaired undivided profits of not less than Five Hundred Million Dollars ($500,000,000), and

(d)          any repurchase agreement (i) entered into with any Federal Reserve System member commercial bank of the size referred to in clause c above and (ii) secured by any obligation of the type described in any of clauses (a)-(c) above and (iii) having a market value on its date of at least one hundred percent (100%) of the repurchase obligation of that commercial bank.

“Ceiling Rate” shall mean, on any day, the maximum nonusurious rate of interest permitted for that day by whichever of applicable federal or New York law permits the higher interest rate, stated as a rate per annum.

“Change in Control” shall mean:

(a)	With respect to HB Corp.:

(i)           the sale, transfer, or other disposition of all or substantially all of HB Corp.’s assets (excluding any such action taken in connection with any securitization transaction);

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(ii)          any Person shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934 except that for purposes of this definition, a Person shall not be deemed to have acquired beneficial ownership of securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person until such tendered securities are accepted for purchase or exchange), directly or indirectly, of either (i) voting stock of HB Corp. (or other securities convertible into such voting stock) representing more than twenty percent (20%), or thirty percent (30%) with respect to Fidelity Investments, of the combined voting power of all voting stock of HB Corp. or (ii) more than twenty percent (20%), or thirty percent (30%) with respect to Fidelity Investments, of the outstanding shares of any class or series of capital stock of HB Corp.; or

(iii)         any Person shall have succeeded in having so many of such Person’s nominees elected to the board of directors of HB Corp. that such nominees, when added to any existing directors remaining on the board of directors of HC after such election who were previously nominated by or are Affiliates of such Person, comprise a majority of the board of directors of HB Corp.; and

(b)	With respect to HMC:

(i)           a sale of substantially all of HMC’s assets to a Person or related group of Persons other than HB Corp.; or

(ii)          the occurrence of any event after which HB Corp. no longer holds (whether directly or through one or more intermediaries) one hundred percent (100%) of the capital stock of HB Corp. and voting control in any election of HMC’s directors.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collection Account” shall mean the account established by the Administrative Agent, into which all Income shall be deposited upon an Event of Default.

“Combined Loan to Value Ratio or CLTV” shall mean, with respect to any Second Lien Mortgage Loan, the sum of (a) the principal balance of such Mortgage Loan, or with respect to HELOCs, the original Credit Limit and (b) the principal balance of the related first lien mortgage loan, each as of the applicable date of determination, divided by (a) in the case of a purchase, the lesser of the sale price of the Mortgaged Property and its Appraised Value at the time of sale or (b) in the case of a refinancing or modification, the Appraised Value of the Mortgaged Property at the time of the refinancing or modification.

“Confidential Terms” shall have the meaning set forth in Section 32 hereof.

“Confirmation Agreement” shall mean a confirmation agreement substantially in the form of Exhibit F of the Custodial Agreement.

“Conforming Mortgage Loan” shall mean a first lien Mortgage Loan that conforms to the requirements of an Agency for securitization or cash purchase.

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“Construction to Permanent Mortgage Loan” shall mean a Mortgage Loan (a) made to a Mortgagor that is a natural person for the purpose of constructing a one-to-four family dwelling which Mortgage Loan is secured by a first lien on the related real estate and includes a dwelling constructed for occupancy by the related Mortgagor; (b) has a FICO score of at least 650; (c) has an LTV of no greater than 95% and (c) was originated in accordance with the Underwriting Guidelines.

“Costs” shall have the meaning specified in Section 15 hereof.

“Credit Limit” shall mean, with respect to each HELOC, the maximum amount permitted under the terms of the related Credit Line Agreement.

“Credit Line Agreement” shall mean, with respect to each HELOC, the related home equity line of credit agreement, account agreement and promissory note (if any) executed by the related Mortgagor and any amendment or modification thereof.

“Custodial Agreement” shall mean that certain Custodial Agreement dated as of the date hereof, among the Sellers, Administrative Agent and Custodian as the same may be amended from time to time.

“Custodian” shall mean JPMorgan Chase Bank, N.A. and any successor under the Custodial Agreement.

“Daily Reset LIBOR Rate” shall mean, for any day, the rate of interest per annum that is equal to the rate per annum determined by Administrative Agent to be the average of the interest rates available to it in accordance with the then-existing practices in the interbank market in London, England at approximately 11:00 a.m. London time, as set forth on Telerate Page 3750, for that day for the offering to Administrative Agent by leading dealers in such interbank market for delivery on that day for one month U.S. dollar deposits of One Million Dollars ($1,000,000), where the term is used in respect of the LIBOR Adjusted Rate; provided that if for any reason Administrative Agent cannot determine such rate for any day, then LIBOR Rate for that day shall be the rate of interest per annum that is equal to the arithmetic mean of the rates appearing on the Bloomberg British Bankers Association LIBOR page as of 11:00 a.m., London time, on that date for the offering by such institutions as are named therein to prime banks in the Eurodollar interbank market in London, England, for delivery on that day of one month U.S. dollar deposits of One Million Dollars ($1,000,000).

“Default” shall mean an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

“Defaulting Party” shall have the meaning set forth in Section 28(b) hereof.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Due Date” shall mean the day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

“Due Diligence Cap” shall mean $20,000.

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“Due Diligence Costs” shall have the meaning set forth in Section 29 hereof.

“Due Diligence Review” shall mean the performance by Administrative Agent or Buyers of any or all of the reviews permitted under Section 29 hereof with respect to any or all of the Mortgage Loans, as desired by the Administrative Agent and Buyers from time to time.

“Effective Date” shall mean the date upon which the conditions precedent set forth in Section 3(a) shall have been satisfied.

“Electronic Tracking Agreement” shall mean an Electronic Tracking Agreement among Administrative Agent, Sellers, MERS and MERSCORP, Inc., to the extent applicable as the same may be amended from time to time.

“Eligible Mortgage Loan” shall mean a Purchased Mortgage Loan which complies with the representations and warranties set forth on Schedule 1 to this Repurchase Agreement.

“ERISA” shall, with respect to any Person, mean the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor thereto, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” shall, with respect to any Person, mean any Person which is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which such Person is a member, or (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which such Person is a member.

“Escrow Payments” shall mean, with respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

“Event of Default” shall have the meaning specified in Section 13.01 hereof.

“Event of ERISA Termination” shall mean, with respect to any Seller, (i) with respect to any Plan, a Reportable Event, as defined in Section 4043 of ERISA, as to which the PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, or (ii) the withdrawal of such Seller or any ERISA Affiliate thereof from a Plan during a plan year in which it is a substantial employer, as defined in Section 4001(a)(2) of ERISA, or (iii) the failure by such Seller or any ERISA Affiliate thereof to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA with respect to any Plan, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, or (iv) the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by such Seller or any ERISA Affiliate thereof to terminate any Plan, or (v) the adoption of an amendment to any Plan that, pursuant to

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Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if such Seller or any ERISA Affiliate thereof fails to timely provide security to the Plan in accordance with the provisions of said Sections, or (vi) the institution by the PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (vii) the receipt by such Seller or any ERISA Affiliate thereof of a notice from a Multiemployer Plan that action of the type described in the previous clause (vi) has been taken by the PBGC with respect to such Multiemployer Plan, or (viii) any event or circumstance exists which may reasonably be expected to constitute grounds for such Seller or any ERISA Affiliate thereof to incur liability under Title IV of ERISA or under Sections 412(c)(11) or 412(n) of the Code with respect to any Plan.

“Event of Insolvency” shall mean, for any Person:

(a)          that such Person or any Affiliate shall discontinue or abandon operation of its business; or

(b)           that such Person or any Affiliate shall fail to, or admit in writing its inability to, pay its debts as they become due; or

(c)          a proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of such Person or any Affiliate in an involuntary case under any applicable bankruptcy, insolvency, liquidation, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person or any Affiliate, or for any substantial part of its property, or for the winding-up or liquidation of its affairs and such proceeding shall not have been dismissed within sixty (60) days of its filing; or

(d)           the commencement by such Person or any Affiliate of a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or such Person’s or any Affiliate’s consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person, or for any substantial part of its property, or any general assignment for the benefit of creditors; or

(e)	that such Person or any Affiliate shall become insolvent; or

(f)           if such Person or any Affiliate is a corporation, such Person or any Affiliate, or any of their subsidiaries, shall take any corporate action in furtherance of, or the action of which would result in any of the actions set forth in the preceding clause (a), (b), (c), (d) or (e).

“Exception Report” shall have the meaning set forth in the Custodial Agreement.

“Excluded Taxes” shall have the meaning specified in Section 7(e) hereof.

USActive 5531664.18	-12-

“Expenses” shall mean all present and future expenses reasonably incurred by or on behalf of the Administrative Agent or Buyers in connection with this Repurchase Agreement or any of the other Repurchase Documents and any amendment, supplement or other modification or waiver related hereto or thereto, whether incurred heretofore or hereafter, which expenses shall include the cost of title, lien, judgment and other record searches; reasonable attorneys’ fees; and costs of preparing and recording any UCC financing statements or other filings necessary to perfect the security interest created hereby.

“Facility Fee” shall mean an amount equal to the product of (x) 0.125% per annum and (y) the Maximum Purchase Price, payable in accordance with Section 39(a) hereof.

“Fannie Mae” shall mean Fannie Mae, or any successor thereto.

“FDIA” shall have the meaning set forth in Section 33(c) hereof.

“FHA” shall mean the Federal Housing Administration, an agency within the United States Department of Housing and Urban Development, or any successor thereto, and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

“FHA Loan” shall mean a Mortgage Loan which is the subject of an FHA Mortgage Insurance Contract.

“FHA Mortgage Insurance” shall mean, mortgage insurance authorized under the National Housing Act, as amended from time to time, and provided by the FHA.

“FHA Mortgage Insurance Contract” shall mean the contractual obligation of the FHA respecting the insurance of a Mortgage Loan.

“FHA Regulations” shall mean the regulations promulgated by the Department of Housing and Urban Development under the National Housing Act, as amended from time to time and codified in 24 Code of Federal Regulations, and other Department of Housing and Urban Development issuances relating to FHA Loans, including the related handbooks, circulars, notices and mortgagee letters.

“FICO” shall mean Fair Isaac & Co., or any successor thereto.

“Fidelity Insurance” shall mean insurance coverage with respect to employee errors, omissions, dishonesty, forgery, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities) and computer fraud.

“Financial Statements” shall mean the consolidated financial statements of the Sellers prepared in accordance with GAAP for the year or other period then ended. Such financial statements will be audited, in the case of annual statements, by Ernst & Young LLP (or any of PricewaterhouseCoopers, Deloitte & Touche LLP or KPMG LLP as selected by the Sellers with respect to the Sellers) or such other independent certified public accountants approved by the Administrative Agent (which approval shall not be unreasonably withheld).

USActive 5531664.18	-13-

“Fitch” shall mean Fitch Ratings, Inc., or any successor thereto.

“Freddie Mac” shall mean Freddie Mac, or any successor thereto.

“Free Adjusted Balances Equivalent” shall mean, for each day of each calendar month (whether a whole or partial month), the lesser of:

(a)          the sum of (x) the daily average of the collected balances in all demand deposit accounts and non-interest bearing money market accounts maintained by Sellers (or maintained by an Affiliate of a Seller at such Seller’s request) with JPMorgan as a Buyer during that month (although no Seller nor any of its Affiliates shall have any obligation whatsoever to maintain any deposits with JPMorgan as a Buyer) less all amounts required and applied (or to be applied) (i) to satisfy reserve and deposit insurance requirements allocable to that month and (ii) to compensate JPMorgan as a Buyer for (1) services rendered to any Seller or any of its Affiliates for that month if and to the extent, if any, that such services are not separately billed and paid for, or (2) any agreed reductions for that month in interest, fees and other normal banking charges other than interest and fees that are part of the obligations to JPMorgan as a Buyer, with each element calculated in accordance with JPMorgan as a Buyer’s system of allocating reserve and deposit insurance requirements, charges for services and reductions in other normal banking charges, and as that system may be changed from time to time without notice plus (y) unless the subject calendar month is January (carryovers after a rolling three (3) month period and from one calendar year to the next are not permitted), an amount equal to such adjusted daily average collected balances for the immediately preceding calendar month (including any similarly unapplied adjusted balances carried over from a prior month or months) not applied to compensate JPMorgan as a Buyer for such services or agreed reductions incurred in such prior month; and

(b)          the daily average outstanding Purchase Price owed to JPMorgan as a Buyer of all Transactions outstanding during that month.

Administrative Agent’s determination of the Free Adjusted Balances Equivalent for any month shall be conclusive, absent manifest error.

“GAAP” shall mean generally accepted accounting principles in the United States of America, applied on a consistent basis and applied to both classification of items and amounts, and shall include, without limitation, the official interpretations thereof by the Financial Accounting Standards Board, its predecessors and successors. The requirement that such principles be applied on a consistent basis means that the accounting principles observed in a current period shall be comparable in all material respects to those applied in an earlier period, with the exception of changes in generally accepted accounting principles and changes in application to which the Sellers’ independent certified public accountants have agreed and which changes and their effects are summarized in the subject Sellers’ financial statements following such changes.

“Ginnie Mae” shall mean the Government National Mortgage Association and any successor thereto.

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“Governmental Authority” shall mean any nation or government, any state, county, municipality or other political subdivision thereof or any governmental body, agency, authority, department or commission (including, without limitation, any taxing authority) or any instrumentality or officer of any of the foregoing (including, without limitation, any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned by or controlled by the foregoing.

“Gross Margin” shall mean, with respect to each adjustable rate Mortgage Loan, the fixed percentage amount set forth in each related Mortgage Note which is added to the Index on each Interest Rate Adjustment Date in order to determine the related Mortgage Interest Rate for such Mortgage Loan.

“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“HELOC” shall mean a home equity revolving line of credit secured by a mortgage, deed of trust or other instrument creating a first or second lien on the related Mortgaged Property, which lien secures the related Credit Line Agreement, and which is underwritten in conformity with the Underwriting Guidelines.

“High Cost Mortgage Loan” shall mean a Mortgage Loan classified as (a) a “high cost” loan under the Home Ownership and Equity Protection Act of 1994 (b) a “high cost” or “covered” loan as defined in the then current S&P LEVELS Glossary Appendix E; or (c) a “high cost,” “threshold,” “covered,” “predatory,” or “unfair and deceptive” loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law, regulation or ordinance imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees).

“HUD” shall mean the Department of Housing and Urban Development.

“Income” shall mean, with respect to any Mortgage Loan at any time, any principal thereof then payable and all interest, dividends or other distributions payable thereon.

“Indebtedness” shall mean, with respect to any Person, without duplication: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such

USActive 5531664.18	-15-

Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (f) Indebtedness of others Guaranteed by such Person; (g) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; and (h) Indebtedness of general partnerships of which such Person is a general partner; and (i) Capital Lease Obligations of such Person.

“Indemnified Party” shall have the meaning specified in Section 15 hereof.

“Index” shall mean, with respect to each adjustable rate Mortgage Loan, the index as provided in the related Mortgage Note.

“Interest Rate Adjustment Date” shall mean the date on which an adjustment to the Mortgage Interest Rate with respect to each Mortgage Loan becomes effective.

“Interest Rate Protection Agreement” shall mean, with respect to any or all of the Mortgage Loans, any short sale of US Treasury Securities, or futures contract, or mortgage related security, or Eurodollar futures contract, or options related contract, or interest rate swap, cap or collar agreement or similar arrangements providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by a Seller in accordance with the Seller’s hedging policies and procedures.

“Jumbo Mortgage Loan” shall mean a first lien Mortgage Loan (including Construction to Permanent Mortgage Loans) which would satisfy the requirement for a Conforming Mortgage Loan or an Alt-A Mortgage Loan except for a principal balance greater than the maximum balance permitted by the Agencies but not more than $1,000,000.

“Late Payment Fee” shall have the meaning specified in Section 5(a) hereof.

“LIBOR Adjusted Rate” shall mean, on any day, a rate per annum equal to the lesser of:

(a)          the quotient of (x) the LIBOR Rate or the Daily Reset LIBOR Rate, as selected by the Sellers in the LIBOR Period Selection Confirmation, for that day divided by (y) 1.00 minus the LIBOR Reserve Requirement for one day loans; and

(b)	the Ceiling Rate for that day.

“LIBOR Period” shall mean a period of one month, two months or three months, as selected by the Sellers, commencing and including the immediately preceding Reset Date (or,

USActive 5531664.18	-16-

with respect to the first LIBOR Period for the Transaction, from and including the Purchase Date) to but excluding the following Reset Date of the immediately succeeding LIBOR Period, unless otherwise agreed to by the Buyers and the Sellers in writing. For the avoidance of doubt, if the Daily Reset LIBOR Rate is selected by the Sellers, then the LIBOR Period shall mean a period from one Business Day until the next Business Day.

“LIBOR Period Selection Confirmation” shall mean a confirmation of the LIBOR Period selected by the Sellers in the form of Exhibit P hereto.

“LIBOR Rate” shall mean, for any day during the applicable LIBOR Period, the rate of interest per annum that is equal to the rate per annum determined by Administrative Agent to be the average of the interest rates available to it in accordance with the then-existing practices in the interbank market in London, England at approximately 11:00 a.m. London time, as set forth on Telerate Page 3750, on the date that is two (2) Business Days prior to the first day of such LIBOR Period for the offering to Administrative Agent by leading dealers in such interbank market for delivery on that day of one (1) month, two (2) months or three (3) months as applicable, U.S. dollar deposits of One Million Dollars ($1,000,000), where the term is used in respect of the LIBOR Adjusted Rate; provided that if for any reason Administrative Agent cannot determine such rate for any day, then LIBOR Rate for that day shall be the rate of interest per annum that is equal to the arithmetic mean of the rates appearing on the Bloomberg British Bankers Association LIBOR page as of 11:00 a.m., London time, on the day prior to the date for the offering by such institutions as are named therein to prime banks in the Eurodollar interbank market in London, England, for delivery on that day of one (1) month, two (2) months or three (3) months as applicable, U.S. dollar deposits of One Million Dollars ($1,000,000).

“LIBOR Reserve Requirement” shall mean, for any day, the stated maximum rate (expressed as a decimal fraction) for all reserves required to be maintained for that day or during that period (including basic, supplemental, marginal and emergency reserves) against “eurocurrency liabilities”, as defined in Regulation D, all as specified by any Governmental Authority, including those imposed under Regulation D. Each determination of the LIBOR Reserve Requirements by Administrative Agent may be computed using any reasonable method and, absent manifest error, shall be conclusive and binding.

“Lien” shall mean any lien, claim, charge, restriction, pledge, security interest, mortgage, deed of trust or other encumbrance.

“Loan” shall have the meaning set forth in the Loan Agreement.

“Loan Agreement” shall mean that certain Loan and Security Agreement, dated as of a date certain, among the Administrative Agent, the Sellers and the various Lenders (as defined therein) thereto, as amended from time to time.

“Loan Document Termination” shall have the meaning set forth in Section 8 hereof.

“Loan Documents” shall have the meaning set forth in the Loan Agreement.

“Loan Rights” shall have the meaning set forth in Section 8 hereof.

USActive 5531664.18	-17-

“Loan to Value Ratio” or “LTV” shall mean, with respect to any Mortgage Loan, the principal balance of such Mortgage Loan as of the applicable date of determination divided by (a) in the case of a purchase, the lesser of the sale price of the Mortgaged Property or its Appraised Value at the time of sale or (b) in the case of a refinancing or modification, the Appraised Value of the Mortgaged Property at the time of the refinancing or modification.

“Manufactured Home” shall mean a manufactured home, including all accessions thereto, that is legally classified as real property under applicable state law.

“Manufactured Home Loan” shall mean a Mortgage Loan (a) secured by property upon which the primary dwelling is a Manufactured Home, (b) underwritten in accordance with the Underwriting Guidelines; and (c) eligible for purchase by an Agency.

“Mark-to-Market” shall have the meaning specified in Section 4(a) hereof.

“Margin Deficit” shall have the meaning specified in Section 4(a).

“Margin Excess” shall have the meaning specified in Section 4(e).

“Market Value” shall mean, as of any date with respect to any Purchased Mortgage Loan, the price at which such Mortgage Loan could readily be sold as determined by the Administrative Agent in its sole discretion. The Market Value of any Purchased Mortgage Loan will be determined by the Administrative Agent in its sole good faith discretion, taking into account customary factors such as market conditions, interest rates and other factors deemed appropriate by the Administrative Agent.

Any such determination by the Administrative Agent of Market Value hereunder shall be conclusive and binding upon the parties, absent manifest error on the part of the Administrative Agent.

“Material Adverse Effect” shall mean a material adverse effect on (a) the Property, business, operations, financial condition or prospects of any Seller or any Affiliate thereof, (b) the ability of either Seller or any Affiliate thereof to perform its obligations under any of the Repurchase Documents to which it is a party, (c) the validity or enforceability of any of the Repurchase Documents or (d) the rights and remedies of the Administrative Agent or Buyers under any of the Repurchase Documents.

“Maximum Purchase Price” shall mean FIVE HUNDRED MILLION DOLLARS ($500,000,000). Subject to the terms hereof, the Maximum Purchase Price may increase in accordance with the terms of Section 3(e) hereof.

“MBS” shall mean collateralized mortgage obligations and other mortgage-backed securities.

“MERS” shall mean Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

USActive 5531664.18	-18-

“MERS Mortgage Loan” shall mean any Purchased Mortgage Loan registered with MERS on the MERS System.

“MERS System” shall mean the system of recording transfers of mortgages electronically maintained by MERS.

“Monthly Payment” shall mean the scheduled monthly payment of principal and/or interest on a Mortgage Loan.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successors thereto.

“Mortgage” shall mean each mortgage, assignment of rents, security agreement and fixture filing, deed of trust, deed to secure debt, or similar instrument creating and evidencing a lien on real property and other property and rights incidental thereto.

“Mortgage File” shall have the meaning set forth in the Custodial Agreement.

“Mortgage Interest Rate” shall mean the rate of interest borne on a Mortgage Loan from time to time in accordance with the terms of the related Mortgage Note.

“Mortgage Interest Rate Cap” shall mean, with respect to each adjustable rate Mortgage Loan, the maximum Mortgage Interest Rate which shall be as permitted in accordance with the provisions of the related Mortgage Note.

“Mortgage Loan” shall mean any first or second lien, one-to-four-family residential mortgage loan evidenced by a Mortgage Note and secured by a Mortgage, which Mortgage Loan is subject to a Transaction hereunder, which in no event shall include any mortgage loan which (a) is subject to Section 226.32 of Regulation Z or any similar state or local law (relating to high interest rate credit/lending transactions), (b) includes any single premium credit life or accident and health insurance or disability insurance, or (c) is a High Cost Mortgage Loan.

“Mortgage Loan Schedule” shall mean with respect to any Transaction as of any date, a mortgage loan schedule in the form of a computer tape or other electronic medium generated by a Seller and delivered to Administrative Agent and the Custodian, which provides information (including, without limitation, the information set forth on Exhibit J attached hereto) relating to the Purchased Mortgage Loans in a format acceptable to the Administrative Agent.

“Mortgage Note” shall mean the promissory note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

“Mortgaged Property” shall mean the real property securing repayment of the debt evidenced by a Mortgage Note.

“Mortgagor” shall mean the obligor or obligors on a Mortgage Note, including any Person who has assumed or guaranteed the obligations of the obligor thereunder.

USActive 5531664.18	-19-

“Multiemployer Plan” shall mean, with respect to any Person, a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding five years contributed to by any Seller or any ERISA Affiliate thereof on behalf of its employees and which is covered by Title IV of ERISA.

“Net Income” shall mean, for any Person for any period, the net income of such Person for such period as determined in accordance with GAAP.

“Nondefaulting Party” shall have the meaning set forth in Section 28(b) hereof.

“Non-Excluded Taxes” shall have the meaning set forth in Section 7(a) hereof.

“Non-Exempt Buyer” shall have the meaning specified in Section 7(e) hereof.

“Non-Owner Occupied Mortgage Loan” shall mean a Mortgage Loan whereby the Mortgagor does not occupy the related Mortgaged Property as its primary residence and (other than Non-Owner Occupied Second Lien Mortgage Loans) has an LTV of no greater than 90%.

“Non-Owner Occupied Second Lien Mortgage Loan” shall mean a Non-Owner Occupied Mortgage Loan that is secured by a second lien on the related Mortgaged Property and has a CLTV of no greater than 95%.

“Non-Performing Mortgage Loan” shall mean other than an Underperforming Mortgage Loan (a) any Mortgage Loan as to which any Monthly Payment, or part thereof, remains unpaid for 30 days or more from the original Due Date for such Monthly Payment; (b) any Mortgage Loan with respect to which the related Mortgagor is in bankruptcy or (c) any Mortgage Loan with respect to which the related Mortgaged Property has been converted to REO Property or is in foreclosure.

“Non-Recourse Debt” shall mean Indebtedness under (a) a credit or repurchase facility payable solely from the assets sold or pledged to secure such facility and (b) an MBS payable solely from the assets evidenced by or pledged to secure such MBS, under which facility or MBS no purchaser or creditor has recourse to either Seller or any of their Subsidiaries if such assets are inadequate or unavailable to pay off such credit or repurchase facility, and neither Seller nor any of their Subsidiaries effectively has any obligation to directly or indirectly pay any such deficiency.

“Obligations” shall mean (a) any amounts due and payable by the Sellers to Administrative Agent and/or Buyers in connection with a Transaction hereunder, together with interest thereon (including interest which would be payable as post-petition interest in connection with any bankruptcy or similar proceeding) and all other fees or expenses which are payable hereunder or under any of the Repurchase Documents and (b) all other obligations or amounts due and payable by the Sellers under the Loan Documents.

“OFAC” shall have the meaning set forth in Section 11(ff) hereof.

“Operating Account” shall mean the account referred to in section 9(b) hereof.

USActive 5531664.18	-20-

“Option ARM” shall mean an adjustable rate first lien mortgage with flexible payment options which combine several of the features described below in clauses (a)(i) through (a)(iv) and permit the borrower to elect whether to make a monthly payment sufficient to pay accrued interest and amortize the principal balance, make an interest-only payment or make a minimum payment that may be insufficient to pay accrued interest (with the unpaid interest added to the principal balance of the loan) and which

(a)          is underwritten in accordance with the Underwriting Guidelines and may include the following:

(i)           mortgage loans whose interest rate adjusts on the basis of a variable index plus a margin, with the initial adjustment occurring after a specified period of time from origination of the related mortgage loan and adjustments occurring periodically at specified intervals thereafter; these loans may or may not have a low introductory interest rate;

(ii)          mortgage loans whose interest rate is fixed for the initial period specified in the related mortgage note, and thereafter adjusts periodically based on the related index plus a margin;

(iii)        mortgage loans which provide for payment of interest at the related mortgage interest rate, but no payment of principal, for the period specified in the related mortgage note; thereafter, the monthly payment is increased to an amount sufficient to amortize the principal balance of the mortgage loan over the remaining term and to pay interest at the applicable mortgage interest rate; and

(iv)         mortgage loans which may have a low introductory interest rate, and thereafter have a mortgage interest rate which adjusts periodically based on the related index plus a margin; however, the borrower is only required to make a minimum monthly payment which may not be sufficient to pay the monthly interest accrued, resulting in an increase to the principal balance of the mortgage loan by the amount of unpaid interest;

(b)	has a FICO score of at least 660;
(c)	has an LTV of no greater than 95%; and
(d)	is subject to a Takeout Commitment.

“Other Taxes” shall have the meaning set forth in Section 7(b) hereof.

“Payment Account” shall mean each of the Seller’s non-interest bearing demand checking account, for HB Corp. 730141280 and for HMC 730141298, to be maintained with Administrative Agent and to be used for (a) the Administrative Agent’s deposits of the Purchase Price to the Sellers and payments constituting the proceeds of principal from any Purchased Mortgage Loan (other than regular principal and interest payments on the Purchased Mortgage Loan); (b) the Administrative Agent’s deposits of principal and interest payments for the Repurchase Price received from a Seller or for a Seller’s account and (c) only if and when (i) no Default has occurred unless it has been either cured by the Sellers or waived in writing by the

USActive 5531664.18	-21-

Administrative Agent and (ii) no Event of Default has occurred unless the Administrative Agent has declared in writing that it has been cured or waived, the Administrative Agent’s transfer to the Operating Account of (x) the Purchase Price and (y) proceeds from a Takeout Investor in excess of the Purchase Price. The Payment Account is (and shall continuously be) part of the Repurchase Assets. The Payment Account shall be subject to setoff by the Administrative Agent for the benefit of the Administrative Agent and any Buyer. The Payment Account shall be a controlled account from which the Sellers shall have no right to directly withdraw funds, but instead such funds may be withdrawn or paid out only against the order of a designee of the Administrative Agent, although under the circumstances described in clause (c) of the first sentence of this definition and subject to the conditions specified in that clause, the Administrative Agent shall use diligent and reasonable efforts to cause proceeds from a Takeout Investor in excess of the Purchase Price that are received as therein described and that are deposited to the Payment Account before 1:00 p.m. (Central Time) on a Business Day to be transferred to the Operating Account on that same Business Day, but in any event no later than the next Business Day.

“Payment Date” shall mean the fifteenth (15th) day of each month, or if such date is not a Business Day, the next Business Day.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Periodic Advance Repurchase Payment” shall have the meaning specified in Section 5(a).

“Permitted Debt” shall have the meaning specified in Section 12(dd).

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).

“Plan” shall mean, with respect to any Person, any employee benefit or similar plan that is or was at any time during the current year or immediately preceding five years established or maintained by such Person or any ERISA Affiliate thereof and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

“PMI Policy” shall mean a policy of primary mortgage guaranty insurance issued by a Qualified Insurer, as required by this Repurchase Agreement with respect to certain Mortgage Loans.

“Post-Default Rate” shall mean a rate equal to the lesser of (a) the sum of (i) the Pricing Rate and (ii) three percent (3.00%); and (b) the Ceiling Rate for that day.

“Price Differential” shall mean, with respect to any Transaction hereunder as of any date, the aggregate amount obtained by daily application of the Pricing Rate (or, during the continuation of an Event of Default, by daily application of the Post-Default Rate) for such Transaction to the Purchase Price for such Transaction on a 360 day per year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such

USActive 5531664.18	-22-

Transaction and ending on (but excluding) the Repurchase Date (reduced by any amount of such Price Differential previously paid by the Sellers to Administrative Agent for the benefit of the Buyers with respect to such Transaction).

“Pricing Rate” shall mean:

(a)          with respect to Transactions up to and including the Free Adjusted Balances Equivalent, a rate per annum equal to the Pricing Spread; and

(b)          with respect to Transactions exceeding the Free Adjusted Balances Equivalent, a rate per annum equal to:

(i)	the sum of the LIBOR Adjusted Rate plus
(ii)	the applicable Pricing Spread.

For purposes of this Repurchase Agreement, the Pricing Rate set forth in clause (a) of this definition will be allocated first to the Purchase Price owed to JPMorgan as Buyer up to and including the Free Adjusted Balances Equivalent based on the date on which the related Transaction becomes subject to this Repurchase Agreement, commencing from the earliest date to the most recent date. To the extent that there is availability under the Available Purchase Price, but the portion of the Purchase Price of Mortgage Loans proposed by the Sellers for purchase by JPMorgan as Buyer would otherwise exceed the Free Adjusted Balances Equivalent, then to the extent that such Free Adjusted Balances Equivalent would be exceeded, the Pricing Rate set forth in clause (b) of this definition shall be applied. For the avoidance of doubt, the Pricing Rate set forth in clause (a) of this definition shall only apply to the portion of the Purchase Price the Sellers owe to JPMorgan as Buyer from time to time, as determined by the Administrative Agent and the priority of payments shall be allocated in accordance with the provisions of the Administration Agreement and furthermore in no event shall the Pricing Rate set forth in clause (a) of this definition apply to any Purchase Price the Sellers owe to any other Buyers. Each calculation by the Administrative Agent of the amount of the Pricing Rate shall be conclusive absent manifest error.

“Pricing Spread” shall mean, so long as no Event of Default has occurred and is then continuing with respect to Transactions:

(a)          the subject of which are Conforming Mortgage Loans, First lien Alt-A Mortgage Loans, Jumbo Mortgage Loans or Super Jumbo Mortgage Loans, 1.00%;

(b)          the subject of which are Prime Second Lien Mortgage Loans, Alt-A Second Lien Mortgage Loans, HELOCS or Option ARMs, 1.20%;

(c)          the subject of which are Construction to Permanent Mortgage Loans, Residential Lot Loans or Underperforming Mortgage Loans, 1.40%;

(d)	the subject of which are Subprime Mortgage Loans, 1.50%; and

USActive 5531664.18	-23-

(e)          the subject of which are Swing Line Transactions (as defined in the Administration Agreement), 1.00%.

The Administrative Agent’s calculations with respect thereto shall be conclusive absent manifest error.

“Prime Second Lien Mortgage Loan” shall mean a Mortgage Loan that is secured by a second lien on the related Mortgaged Property which would otherwise satisfy the criteria for a Conforming Mortgage Loan except for its lien position.

“Prohibited Person” shall have the meaning set forth in Section 11(ff) hereof.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“PUHC Act” shall mean the Public Utility Holding Company Act of 1935, as amended.

“Purchase Date” shall mean the date on which Purchased Mortgage Loans are transferred by a Seller to Administrative Agent for the benefit of the Buyers.

“Purchase Price” shall mean the aggregate Asset Value of the Purchased Mortgage Loans on the Purchase Date, and thereafter, such Purchase Price shall be decreased by the amount without duplication, of any cash (other than payments of Price Differential), Income and any amounts paid in respect of a Margin Deficit actually received by Administrative Agent for the benefit of the Buyers pursuant to Section 5 or applied to reduce the Sellers’ obligations under Section 4(a) hereof.

“Purchase Price Decrease” shall have the meaning specified in Section 3(d)(iii).

“Purchase Price Decrease Notice” shall have the meaning specified in Section 3(d)(iii).

“Purchase Price Percentage” shall mean:

(a)          with respect to Mortgage Loans which are Conforming Mortgage Loans, first lien Alt-A Mortgage Loans or Jumbo Mortgage Loans, 98%;

(b)          with respect to Mortgage Loans which are Super Jumbo Mortgage Loans or Subprime Loans, 97%;

(c)          with respect to Mortgage Loans which are Prime Second Lien Mortgage Loans, Alt-A Second Lien Mortgage Loans, Option ARMS or HELOCS, 95%;

(d)          with respect to Mortgage Loans which are Construction to Permanent Mortgage Loans, 93%;

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(e)          with respect to Mortgage Loans which are Non-Owner Occupied Second Lien Mortgage Loans with an LTV greater than 80%, 85%;

(f)           with respect to Mortgage Loans which are Underperforming Mortgage Loans, 70%;

(g)	with respect to Mortgage Loans which are Residential Lot Loans, 65%.

Where a Mortgage Loan may qualify for two or more Purchase Price Percentages hereunder, unless otherwise expressly agreed to by the Administrative Agent in writing, such Mortgage Loan shall be assigned the lower Purchase Price Percentage, as applicable.

“Purchased Mortgage Loans” shall mean the Mortgage Loans sold by a Seller to Administrative Agent for the benefit of the Buyers in a Transaction, and any Additional Purchased Mortgage Loans as evidenced by a Confirmation Agreement.

“Purchased Mortgage Loan Report” shall mean a report, delivered with each Transaction Request or upon the request of the Administrative Agent, including a Mortgage Loan Schedule, setting forth information with respect to the Purchased Mortgage Loans (and Mortgage Loans proposed to be the subject of a Transaction on the related Purchase Date, if applicable) in the form of Exhibit K.

“Qualified Insurer” shall mean a mortgage guaranty insurance company duly authorized and licensed where required by law to transact mortgage guaranty insurance business and acceptable under the Underwriting Guidelines.

“Qualified Subordinated Debt” shall mean Indebtedness (including all junior subordinated debentures and guaranties related to the issuance of trust preferred securities by any Capital Trust Entity) of any Seller to any Person (i) the papers evidencing, securing, governing or otherwise related to which Indebtedness impose covenants and conditions on the debtor under them that are no more restrictive or onerous than the covenants and conditions imposed on any Seller, as applicable, under this Repurchase Agreement, (ii) that is subordinated to the Obligations pursuant to a currently effective indenture or other agreement containing subordination language substantially in the form of Exhibit O (except that Qualified Subordinated Debt listed on Schedule IV will not contain provision 15.7 of Exhibit O) and (iii) the principal of which is not due and payable until six (6) months or more after the Termination Date. For purposes of this definition and the agreements that constitute Qualified Subordinated Debt, this Agreement shall be deemed debt for borrowed money notwithstanding its documentation as a repurchase agreement as further described in Section 33 hereof.

“Qualified Trust Preferred Securities” means trust preferred securities, including all junior subordinated debentures and guaranties related to the issuance of such trust preferred securities, issued by a Capital Trust Entity, provided such issued securities, debentures and guaranties qualify as Qualified Subordinated Debt.

“Rating Agency” shall mean any of S&P, Moody’s or Fitch.

“Register” shall have the meaning specified in Section 22 hereof.

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“Regulation D” shall mean Regulation D promulgated by the Board of Governors of the Federal Reserve System (or any successor), 12 C.F.R. Part 204, or any other regulation when promulgated to replace the prior Regulation D and having substantially the same function.

“Regulations T, U and X” shall mean Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“Regulation Z” shall mean Regulation Z promulgated by the Board of Governors of the Federal Reserve System (or any successor), 12 C.F.R. Part 226, as the same may be modified and supplemented and in effect from time to time.

“REIT” shall mean a real estate investment trust, as defined in Section 856 of the Code, as may be amended from time to time.

“REIT Asset” shall mean any asset as defined in Section 856 of the Code, as may be amended from time to time.

“REIT Distribution Requirement” means distributions reasonably necessary for HB Corp. to maintain its status as a REIT and not be subject to corporate level tax based on income or to excise tax under Section 4981 of the Code.

“REO Property” shall mean real property acquired by either Seller, including a Mortgaged Property acquired through foreclosure of a Mortgage Loan or by deed in lieu of such foreclosure.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .21, .22, .24, .26, .27 or .28 of PBGC Reg. § 4043.

“Repurchase Agreement” shall mean this Master Repurchase Agreement between Administrative Agent, Buyers and the Sellers, dated as of the date hereof as the same may be further amended, supplemented or otherwise modified in accordance with the terms hereof.

“Repurchase Assets” shall have the meaning provided in Section 8 hereof.

“Repurchase Date” shall mean the date on which the Sellers are to repurchase the Purchased Mortgage Loans subject to a Transaction from Administrative Agent for the benefit of the Buyers on the earlier of (i) a date requested pursuant to Section 3(d) or (ii) the Termination Date, including any date determined by application of the provisions of Sections 3 or 14.

“Repurchase Documents” shall mean this Repurchase Agreement, the Custodial Agreement, the Servicer Notice, the Electronic Tracking Agreement, the Administration Agreement and any subordination provisions substantially in the form of Exhibit O hereto contained in any indenture or other agreement.

“Repurchase Price” shall mean the price at which Purchased Mortgage Loans are to be transferred from the Administrative Agent on behalf of the Buyers to the Sellers upon

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termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the outstanding Purchase Price and the accrued and unpaid Price Differential as of the date of such determination.

“Repurchase Request” shall mean a written request from a Seller to the Administrative Agent, substantially in the form of Exhibit M hereto, to repurchase a Purchased Mortgage Loan.

“Requirement of Law” shall mean as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule, regulation, procedure or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reset Date” shall mean for each LIBOR Period, the last Business Day of such LIBOR Period.

“Residential Lot Loan” shall mean a Construction to Permanent Mortgage Loan (a) to finance the residential lot upon which improvements are intended to be constructed; (b) with an LTV of not more than 90%; (c) with a final stated maturity of twelve months from origination and (d) whose Mortgagor is eligible for a permanent Mortgage Loan from the relevant Seller, subject to receipt of an acceptable sales contract, builder approval documentation, construction plans and specifications, an “as-constructed” Appraisal and, if applicable, updated Mortgagor credit documentation.

“S&P” shall mean Standard & Poor’s Ratings Services, or any successor thereto.

“Seasoned Mortgage Loan” shall mean a Mortgage Loan with an origination date greater than sixty (60) days but no more than one hundred and twenty (120) days prior to the related Purchase Date.

“SEC” shall mean the Securities and Exchange Commission.

“Second Lien Mortgage Loan” shall mean an Alt-A Second Lien Mortgage Loan, a Prime Second Lien Mortgage Loan, HELOCs or a Subprime Second Lien Mortgage Loan.

“Section 7 Certificate” shall have the meaning specified in Section 7(e)(ii) hereof.

“Securities Exchange Act of 1934” or “1934 Act” shall have the meaning set forth in Section 34(a) hereof.

“Securities Investor Protection Act of 1970” or “SIPA” shall have the meaning set forth in Section 34(a) hereof.

“Seller” shall mean each of HomeBanc Corp. and HomeBanc Mortgage Corporation and/or any successor in interest thereto.

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“Serviced Mortgage Loans” means all Mortgage Loans serviced or required to be serviced by a Seller under any Servicing Agreement, irrespective of whether the actual servicing is done by another Person (a subservicer) retained by the Seller for that purpose.

“Servicer” shall mean the HMC, or any successor or permitted assigns or any other Person approved by Administrative Agent in writing (which approval shall not be unreasonably withheld).

“Servicer Notice” shall mean the notice acknowledged by the Servicer (when the Servicer is not the Seller) substantially in the form of Exhibit N hereto.

“Servicing Agreement” shall mean a servicing agreement between one or both of the Sellers and Servicer, as the same may be amended from time to time.

“Servicing Rights” shall mean all of the Sellers’ rights and interests under any Servicing Agreement, including the rights to (i) service the Serviced Mortgage Loans that are the subject matter of such Servicing Agreement and (ii) be compensated, directly or indirectly, for doing so.

“Single-Employer Plan” shall mean a single-employer plan as defined in Section 4001(a)(15) of ERISA which is subject to the provisions of Title IV of ERISA.

“Statement Date” shall have the meaning set forth in Section 11(g) hereof.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Subprime Mortgage Loan” shall mean a Mortgage Loan (a) originated in accordance with the Underwriting Guidelines for subprime Mortgage Loans; and (b) with a FICO score of at least 500 and no greater than 620.

“Subprime Second Lien Mortgage Loan” shall mean a Subprime Mortgage Loan (a) secured by a second lien on the related Mortgaged Property and (b) with a FICO score of at least 500 and no greater than 620.

“Super Jumbo Mortgage Loan” shall mean a Mortgage Loan that otherwise satisfies the definition of Jumbo Mortgage Loan, but has an unpaid principal balance in excess of $1,000,000 but not greater than $2,500,000.

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“Takeout Commitment” shall mean a commitment of a Seller to sell one or more Mortgage Loans to a Takeout Investor, and the corresponding Takeout Investor’s commitment back to such Seller to effectuate the foregoing.

“Takeout Investor” shall mean any institution listed on Exhibit L hereto which has made a Takeout Commitment and has been approved by Administrative Agent.

“Taxes” shall have the meaning set forth in Section 7(a) hereof.

“Termination Date” shall mean the date which is 364 days from the date hereof which shall be October 30, 2007.

“Termination Event” shall have the meaning set forth in Section 13.02.

“Total Adjusted Liabilities” shall mean all liabilities of either Seller and their respective consolidated Subsidiaries including Non-Recourse Debt and all contingent liabilities and obligations (including recourse servicing, recourse sale and other recourse obligations, and guarantee, indemnity and mortgage loan repurchase obligations); all as, in accordance with GAAP, are reflected on a Seller’s consolidated balance sheet, as applicable; but in all cases excluding Qualified Subordinated Debt.

“Total Recourse Liabilities” shall mean Total Adjusted Liabilities minus Non-Recourse Debt.

“Transaction” has the meaning specified in Section 1.

“Transaction Request” shall mean a request from a Seller to Administrative Agent, substantially in the form of Exhibit A hereto, to enter into a Transaction.

“Underperforming Mortgage Loan” shall mean a Mortgage Loan (a) which (i) is repurchased by the Sellers from a Takeout Investor as a result of (A) a breach of representations and warranties under the agreed upon terms in which the claimed breach is not a result of fraud or material misrepresentation of fact by any party to the Mortgage Loan or consumer credit law violation, or (B) is an early payment default repurchase obligation or (C) exceeding the applicable aging limitations and (ii) where the claimed breach or early payment default is expressly identified to the Administrative Agent in writing, (b) which was rejected for purchase by a Takeout Investor or (c) which is more than 30 days but less than 90 days delinquent. In addition to the foregoing, in no event will a Underperforming Mortgage Loan be subject to a Transaction hereunder as a “Underperforming Mortgage Loan” if there is a breach of representation and warranty in respect of such Underperforming Mortgage Loan other than the breach identified in writing to the Buyer pursuant to subclause (ii) of this definition.

“Underwriting Guidelines” shall mean the underwriting guidelines of the Sellers, attached hereto as Exhibit E, as such underwriting guidelines may be amended from time to time in conformity with the terms of this Repurchase Agreement.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory

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provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Repurchase Assets or the continuation, renewal or enforcement thereof is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

“VA” shall mean the U.S. Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Secretary of Veterans Affairs.

“VA Approved Lender” shall mean a lender which is approved by the VA to act as a lender in connection with the origination of VA Loans.

“VA Loan” shall mean a Mortgage Loan which is subject of a VA Loan Guaranty Agreement as evidenced by a loan guaranty certificate, or a Mortgage Loan which is a vender loan sold by the VA.

“VA Loan Guaranty Agreement” shall mean the obligation of the United States to pay a specific percentage of a Mortgage Loan (subject to a maximum amount) upon default of the Mortgagor pursuant to the Servicemen’s Readjustment Act, as amended.

“Wet-Ink Mortgage Loan” shall mean an Eligible Mortgage Loan (other than a Construction to Permanent Mortgage Loan) (a) that has been closed and funded; (b) for which the complete Mortgage File is in the possession of a Seller, the Sellers’ Servicer, a title agent, or a closing attorney and (c)  for which the complete Mortgage File shall be delivered to the Custodian on or prior to the seventh (7th) Business Day after the related Purchase Date.

Section 3.        Initiation; Termination. (a)  Conditions Precedent to Initial Transaction. Administrative Agent’s obligation to enter into the initial Transaction hereunder, for the benefit of the Buyers, is subject to the satisfaction, immediately prior to or concurrently with the making of such Transaction, of the condition precedent that Administrative Agent shall have received from the Sellers any fees and expenses payable hereunder, and all of the following documents, each of which shall be satisfactory to Administrative Agent, Buyers and their counsel in form and substance:

(i)    Documents. The Repurchase Documents shall be duly executed by the parties thereto and delivered to the Administrative Agent;

(ii)   Opinions of Counsel. An opinion or opinions of outside counsel to the Sellers, substantially in the form of Exhibit B or such other form reasonably acceptable to the Administrative Agent;

(iii) Organizational Documents. A certificate of corporate existence of each Seller delivered to Administrative Agent prior to the Effective Date (or if unavailable, as soon as available thereafter) and an officer’s certificate substantially in the form of Exhibit F or such other form reasonably acceptable to the Administrative Agent including certified copies of the articles of incorporation, by-laws, resolutions and incumbency (or equivalent documents) of such Seller and of all corporate or other authority for such

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Seller with respect to the execution, delivery and performance of the Repurchase Documents and each other document to be delivered by such Seller from time to time in connection herewith;

(iv) Security Interest. Evidence that all other actions necessary or, in the opinion of Administrative Agent, desirable to perfect and protect Administrative Agent’s and Buyer’s interest in the Purchased Mortgage Loans and other Repurchase Assets have been taken, including, without limitation, UCC searches and duly authorized and filed Uniform Commercial Code financing statements on Form UCC-1;

(v)   Underwriting Guidelines. A true and correct copy of the Underwriting Guidelines to be attached as Exhibit E;

(vi) Insurance. Evidence that Sellers have added Administrative Agent as agent for the Buyers as an additional loss payee under their Fidelity Insurance and copies thereof;

(vii)  Tax Identification Number. Tax identification numbers for each Seller, to be listed on Exhibit C; and

(viii)               Other Documents. Such other documents as Administrative Agent may reasonably request, in form and substance reasonably acceptable to Administrative Agent.

(b)          Conditions Precedent to all Transactions. Administrative Agent’s obligation to enter into each Transaction, for the benefit of Buyers, (including the initial Transaction) is subject to the satisfaction of the following further conditions precedent, both immediately prior to entering into such Transaction and also after giving effect thereto to the intended use thereof:

(i)    No Termination Event, Default or Event of Default shall have occurred and be continuing under the Repurchase Documents;

(ii)  Both immediately prior to the Transaction and also after giving effect thereto and to the intended use thereof, the representations and warranties made by each Seller in Section 11 hereof, shall be true, correct and complete in all material respects on and as of such Purchase Date with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(iii) The amount requested in the Transaction Request does not exceed the Available Purchase Price;

(iv) After giving effect to the requested Transaction, the Asset Value of all Purchased Mortgage Loans that have not been repurchased is not less than the aggregate Repurchase Price for such Transactions;

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(v)   Subject to the Administrative Agent’s and each Buyer’s right to perform one or more Due Diligence Reviews pursuant to Section 29 hereof, the Administrative Agent and each Buyer shall have completed its due diligence review of the Mortgage Loans for each Purchased Mortgage Loan, and such other documents, records, agreements, instruments, mortgaged properties or information relating to such Purchased Mortgage Loan as the Administrative Agent and each Buyer in its sole discretion deems appropriate to review and such review shall be satisfactory to the Administrative Agent and each Buyer in its sole discretion;

(vi) On or prior to 10:00 a.m. (Central Time) on the related Purchase Date, Sellers shall have delivered to the Administrative Agent (a) a Transaction Request, (b) Mortgage Loan Schedule and (c) a Purchased Mortgage Loan Report. With respect to Wet-Ink Mortgage Loans delivered electronically, the Sellers shall deliver a Mortgage Loan Schedule by 11:00 a.m. (Central time);

(vii)  The Sellers shall have delivered to the Custodian (A) the Mortgage File with respect to each Purchased Mortgage Loan (other than a Wet-Ink Mortgage Loan) and (B) the Confirmation Agreement;

(viii)               With respect to each Wet-Ink Mortgage Loan, on the seventh (7th) Business Day following the applicable Purchase Date and in accordance with the terms of the Custodial Agreement, the Sellers shall deliver to the Custodian the Mortgage File;

(ix) The Administrative Agent shall have received all fees and expenses of counsel to the Administrative Agent as contemplated by Sections 15(b), 29 and 40 which amount, at the Administrative Agent’s option, may be withheld from any Transaction hereunder;

(x)   To the extent Sellers are selling Mortgage Loans which are registered on the MERS® System, the Sellers shall have delivered an Electronic Tracking Agreement entered into, duly executed and delivered by the parties thereto (including, the Administrative Agent) and being in full force and effect, free of any modification, breach or waiver;

(xi) Each Transaction Request delivered by Sellers hereunder shall constitute a certification by Sellers that all the conditions set forth in this Section 3(b) have been satisfied (both as of the date of such notice or request and as of the date of such purchase);

(xii)  Upon request, the Administrative Agent shall have received from outside counsel to the Sellers an updated favorable opinion or opinions, in form and substance satisfactory to the Administrative Agent, covering and updating such matters that were originally addressed in the initial opinion issued and which the Administrative Agent in good faith deems appropriate to update;

(xiii)               the Administrative Agent shall have accepted any material changes to the Underwriting Guidelines which affect the eligibility of a Mortgage Loan or a Purchased Mortgage Loan hereunder; and

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(xiv)               The Sellers shall have selected the LIBOR Period for any portion of the Transactions that, in the absence of such a selection or in the case of Swing Line Transactions (as defined in the Administration Agreement) would bear interest at the Daily Reset LIBOR Rate, as follows; provided that the Sellers may not have more than eight (8) LIBOR Periods with respect to outstanding Transactions at any given time:

(A)         In order to select the LIBOR Period, the Sellers shall give Administrative Agent telephonic notice not later than 10:00 AM on the effective date for which such LIBOR Period is being selected, specifying:

(1)	the Business Day when the selection is to become effective; and

(2)          the Purchase Price of the Transactions for which the selection is being made;

(B)         Sellers shall confirm the telephonic notice in writing by not later than the close of business on the same day, by forwarding to Administrative Agent a completed and signed LIBOR Period Selection Confirmation in the form of Exhibit P. Confirmation shall be made by telecopy and an original signed by an Authorized Representative shall be mailed the same day.

(c)	Initiation.

(i)    Each Seller shall deliver a Transaction Request to the Administrative Agent on or prior to 10:00 a.m. (Central time) or 11:00 a.m. (Central Time) with respect to Wet-Ink Mortgage Loans delivered electronically, in each case, on the date Seller wishes to enter into a Transaction. Such Transaction Request shall include a Purchased Mortgage Loan Report and a Mortgage Loan Schedule (which shall also be delivered via facsimile to Administrative Agent’s Mortgage Banking Warehouse Services Division).

(ii)  The Repurchase Date for each Transaction shall not be later than the date which is 364 days after the related Purchase Date.

(iii) In no event shall a Transaction be entered into when the Repurchase Date for such Transaction would be later than the Termination Date.

(iv) The Sellers shall deliver to the Custodian the Mortgage File pertaining to each Eligible Mortgage Loan in accordance with the terms of the Custodial Agreement.

(v)   Subject to the provisions of this Section 3, the Purchase Price will then be made available to the Sellers by the Administrative Agent on behalf of the Buyers, by transferring, via wire transfer, in the aggregate amount of such Purchase Price in funds immediately available.

(d)	Repurchase; Purchase Price Decrease.

(i)    The Sellers may repurchase Purchased Mortgage Loans without penalty or premium, subject to Section 3(g), on any date. The Repurchase Price payable for the

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repurchase of any such Purchased Mortgage Loan shall be reduced as provided in Section 5(d). If the Sellers intend to make such a repurchase, the Sellers shall deliver to the Administrative Agent a Repurchase Request, substantially in the form of Exhibit M hereto, at least one (1) Business Day prior to the requested Repurchase Date. The amounts set forth on the Repurchase Request shall be applied to the Repurchase Price for the designated Purchased Mortgage Loans.

(ii)   On the Repurchase Date, termination of the Transaction will be effected by reassignment to a Seller or its designee of the Purchased Mortgage Loans against the simultaneous transfer of the Repurchase Price to an account of Administrative Agent for the benefit of the Buyers. The Sellers are obligated to obtain the Mortgage Files from the Custodian at the Sellers’ expense on the Repurchase Date.

(iii) Sellers may at any time, and from time to time, request a decrease in Purchase Price (a “Purchase Price Decrease”) by sending a notice to the Administrative Agent at least one (1) Business Day prior to the date that the Sellers intend to effectuate such Purchase Price Decrease, specifying the date of the Purchase Price Decrease (a “Purchase Price Decrease Date”). The Purchase Price Decrease amount shall be due and payable in cash on the Purchase Price Decrease Date specified therein. Notwithstanding the foregoing, any Purchase Price Decrease must be in an amount not less than $1,000,000.

(e)          Increased Maximum Purchase Price. The Sellers may by written notice to the Administrative Agent elect to request prior to the Termination Date an increase to the existing Maximum Purchase Price to an amount not in excess of $750,000,000. The Administrative Agent will use commercially reasonable efforts to cause the approval of the requested increase to the Maximum Purchase Price provided that, (i) it shall be in each Buyer’s sole discretion whether to increase its Commitments (as defined in the Administration Agreement) and (ii) No Default or Event of Default has occurred.

(f)           Delivery of Additional Mortgage Loans. From time to time the Sellers may deliver to the Administrative Agent Mortgage Loans without entering into a new Transaction. The Sellers and Administrative Agent agree that such Mortgage Loans shall be treated as Purchased Mortgage Loans subject to the existing Transactions hereunder.

(g)          Breakage Costs. If either Seller repurchases, in whole or in part, Purchased Mortgage Loans or pays a Purchase Price Decrease or makes a partial prepayment with respect to the outstanding Purchase Price of any Purchased Mortgage Loan on any day which is not the last day of the applicable LIBOR Period (as determined at the time LIBOR Rate was locked) for such Purchased Mortgage Loans, the Sellers shall indemnify the Administrative Agent for the benefit of the Buyers and hold the Administrative Agent and Buyers harmless from any out-of-pocket losses, costs and/or expenses which the Administrative Agent or any Buyer sustains or incurs arising from the reemployment of funds obtained by the Administrative Agent or any Buyer hereunder or from fees payable to terminate the deposits from which such funds were obtained, in each case for the remainder of the applicable period (“Breakage Costs”). The Administrative Agent shall deliver to such Seller a statement setting forth the amount and basis of determination of any Breakage Costs in such detail as determined in good faith by the

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Administrative Agent to be adequate, it being agreed that such statement and the method of its calculation shall be adequate and shall be conclusive and binding upon each Seller, absent manifest error.

Section 4.          Margin Amount Maintenance. (a)  If at any time the aggregate Asset Value of all related Purchased Mortgage Loans subject to all Transactions is less than the aggregate Purchase Price for all such Transactions (a “Margin Deficit”), then the Administrative Agent may by notice to the Sellers (as such notice is more particularly set forth below, a “Mark-to-Market”), require the Sellers to transfer to Administrative Agent for the benefit of Buyers or its designee cash or Eligible Mortgage Loans approved by the Administrative Agent in its sole discretion (“Additional Purchased Mortgage Loans”) so that the aggregate Asset Value of the Purchased Mortgage Loans, including any such Additional Purchased Mortgage Loans or cash, will thereupon equal or exceed the aggregate Purchase Price for all Transactions. If Administrative Agent delivers a Mark-to-Market to Sellers on or prior to 10:00 a.m. (Central time) on any Business Day, then the Sellers shall transfer cash or Additional Purchased Mortgage Loans to Administrative Agent for the benefit of Buyers no later than 1:00 p.m. (Central time) that day. In the event the Administrative Agent delivers a Mark-to-Market to Sellers after 10:00 a.m. (Central time) on any Business Day, the Sellers shall be required to transfer cash or Additional Purchased Mortgage Loans no later than 1:00 p.m. (Central time) on the subsequent Business Day.

(b)          Administrative Agent’s election, in its sole and absolute discretion, not to make a Mark-to-Market at any time there is a Margin Deficit shall not in any way limit or impair its right to make a Mark-to-Market at any time a Margin Deficit exists.

(c)          Any cash transferred to the Administrative Agent pursuant to Section 4(a) above shall be credited to the Repurchase Price of the related Transactions.

(d)          On any day, the outstanding Purchase Price for all Transactions under the Repurchase Agreement shall in no event exceed the Maximum Purchase Price minus outstanding Loans under the Loan Agreement. The Sellers shall (a) if notice is given on before 10:00 a.m. (Central time), by 1:00 p.m. on that same Business Day or (b) if notice is given after 10:00 a.m. (Central time) by 11:00 a.m. on the next Business Day, in each case, repurchase Purchased Mortgage Loans such that the Purchase Price equals or is less than the Maximum Purchase Price minus the aggregate outstanding Loans under the Loan Agreement.

(e)          On any day on which the aggregate Asset Value of the Purchased Mortgage Loans subject to Transactions exceeds the then outstanding aggregate Purchase Price of all Transactions (a “Margin Excess”), so long as no Default or Event of Default has occurred and is continuing or will result therefrom, the Administrative Agent shall, upon receipt of written request from Sellers, remit cash or release Purchased Mortgage Loans as requested by the Sellers, in either case, in amount equal to the lesser of (i) the amount requested by the Sellers and (ii) such Margin Excess to Seller. To the extent that the Administrative Agent remits cash to the Sellers, such cash shall be additional Purchase Price with respect to the Transactions, subject in all respects to each Buyer’s Available Commitment Amount (as defined under the Administration Agreement). Any request received by the Administrative Agent on or prior to 10:00 a.m. (Central time) on any Business Day shall be remitted by the Buyer no later than 1:00

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p.m. (Central time) that day. Any request received by the Administrative Agent after 10:00 a.m. (Central time) on any Business Day shall be remitted by the Buyer no later than 1:00 p.m. (Central time) on the subsequent Business Day.

(f)           Administrative Agent shall not be obligated to remit an amount or release Purchased Mortgage Loans requested pursuant to a request for Margin Excess which (i) Administrative Agent determines is based on erroneous information or would result in a Transaction other than in accordance with the terms of this Repurchase Agreement, (ii) does not reflect the current determination of Asset Value as provided in the definition thereof, (iii) exceeds the Available Purchase Price or (iv) exceeds a Buyer’s Available Commitment Amount (as defined under the Administration Agreement).

Section 5.           Income Payments. (a)  Notwithstanding that Administrative Agent and the Sellers intend that the Transactions hereunder be sales to the Administrative Agent for the benefit of the Buyers of the Purchased Mortgage Loans, the Sellers shall pay to Administrative Agent for the benefit of the Buyers on each Payment Date the portion of Price Differential accrued as of such Payment Date plus the amount of any unpaid Margin Deficit (each such payment, a “Periodic Advance Repurchase Payment”) on each Payment Date. Notwithstanding the preceding sentence, if Sellers fail to make all or part of the Periodic Advance Repurchase Payment by 4:00 p.m. (Central time) on any Payment Date or the date which is two (2) Business Days after receipt of notice of such Periodic Advance Repurchase Payment, whichever is earlier, the Pricing Rate shall be equal to the Post-Default Rate until the Periodic Advance Repurchase Payment is received in full by Administrative Agent (any such amounts in excess of the standard Price Differential, the “Late Payment Fee”). Any payment received after 4:00 p.m. (Central time) shall be deemed to have been received by Administrative Agent on the next Business Day.

(b)          The Sellers shall hold for the benefit of, and in trust for, Administrative Agent for the benefit of Buyers all Income, including without limitation all Income received by or on behalf of the Sellers with respect to such Purchased Mortgage Loans. All Income shall be held in trust for Administrative Agent for the benefit of Buyers, shall constitute the property of Administrative Agent for the benefit of Buyers and shall not be commingled with other property of the Sellers or any Affiliate of the Sellers except as expressly permitted above. With respect to each Payment Date, the Sellers shall remit all Income as follows:

(i)    first, to the payment of all costs and fees payable by the Sellers pursuant to this Repurchase Agreement;

(ii)   second, to the Administrative Agent for the benefit of Buyers in payment of any accrued and unpaid Price Differential;

(iii) third, without limiting the rights of Administrative Agent under Section 4 of this Repurchase Agreement, to the Administrative Agent, in the amount of any unpaid Margin Deficit; and

(iv)	fourth, any excess to the Sellers.

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(c)          If and to the extent any payment is not made when due under this Repurchase Agreement or any of the other Repurchase Documents, the Sellers authorize the Administrative Agent for the benefit of the Buyers to charge any amounts so due and unpaid against any or all of the Sellers’ accounts with the Administrative Agent; provided that such right to charge the Sellers’ accounts shall not apply to any escrow, trust or other deposit accounts designated as being held by the Sellers on behalf of third party owners of the escrowed funds other than Affiliates of the Sellers. The Administrative Agent agrees to use reasonable efforts to promptly advise the Sellers of any charge made pursuant to this Section 5(c), but its failure to do so will not affect the validity or collectibility of such charge.

(d)          Any funds from a Takeout Investor with respect to the purchase by such Takeout Investor of a Purchased Mortgage Loan shall be sent to the Payment Account and the Administrative Agent shall promptly apply any funds to the applicable Repurchase Price and apply any funds in excess of the related Repurchase Price for such Purchased Mortgage Loan to the Operating Account provided that no Default or Event of Default shall have occurred.

(e)          After the occurrence of a Default or an Event of Default, the Sellers shall deposit all such Income in the Collection Account with the Administrative Agent. All such Income shall be held in trust for Administrative Agent for the benefit of Buyers, shall constitute the property of Administrative Agent for the benefit of Buyers and shall not be commingled with other property of the Sellers or any Affiliate of the Sellers except as expressly permitted above. Funds deposited in the Collection Account during any month shall be held therein, in trust for the Administrative Agent for the benefit of the Buyers, until the next Payment Date.

(f)           Administrative Agent shall offset against the Repurchase Price of each such Transaction all Income actually received by Administrative Agent pursuant to Section 5(a), excluding any Late Payment Fees paid pursuant to Section 5(a).

Section 6.          Requirements of Law. (a)  If any Requirement of Law (other than with respect to any amendment made to any Buyer’s certificate of incorporation and by-laws or other organizational or governing documents) or any change in the interpretation or application thereof or compliance by any Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)    shall subject any Buyer to any Tax or increased Tax of any kind whatsoever with respect to this Repurchase Agreement or any Transaction or change the basis of taxation of payments to such Buyer in respect thereof;

(ii)   shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or other extensions of credit by, or any other acquisition of funds by, any office of any Buyer which is not otherwise included in the determination of the LIBOR Rate hereunder;

(iii)	shall impose on any Buyer any other condition;

USActive 5531664.18	-37-

and the result of any of the foregoing is to increase the cost to such Buyer, by an amount which such Buyer reasonably deems to be material, of entering, continuing or maintaining any Transaction or to reduce any amount due or owing hereunder in respect thereof, then, in any such case, the Sellers shall promptly pay such Buyer such additional amount or amounts as calculated by such Buyer in good faith as will compensate such Buyer for such increased cost or reduced amount receivable equal to such increased costs or additional amounts reasonably determined by such Buyer.

(b)          If any Buyer shall have determined that the adoption of or any change in any Requirement of Law (other than with respect to any amendment made to such Buyer’s certificate of incorporation and by-laws or other organizational or governing documents) regarding capital adequacy or in the interpretation or application thereof or compliance by such Buyer or any corporation controlling such Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed in good faith by such Buyer to be material, then from time to time, the Sellers shall promptly pay to such Buyer such additional amount or amounts, as calculated by Buyer in good faith, will compensate such Buyer for such reduction.

(c)          If any Buyer becomes entitled to claim any additional amounts pursuant to this Section, Administrative Agent shall notify the Sellers of the event by reason of which it has become so entitled, however, the Sellers shall not be required to pay any such amounts accruing more than two (2) years prior to the date of any request for payment. A certificate as to any additional amounts payable pursuant to this Section submitted by such Buyer shall be conclusive in the absence of manifest error.

Section 7.           Taxes. (a)  Any and all payments by any Seller under or in respect of this Repurchase Agreement or any other Repurchase Documents to which such Seller is a party shall be made free and clear of, and without deduction or withholding for or on account of, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto, whether now or hereafter imposed, levied, collected, withheld or assessed by any taxation authority or other Governmental Authority (collectively, “Taxes”), unless required by law. If any Seller shall be required under any applicable Requirement of Law to deduct or withhold any Taxes from or in respect of any sum payable under or in respect of this Repurchase Agreement or any of the other Repurchase Documents to any Buyer, (i) such Seller shall make all such deductions and withholdings in respect of Taxes, (ii) such Seller shall pay the full amount deducted or withheld in respect of Taxes to the relevant taxation authority or other Governmental Authority in accordance with any applicable Requirement of Law, and (iii) the sum payable by each Seller shall be increased as may be necessary so that after such Seller has made all required deductions and withholdings (including deductions and withholdings applicable to additional amounts payable under this Section 7) such Buyer receives an amount equal to the sum it would have received had no such deductions or withholdings been made in respect of Non-Excluded Taxes. For purposes of this Repurchase Agreement the term “Non-Excluded Taxes” are Taxes other

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than, in the case of a Buyer, Taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the jurisdiction under the laws of which such Buyer is organized or of its applicable lending office, or any political subdivision thereof, unless such Taxes are imposed as a result of such Buyer having executed, delivered or performed its obligations or received payments under, or enforced, this Repurchase Agreement or any of the other Repurchase Documents (in which case such Taxes will be treated as Non-Excluded Taxes).

(b)          In addition, each Seller hereby agrees to pay any present or future stamp, recording, documentary, excise, property or value-added taxes, or similar taxes, charges or levies that arise from any payment made under or in respect of this Repurchase Agreement or any other Repurchase Document or from the execution, delivery or registration of, any performance under, or otherwise with respect to, this Repurchase Agreement or any other Repurchase Document (collectively, “Other Taxes”).

(c)          The Sellers will indemnify such Buyer for, and to hold it harmless against, the full amount of Non-Excluded Taxes and Other Taxes, and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 7 imposed on or paid by such Buyer and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. The indemnity by the Sellers provided for in this Section 7(c) shall apply and be made whether or not the Non-Excluded Taxes or Other Taxes for which indemnification hereunder is sought have been correctly or legally asserted. Amounts payable by the Sellers under the indemnity set forth in this Section 7(c) shall be paid within ten (10) days from the date on which the Administrative Agent makes written demand therefor on behalf of such Buyer.

(d)	Reserved.

(e)          Each Buyer (including for avoidance of doubt any assignee, successor or participant) that either (i) is not incorporated under the laws of the United States, any State thereof, or the District of Columbia or (ii) whose name does not include “Incorporated,” “Inc.,” “Corporation,” “Corp.,” “P.C.,” “insurance company,” or “assurance company” (a “Non-Exempt Buyer”) shall deliver or cause to be delivered to the Sellers the following properly completed and duly executed documents:

(i)    in the case of a Non-Exempt Buyer that is not a United States person, a complete and executed (x) U.S. Internal Revenue Form W-8BEN with Part II completed in which such Buyer claims the benefits of a tax treaty with the United States providing for a zero or reduced rate of withholding (or any successor forms thereto), including all appropriate attachments or (y) a U.S. Internal Revenue Service Form W-8ECI (or any successor forms thereto); or

(ii)  in the case of an individual, (x) a complete and executed U.S. Internal Revenue Service Form W-8BEN (or any successor forms thereto) and a certificate substantially in the form of Exhibit H (a “Section 7 Certificate”) or (y) a complete and executed U.S. Internal Revenue Service Form W-9 (or any successor forms thereto); or

USActive 5531664.18	-39-

(iii) in the case of a Non-Exempt Buyer that is organized under the laws of the United States, any State thereof, or the District of Columbia, a complete and executed U.S. Internal Revenue Service Form W-9 (or any successor forms thereto), including all appropriate attachments; or

(iv) in the case of a Non-Exempt Buyer that (x) is not organized under the laws of the United States, any State thereof, or the District of Columbia and (y) is treated as a corporation for U.S. federal income tax purposes, a complete and executed U.S. Internal Revenue Service Form W-8BEN claiming a zero rate of withholding (or any successor forms thereto) and a Section 7 Certificate; or

(v)   in the case of a Non-Exempt Buyer that (A) is treated as a partnership or other non-corporate entity, and (B) is not organized under the laws of the United States, any State thereof, or the District of Columbia, (x)(i) a complete and executed U.S. Internal Revenue Service Form W-8IMY (or any successor forms thereto) (including all required documents and attachments) and (ii) a Section 7 Certificate, and (y) without duplication, with respect to each of its beneficial owners and the beneficial owners of such beneficial owners looking through chains of owners to individuals or entities that are treated as corporations for U.S. federal income tax purposes (all such owners, “beneficial owners”), the documents that would be required by clause (i), (ii), (iii), (iv), (vi), (vii) and/or this clause (v) with respect to each such beneficial owner if such beneficial owner were such Buyer, provided, however, that no such documents will be required with respect to a beneficial owner to the extent the actual Buyer is determined to be in compliance with the requirements for certification on behalf of its beneficial owner as may be provided in applicable U.S. Treasury regulations, or the requirements of this clause (v) are otherwise determined to be unnecessary, all such determinations under this clause (v) to be made in the sole discretion of the Sellers, provided, however, that such Buyer shall be provided an opportunity to establish such compliance as reasonable; or

(vi) in the case of a Non-Exempt Buyer that is disregarded for U.S. federal income tax purposes, the document that would be required by clause (i), (ii), (iii), (iv), (v), (vii) and/or this clause (vi) of this Section 7(e) with respect to its beneficial owner if such beneficial owner were such Buyer; or

(vii)  in the case of a Non-Exempt Buyer that (A) is not a United States person and (B) is acting in the capacity as an “intermediary” (as defined in U.S. Treasury Regulations), (x)(i) a U.S. Internal Revenue Service Form W-8IMY (or any successor form thereto) (including all required documents and attachments) and (ii) a Section 7 Certificate, and (y) if the intermediary is a “non-qualified intermediary” (as defined in U.S. Treasury Regulations), from each person upon whose behalf the “non-qualified intermediary” is acting the documents that would be required by clause (i), (ii), (iii), (iv), (v), (vi), and/or this clause (vii) with respect to each such person if each such person were such Buyer.

If the forms referred to above in this Section 7(e) that are provided by a Buyer at the time such Buyer first becomes a party to this Repurchase Agreement or, with respect to a grant of a participation, the effective date thereof, indicate a United States interest withholding

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tax rate in excess of zero, withholding tax at such rate shall be treated as Taxes other than “Non-Excluded Taxes” (“Excluded Taxes”) and shall not qualify as Non-Excluded Taxes unless and until such Buyer provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate shall be considered Excluded Taxes solely for the periods governed by such form. If, however, on the date a Person becomes an assignee, successor or participant to this Repurchase Agreement, Buyer transferor was entitled to indemnification or additional amounts under this Section 7, then such Buyer assignee, successor or participant shall be entitled to indemnification or additional amounts to the extent (and only to the extent), that such Buyer transferor was entitled to such indemnification or additional amounts for Non-Excluded Taxes, and such Buyer assignee, successor or participant shall be entitled to additional indemnification or additional amounts for any other or additional Non-Excluded Taxes .

(f)           For any period with respect to which such Buyer has failed to provide the Sellers with the appropriate form, certificate or other document described in subsection (e) of this Section 7 (other than (i) if such failure is due to a change in any applicable Requirement of Law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided, (ii) if such form, certificate or other document otherwise is not required under subsection (e) of this Section 7, or (iii) if it is legally inadvisable or otherwise commercially disadvantageous for such Buyer to deliver such form, certificate or other document), such Buyer shall not be entitled to indemnification or additional amounts under subsection (a) or (c) of this Section 7 with respect to Non-Excluded Taxes imposed by the United States by reason of such failure; provided, however, that should a Buyer become subject to Non-Excluded Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Sellers shall take such steps as the Administrative Agent shall reasonably request on behalf of such Buyer, to assist such Buyer in recovering such Non-Excluded Taxes.

(g)          Without prejudice to the survival of any other agreement of the Sellers hereunder, the agreements and obligations of the Sellers contained in this Section 7 shall survive the termination of this Repurchase Agreement. Nothing contained in this Section 7 shall require such Buyer to make available any of its tax returns or any other information that it deems to be confidential or proprietary.

Section 8.           Security Interest. Although the parties intend that all Transactions hereunder be sales and purchases (other than for accounting and tax purposes) and not loans, in the event any such Transactions are deemed to be loans, each Seller hereby pledges to Administrative Agent for the benefit of Buyers as security for the performance by the Sellers of their Obligations and hereby grants, assigns and pledges to Administrative Agent for the benefit of Buyers a fully perfected first priority security interest in the Purchased Mortgage Loans, the records, and all servicing rights related to the Purchased Mortgage Loans, the Repurchase Documents (to the extent such Repurchase Documents and such Seller’s right thereunder relate to the Purchased Mortgage Loans), any Property relating to any Purchased Mortgage Loan or the related Mortgaged Property, any Takeout Commitments relating to any Purchased Mortgage Loan, all insurance policies and insurance proceeds relating to any Purchased Mortgage Loan or the related Mortgaged Property, including but not limited to any payments or proceeds under any related primary insurance or hazard insurance, any Income relating to any Purchased Mortgage

USActive 5531664.18	-41-

Loan, the Collection Account, the Payment Account, any Interest Rate Protection Agreements relating to any Purchased Mortgage Loan, and any other contract rights, accounts (including any interest of such Seller in escrow accounts) and any other payments, rights to payment (including payments of interest or finance charges) and general intangibles to the extent that the foregoing relates to any Purchased Mortgage Loan and any other assets relating to the Purchased Mortgage Loans (including, without limitation, any other accounts) or any interest in the Purchased Mortgage Loans, the servicing of the Purchased Mortgage Loans, all collateral and distributions and any other property, rights, title or interests as are specified on an Exception Report with respect to any of the foregoing, in all instances, whether now owned or hereafter acquired, now existing or hereafter created (collectively, the “Repurchase Assets”).

The Administrative Agent and the Sellers hereby agree that in order to further secure a Seller’s Obligations hereunder, each Seller hereby grants to the Administrative Agent, for the benefit of Buyers, a security interest in (i) as of the date hereof, each Seller’s rights (but not its obligations) under the Loan Documents including without limitation any rights to receive payments thereunder or any rights to collateral other than collateral released in accordance with the Loan Documents thereunder whether now owned or hereafter acquired, now existing or hereafter created (collectively, the “Loan Rights”) and (ii) as of the Loan Document Termination (as defined below), all collateral other than collateral released in accordance with the Loan Documents however defined or described under the Loan Documents to the extent not otherwise included under the definitions of Repurchase Assets or Loan Rights whether now owned or hereafter acquired, now existing or hereafter created (such collateral, “Additional Collateral”). As of the Loan Document Termination, all Additional Collateral shall be deemed to be part of Repurchase Assets. For the avoidance of doubt, the Loan Rights shall be deemed to be part of the Repurchase Assets as of the date hereof. The Sellers shall deliver an irrevocable instruction to the administrative agent under the Loan Documents that upon receipt of notice of an Event of Default under this Repurchase Agreement, the administrative agent thereunder is authorized and instructed to remit to the Administrative Agent hereunder directly any amounts otherwise payable to Sellers and to deliver to the Administrative Agent all collateral otherwise deliverable to the Sellers. In furtherance of the foregoing, such notice shall also require, upon repayment of the Loans under the Loan Agreement or other termination of the Loan Documents (each a “Loan Document Termination”), that the Loan Document administrative agent deliver to the Administrative Agent hereunder any collateral then in its possession or control. For the avoidance of doubt, any payments due to Sellers as part of the Loan Rights shall only be remitted to the Administrative Agent hereunder following receipt by the Loan Document administrative agent of notice of an Event of Default. The foregoing paragraph is intended to constitute a security agreement or other arrangement or other credit enhancement related to the Repurchase Agreement and transactions hereunder as defined under Section 101(47)(v) of the Bankruptcy Code.

The Sellers hereby authorize the Administrative Agent to file such financing statement or statements relating to the Repurchase Assets as the Administrative Agent, at its option, may deem appropriate. The Sellers shall pay the filing costs for any financing statement or statements prepared pursuant to this Section 8.

Section 9.          Payment, Transfer And Custody. (a)  Unless otherwise mutually agreed in writing, all transfers of funds to be made by the Sellers hereunder shall be made in

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Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Administrative Agent at the following account maintained by the Administrative Agent:

JPMorgan Chase Bank, N.A.

1111 Fannin, 12th Floor Mail Code TX2-F200

ABA: 021-000-021

Attention: Mortgage Banking Warehouse Services – Wanda Carr

Phone: 713-427-6391

Account Number: 730141280

For Credit To: HB Corp.

JPMorgan Chase Bank, N.A.

1111 Fannin, 12th Floor Mail Code TX2-F200

ABA: 021-000-021

Attention: Mortgage Banking Warehouse Services – Wanda Carr

Phone: 713-427-6391

Account Number: 730141298

For Credit To: HMC

not later than 4:00 p.m. (Central time), on the date on which such payment shall become due (and each such payment made after such time shall be deemed to have been made on the next succeeding Business Day). The Sellers acknowledge that they have no rights of withdrawal from the foregoing account.

(b)          On the Purchase Date for each Transaction, ownership of the Purchased Mortgage Loans shall be transferred to the Administrative Agent for the benefit of the Buyers against the simultaneous transfer of the Purchase Price to the following account of the Sellers: Account No. 00113398359, for the account of HB Corp. and Subsidiaries and Account No. 00113207618 for HMC and Subsidiaries, JPMorgan Chase Bank, N.A., ABA No. 021000021, Attn: Mortgage Banking Warehouse Services – Wanda Carr, (the “Operating Account”) simultaneously with the delivery to the Administrative Agent for the benefit of the Buyers of the Purchased Mortgage Loans relating to each Transaction. With respect to the Purchased Mortgage Loans being sold by a Seller on a Purchase Date, each Seller hereby sells, transfers, conveys and assigns to Administrative Agent for the benefit of the Buyers without recourse, but subject to the terms of this Repurchase Agreement, all the right, title and interest of such Seller in and to the Purchased Mortgage Loans together with all right, title and interest in and to the proceeds of any related Repurchase Assets.

(c)          In connection with such sale, transfer, conveyance and assignment, on or prior to each Purchase Date, such Seller shall deliver or cause to be delivered and released to the Custodian the Mortgage File for the related Purchased Mortgage Loans.

Section 10.	Reserved.

Section 11.      Representations. Each Seller represents and warrants to the Administrative Agent and the Buyers that as of the date of this Repurchase Agreement and any

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Transaction hereunder and at all times while the Repurchase Documents and any Transaction hereunder is in full force and effect:

(a)          Acting as Principal. The Sellers will engage in such Transactions as principal (or, if agreed in writing in advance of any Transaction by the other party hereto, as agent for a disclosed principal).

(b)          Mortgage Loan Schedule. The information set forth in the related Mortgage Loan Schedule and all other information or data furnished by, or on behalf of, the Sellers to Administrative or Buyers is complete, true and correct in all material respects, and the Sellers acknowledge that neither the Administrative Agent nor the Buyer has verified the accuracy of such information or data.

(c)          Solvency. Neither the Repurchase Documents nor any Transaction thereunder are entered into in contemplation of insolvency or with intent to hinder, delay or defraud any of each Seller’s creditors. The transfer of the Mortgage Loans subject hereto is not undertaken with the intent to hinder, delay or defraud any of such Seller’s creditors. The Seller is not insolvent within the meaning of 11 U.S.C. Section 101(32) and the transfer and sale of the Mortgage Loans pursuant hereto (i) will not cause such Seller to become insolvent, (ii) will not result in any property remaining with such Seller to be unreasonably small capital, and (iii) will not result in debts that would be beyond such Seller’s ability to pay as same mature. The Sellers have received reasonably equivalent value in exchange for the transfer and sale of the Purchased Mortgage Loans subject hereto.

(d)          No Broker.  The Sellers have not dealt with any broker, investment banker, agent, or other person, except for the Administrative Agent, who may be entitled to any commission or compensation in connection with the sale of Purchased Mortgage Loans pursuant to this Repurchase Agreement.

(e)          Ability to Perform. No Seller believes, nor does it have any reason to cause it to believe, that it cannot perform in all material respects each and every covenant contained in the Repurchase Documents to which it is a party on their part to be performed.

(f)           Existence. HB Corp. is a corporation duly organized, validly existing and in good standing under the laws of the state of Georgia. HMC is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Each Seller (i) has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not have a Material Adverse Effect; and (ii) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect. Each Seller is duly registered as mortgage lenders and servicers, as applicable, in each state in which Mortgage Loans have been or are from time to time originated, to the extent such registration is required by any applicable Requirement of Law, except where the failure to register would not result in a Material Adverse Effect.

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(g)          Financial Statements. Each Seller has heretofore furnished to the Administrative Agent a copy of its (a) consolidated balance sheet for the fiscal year ended December 31, 2005 and the related consolidated statements of income and retained earnings and of cash flows for each Seller and its consolidated Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous year, with the opinion thereon of Ernst & Young, LLP and (b) consolidated balance sheet for the quarterly fiscal periods of each Seller ended March 31, 2006 and June 30, 2006 and the related consolidated statements of income and retained earnings and of cash flows for each Seller and its consolidated Subsidiaries for such quarterly fiscal period, setting forth in each case in comparative form the figures for the previous year. All such financial statements are complete and correct and fairly present, in all material respects, the consolidated financial condition of each Seller and its Subsidiaries and the consolidated results of their operations as at such dates and for such fiscal periods, all in accordance with GAAP applied on a consistent basis. Since December 31, 2005, there has been no material adverse change in the consolidated business, operations or financial condition of the Seller and its consolidated Subsidiaries taken as a whole from that which (without notice or the lapse of time) would or could result in any such material adverse change. The Sellers do not have, on the date of the statements delivered pursuant to this section (the “Statement Date”), any liabilities, direct or indirect, fixed or contingent, matured or unmatured, known or unknown, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, said balance sheet and related statements which were required to be disclosed in or reserved against in said balance sheet and related statement under GAAP.

(h)          No Breach. Neither (a) the execution and delivery of the Repurchase Documents nor (b) the consummation of the transactions therein contemplated to be entered into by the Sellers, in compliance with the terms and provisions thereof, will conflict with or result in a breach of (i) the charter or by-laws of any Seller, or (ii) any applicable law, rule or regulation, or any order, writ, injunction or decree of any Governmental Authority in any material respect, or (iii) any other material agreement or instrument to which any Seller or any of its Subsidiaries is a party or by which any of them or any of their Property is bound or to which any of them is subject in any material respect, or (iv) constitute a default under any such material agreement or instrument or result in the creation or imposition of any Lien (except for the Liens created pursuant to the Repurchase Documents) upon any Property of any Seller or any of its Subsidiaries pursuant to the terms of any such agreement or instrument.

(i)           Action. Each Seller has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under each of the Repurchase Documents, as applicable; the execution, delivery and performance by each Seller of each of the Repurchase Documents have been duly authorized by all necessary corporate or other action on its part; and each Repurchase Document has been duly and validly executed and delivered by each Seller, as applicable.

(j)           Approvals. No material authorizations, approvals or consents of, and no material filings or registrations with, any Governmental Authority or any securities exchange are necessary for the execution, delivery or performance by the Sellers of the Repurchase Documents or for the legality, validity or enforceability thereof, except for filings and recordings in respect of the Liens created pursuant to the Repurchase Documents.

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(k)          Enforceability. This Repurchase Agreement and all of the other Repurchase Documents executed and delivered by the Sellers in connection herewith are legal, valid and binding obligations of the Sellers and are enforceable against the Sellers in accordance with their terms except as such enforceability may be limited by (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors rights generally and (ii) general principles of equity.

(l)           Indebtedness. The Sellers do not have any Indebtedness, except as disclosed on Exhibit D to this Repurchase Agreement.

(m)         Material Adverse Effect. Since December 31, 2005, there has been no development or event nor, to any Seller’s knowledge, any prospective development or event, which has had or would reasonably be expected to have a Material Adverse Effect.

(n)          No Default. No Default or Event of Default has occurred and is continuing.

(o)          Underwriting Guidelines. The Underwriting Guidelines provided to Administrative Agent are the true and correct Underwriting Guidelines of the Sellers.

(p)          Adverse Selection. The Sellers have not selected the Purchased Mortgage Loans in a manner so as to adversely affect the Administrative Agent’s or any Buyer’s interests.

(q)          Title to Properties. The Sellers and each of their Subsidiaries has good, valid, insurable (in the case of real property) and marketable title to (i) all of its material Properties and assets (whether real or personal, tangible or intangible) that are reflected on or referred to in the Financial Statements most recently furnished to the Administrative Agent or any Buyer, except for such Properties and assets as have been disposed of since the date of such current Financial Statements either in the ordinary course of business or because they were no longer used or useful in the conduct of its business, and all such Properties and assets are free and clear of all Liens except for (i) the lien of current real property taxes and assessments, (ii) covenants, conditions and restrictions, rights of way, easements and other matters to which like properties are commonly subject that do not materially interfere with the use of the property as it is currently being used and (iii) such other Liens, if any, as are disclosed in such Financial Statements.

(r)           Litigation. There are no actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or to the best of any Seller’s knowledge threatened) or other legal or arbitrable proceedings affecting any Seller or any of their Subsidiaries or affecting any of the Property of any of them before any Governmental Authority that (i) questions or challenges the validity or enforceability of any of the Repurchase Documents or any action to be taken in connection with the transactions contemplated hereby or (ii) which, individually or in the aggregate, if adversely determined, would be reasonably likely to have a Material Adverse Effect.

(s)           Margin Regulations. The use of all funds acquired by the Sellers under this Repurchase Agreement will not conflict with or contravene any of Regulations T, U or X

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promulgated by the Board of Governors of the Federal Reserve System as the same may from time to time be amended, supplemented or otherwise modified.

(t)           Taxes. The Sellers and their Subsidiaries have timely filed all tax returns that are required to be filed by them or filed an extension for filing as permissible under law (with written notice of such extension to the Administrative Agent) and have timely paid all Taxes, except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided.  There are no Liens for Taxes, except for statutory liens for Taxes not yet due and payable.

(u)          Investment Company Act and Public Utility Holding Company Act. No Seller is an “investment company”, or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended. No Seller nor any of their Subsidiaries is an Affiliate or a Subsidiary of a “public utility company”, or a “holding company”, or an “affiliate” or a “subsidiary company” of a “holding company”, as such terms are defined in the PUHC Act. Further, none of the transactions contemplated under this Repurchase Agreement shall cause or constitute a violation of any of the provisions, rules, regulations or orders, of or under the PUHC Act and the PUHC Act does not in any manner impair the legality, validity or enforceability of the Repurchase Documents.

(v)	Purchased Mortgage Loans.

(i)    The Sellers have not assigned, pledged, or otherwise conveyed or encumbered any Mortgage Loan to any other Person, and immediately prior to the sale of such Mortgage Loan to the Administrative Agent for the benefit of the Buyers, the applicable Seller was the sole owner of such Mortgage Loan and had good and marketable title thereto, free and clear of all Liens, in each case except for Liens to be released simultaneously with the sale to the Administrative Agent for the benefit of the Buyers hereunder.

(ii)  The provisions of this Repurchase Agreement are effective to either constitute a sale of Repurchase Assets to the Administrative Agent for the benefit of the Buyers or to create in favor of the Administrative Agent for the benefit of the Buyers a valid security interest in all right, title and interest of the Sellers in, to and under the Repurchase Assets.

(w)         Chief Executive Office/Jurisdiction of Organization. On the Effective Date, HB Corp.’s chief executive office is, and has been for the previous two years, located at 2002 Summit Blvd, Suite 100, Atlanta, GA, 30319. HB Corp.’s jurisdiction of organization is Georgia. On the Effective Date, HMC’s chief executive office is, and has been for the previous two years, located at 2002 Summit Blvd, Suite 100, Atlanta, GA, 30319. HMC’s jurisdiction of organization is Delaware.

(x)          Location of Books and Records. The location where the Sellers keep their books and records, including all computer tapes and records related to the Repurchase Assets is its chief executive office.

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(y)          Hedging. The Sellers shall have entered into Interest Rate Protection Agreements in accordance with their hedging policies.

(z)          True and Complete Disclosure. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of any Seller to the Administrative Agent or Buyers in connection with the negotiation, preparation or delivery of this Repurchase Agreement and the other Repurchase Documents or included herein or therein or delivered pursuant hereto or thereto (other than with respect to the Mortgage Loans), when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of Seller to the Administrative Agent or Buyer in connection with this Repurchase Agreement and the other Repurchase Documents and the transactions contemplated hereby (other than with respect to the Mortgage Loans) and thereby will be true, complete and accurate in all material respects, or (in the case of projections) based on estimates that in Sellers’ respective opinions are reasonable, on the date as of which such information is stated or certified.

(aa)	ERISA.

(i)    No liability under Section 4062, 4063, 4064 or 4069 of ERISA has been or is expected by the Sellers to be incurred by the Sellers or any ERISA Affiliate thereof ith respect to any Plan which is a Single-Employer Plan in an amount that could reasonably be expected to have a Material Adverse Effect.

(ii)   No Plan of the Sellers which is a Single-Employer Plan had an accumulated funding deficiency, whether or not waived, as of the last day of the most recent fiscal year of such Plan ended prior to the date hereof. No Seller nor any ERISA Affiliate thereof is (i) required to give security to any Plan which is a Single-Employer Plan pursuant to Section 401(a) (29) of the Code or Section 307 of ERISA, or (ii) subject to a Lien in favor of such a Plan under Section 302(f) of ERISA.

(iii) Each Plan of the Sellers, each of their Subsidiaries and each of their ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code, except where the failure to comply would not result in any Material Adverse Effect.

(iv) No Seller nor any of its Subsidiaries has incurred a tax liability under Section 4975 of the Code or a penalty under Section 502(i) of ERISA in respect of any Plan which has not been paid in full, except where the incurrence of such tax or penalty would not result in a Material Adverse Effect.

(v)   No Seller nor any of its Subsidiaries or any ERISA Affiliate thereof has incurred or reasonably expects to incur any withdrawal liability under Section 4201 of ERISA as a result of a complete or partial withdrawal from a Multiemployer Plan which will result in withdrawal liability to the Sellers or any of their Subsidiaries or any ERISA Affiliate thereof in an amount that could reasonably be expected to have a Material Adverse Effect.

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(bb)        Agency Approvals. HMC is approved by Fannie Mae as an approved lender and Freddie Mac as an approved seller/servicer, and, to the extent necessary, approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act. HMC is in good standing, with no event having occurred nor the Sellers having any reason whatsoever to believe or suspect will occur, including, without limitation, a change in insurance coverage which would either make a Seller unable to comply with the eligibility requirements for maintaining all such applicable approvals or require notification to the relevant Agency. HMC has (or has access to) adequate financial standing, servicing facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans of the same types as may from time to time constitute Mortgage Loans and in accordance with Accepted Servicing Practices.

(cc)        No Reliance. The Sellers have made their own independent decision to enter into the Repurchase Documents to which it is a party and Sellers have made their own independent decision to enter into each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. Sellers are not relying upon any advice from Administrative Agent or any Buyer as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of such Transactions.

(dd)        Plan Assets. No Seller is an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code, and the Purchased Mortgage Loans are not “plan assets” within the meaning of 29 CFR §2510.3-101 in the Sellers’ hands.

(ee)        Anti-Money Laundering Laws. The Sellers have complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the “Anti-Money Laundering Laws”); the Sellers have established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws.

(ff)         No Prohibited Persons. No Seller nor any of its Affiliates, officers, directors, partners or members, is an entity or person (or to each Seller’s knowledge, owned or controlled by an entity or person): (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“EO13224”); (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf); (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO13224; or (iv) who is otherwise affiliated with

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any entity or person listed above (any and all parties or persons described in clauses (i) through (iv) above are herein referred to as a “Prohibited Person”).

(gg)        USA Patriot Act. Each Seller acknowledges that pursuant to the requirements of the USA Patriot Act, the Administrative Agent is required to obtain, verify and record information that identifies the Sellers, which information includes the name and address of Sellers and other information that will allow the Administrative Agent to identify the Sellers in accordance with the USA Patriot Act.

(hh)        Real Estate Investment Trust. HB Corp. has not engaged in any material “prohibited transactions” as defined in Section 857(b)(6)(B)(iii) and (C) of the Code or the requirements in any successor or replacement provision in the Code, if any. HB Corp. for its current “tax year” (as defined in the Code) is entitled to a dividends paid deduction under the requirements of Section 857 of the Code with respect to any dividends paid by it with respect to each such year for which it claims a deduction in its Form 1120-REIT filed with the United States Internal Revenue Service for such year, or the requirements in any successor or replacement provision in the Code, if any.

(ii)          HELOC Provisions. With respect to each HELOC, if a Mortgagor requests an increase in the related Credit Limit, the Sellers shall, in their sole discretion, either accept or reject the Mortgagor's request in accordance with the Underwriting Guidelines and notify the Administrative Agent of such decision in writing. If the request for a Credit Limit increase is accepted by Sellers, the increase will be effected by Sellers through modification of the Mortgage Loan with the Mortgagor. Sellers shall deliver to the Administrative Agent an updated Mortgage Loan Schedule reflecting the modification to the Mortgage Loan and shall deliver any modified documents contained in the Mortgage Files to the Custodian.

Section 12.        Covenants. On and as of the date of this Repurchase Agreement and each Purchase Date and each day until this Repurchase Agreement is no longer in force, each Seller covenants as follows:

(a)          Preservation of Existence; Compliance with Law. Each Seller shall, in all material respects:

(i)    Preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises necessary for the operation of its business;

(ii)   Comply with the requirements of all applicable laws, rules, regulations and orders in all material respects, whether now in effect or hereafter enacted or promulgated by any applicable Governmental Authority (including, without limitation, all environmental laws);

(iii) Maintain all licenses, permits or other approvals necessary for such Seller to conduct its business in all material respects and to perform its obligations under the Repurchase Documents, and shall conduct its business strictly in accordance with applicable law;

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(iv) Keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied; and

(v)   Permit representatives of the Administrative Agent and Buyers, upon reasonable notice (unless an Event of Default shall have occurred and is continuing, in which case, no prior notice shall be required), during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by the Administrative Agent and at the expense of the Sellers subject to Section 29 hereof.

(b)          Taxes. The Sellers and their Subsidiaries shall timely file all tax returns that are required to be filed by them or file extensions as permissible under law (with written notice of such extensions to the Administrative Agent) and shall timely pay all Taxes due, except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves in accordance with GAAP have been established by the applicable Seller.

(c)          Notice of Proceedings or Adverse Change. The Sellers shall give notice to the Administrative Agent:

(i)    immediately after a responsible officer of the Sellers has any knowledge of the occurrence of any Default (other than an Event of Default) which continues for two (2) Business Days or an Event of Default;

(ii)  immediately after a responsible officer of the Sellers has any knowledge of any (a) default or event of default under any Indebtedness of any Seller in an aggregate amount in excess of $5,000,000 or (b) litigation, investigation, regulatory action or proceeding that is pending or threatened by or against any Seller in any federal or state court or before any Governmental Authority (i) which, if not cured or if adversely determined, would reasonably be expected to have a Material Adverse Effect or constitute a Default or Event of Default, in each case, with respect to the Sellers or any Repurchase Asset, (ii) in which the amount involved exceeds $5,000,000 and is not covered by insurance or (iii) in which injunctive or similar relief is sought, or (c) any Material Adverse Effect with respect to the Seller;

(iii)	Reserved;

(iv) as soon as reasonably possible after a responsible officer of the Sellers has any knowledge of:

(A)         a material change in the insurance coverage of any Seller with a copy of evidence of same attached;

(B)         any material change in accounting policies or financial reporting practices of any Seller;

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(C)         the termination or involuntary nonrenewal of any debt facilities of any Seller by the respective creditor which have a maximum principal amount (or equivalent) available of more than $25,000,000.

(D)         promptly upon receipt of notice or knowledge of any Lien or security interest (other than security interests created hereby or under any other Repurchase Document or with respect to any Interest Rate Protection Agreement) on, or claim asserted against, any of the Repurchase Assets;

(E)         the filing, recording or assessment of any material federal, state or local tax lien for $5,000,000 or more against any Seller or any of its Subsidiaries or any assets of any of them;

(F)          the transfer or loss of any Servicing Agreement that relates to any Purchased Mortgage Loan, and the reason for such transfer or loss, if known to any Seller; provided that no such notice to the Administrative Agent shall be required in respect of transfer of any Servicing Agreement resulting from any Seller’s sale of Mortgage Loans on a servicing-released basis and in the ordinary course of its business; and

(G)         any other event, circumstance or condition that has resulted, or would likely result, in a Material Adverse Effect.

(d)          Financial Reporting. Each Seller shall maintain a system of accounting established and administered in accordance with GAAP, and furnish to the Administrative Agent for the benefit of Buyers, as applicable:

(i)    As soon as available and in any event within one hundred and twenty  (120) days after the close of each fiscal year, (A) Financial Statements, including a consolidated and consolidating statement of income and changes in shareholders’ equity of the Sellers for such year, and the related balance sheet as at the end of such year, all in reasonable detail and accompanied by an opinion of an accounting firm as to said financial statements; and (B) if otherwise prepared in the ordinary course of a Seller’s business, (1) a report and opinion of a firm of independent certified public accountants of recognized standing and acceptable to the Administrative Agent, stating that such firm has examined selected documents and records relating to the servicing of Mortgage Loans in accordance with the Mortgage Bankers Association of America’s Uniform Single Audit Program for Mortgage Bankers, or any successor uniform program, and that, on the basis of such examination, such servicing has been conducted in compliance with the minimum servicing standards identified therein, except for such significant exceptions or errors in records that, in the opinion of such firm, generally accepted auditing standards requires it to report or (2) the report on assessment of compliance with servicing criteria and the related independent accountant's attestation, in each case, as required by Item 1122 of Regulation AB of the Securities Act of 1933, as amended from time to time, (Seller that acts as Servicer will use reasonable efforts to obtain such a report and opinion or attestation, as the case may be, in respect of each subservicer for Seller and will furnish those obtained to the Administrative Agent) and (C) any final

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management letters, management reports or other supplementary comments or reports delivered by such accountants to the Sellers.

(ii)   As soon as available and in any event within sixty (60) days after the close of each of the Seller’s first three fiscal quarters in each fiscal year unaudited balance sheets and income statements, for each fiscal quarter;

(iii) As soon as available and in any event within forty-five (45) days after the end of each calendar month, the unaudited balance sheets of the Sellers as at the end of such period and the related unaudited consolidated statements of income and retained earnings and of cash flows for the Sellers for such period and the portion of the fiscal year through the end of such period, subject, however, to year end adjustments;

(iv) Simultaneously with the furnishing of each of the financial statements to be delivered pursuant to subsection (ii) above, or monthly upon Administrative Agent’s request, a certificate in the form of Exhibit I hereto and certified by an executive officer of such Seller;

(v)   Promptly, such other information related to such annual reports as the Administrative Agent may from time to time reasonably request.

All required financial statements, information and reports delivered by either Seller to the Administrative Agent pursuant to this Repurchase Agreement shall be prepared in accordance with GAAP, or if applicable, to SEC filings, the appropriate SEC accounting requirements.

(e)          Other Reporting. Each Seller, as applicable, shall furnish to Administrative Agent for the benefit of Buyers:

(i)    Upon request by the Administrative Agent, a report of Purchased Mortgage Loans prepaid in full, on or before three (3) Business Days after prepayment of any one or more Purchased Mortgage Loans is reported to Sellers internally or by any Servicer (and the Sellers will require each such Servicer to promptly make such reports to the Sellers).

(ii)   If Sellers at any time engage in hedging activity, then upon the request of the Administrative Agent, (A) a hedging coverage report showing, in reasonable detail and in form and substance reasonably acceptable to and approved by the Sellers and the Administrative Agent, Sellers’ hedging coverage of all Purchased Mortgage Loans and (B) within ten (10) Business Days after receipt by Sellers of the Administrative Agent’s request, copies of all Interest Rate Protection Agreements.

(iii) Monthly, a report listing all Underperforming Mortgage Loans detailing repurchased Mortgage Loans, indemnifications, delinquent Mortgage Loans and Mortgage Loans below Market Value.

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(iv) Quarterly, any copies of any changed pages to the Sellers’ Underwriting Guidelines to update the Sellers’ Underwriting Guidelines furnished to the Administrative Agent before, on or about the Closing Date.

(v)   Monthly, a report summarizing notices received by the Sellers requesting the repurchase of (or pay indemnity or other compensation in respect of) Mortgage Loans previously sold or otherwise disposed of by the Sellers to any investor or other Person pursuant to any express or implied repurchase or indemnity obligation (whether absolute or contingent and whether or not the Sellers are contesting or intend to contest the request or demands).

(vi) Monthly, a written report from the Sellers to the Administrative Agent reflecting principal payments and prepayments for each Purchased Mortgage Loan.

(vii)  Monthly, a servicing report on all Mortgage Loans serviced by the Sellers and all Mortgage Loans subject to a securitization of transaction.

(viii)               Monthly, mortgage loan production report reflecting the Sellers’ monthly mortgage loan production and acquisition volumes, as well as its mortgage loan pipeline.

(ix) Monthly, a report of the Sellers’ contingent liabilities and obligations, including recourse servicing, recourse sale and other recourse obligations, and guarantee, indemnity and mortgage loan repurchase obligations.

(x)   As soon as available and in any event within ten (10) days after filing, copies of (i) all press releases issued by the Sellers or any of their Subsidiaries, (ii) all regular or periodic financial reports, and copies of all extraordinary or non-routine filings, if any, that shall be filed with the SEC or any successor agency by or on behalf of the Sellers or any of their Subsidiaries (including single-purpose finance Subsidiaries) and (iii) all such filings relating to any securities that are or are to be based on, backed by or created from any Repurchase Assets and which filings are made by or in respect of the Sellers or any of their Subsidiaries in each case, to the extent not available for public review on the SEC’s EDGAR database.

(xi) If requested by Administrative Agent, a summary report of Seller’s then outstanding Takeout Commitments to sell Mortgage Loans to Takeout Investors.

(xii)	Weekly, a report indicating the unpaid principal balances for HELOCs.

(xiii)               Promptly, from time to time, such other information regarding the business affairs, operations and financial condition of Sellers as the Administrative Agent may reasonably request.

(f)	Reserved.

(g)          Reimbursement of Expenses. On the date of execution of this Repurchase Agreement, the Sellers shall reimburse the Administrative Agent for all expenses incurred by the

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Administrative Agent in connection with the Repurchase Documents (unless otherwise provided herein) on or prior to such date. From and after such date, the Sellers shall promptly reimburse the Administrative Agent for all expenses as the same are incurred by the Administrative Agent in connection with the Repurchase Documents and within thirty (30) days of the receipt of invoices therefor.

(h)          Further Assurances. The Sellers shall execute and deliver to the Administrative Agent all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that the Administrative Agent may reasonably request, in order to effectuate the transactions contemplated by this Repurchase Agreement and the Repurchase Documents or, without limiting any of the foregoing, to grant, preserve, protect and perfect the validity and first-priority of the security interests created or intended to be created hereby. The Sellers shall do all things necessary to preserve the Repurchase Assets so that they remain subject to a first priority perfected security interest hereunder. Without limiting the foregoing, the Sellers will comply with all rules, regulations, and other laws of any Governmental Authority and cause the Repurchase Assets to comply with all applicable rules, regulations and other laws. The Sellers will not allow any default for which the Sellers are responsible to occur under any Repurchase Assets or any Repurchase Document and the Sellers shall fully perform or cause to be performed when due all of its obligations under any Repurchase Assets or the Repurchase Documents. The Sellers will keep the Administrative Agent informed of the current name, address and contact information concerning the Sellers’ other mortgage warehouse credit and repurchase facilities and will cooperate and assist the Administrative Agent in exchanging information with such others (and their document custodians or trustees) to prevent and promptly correct conflicting claims to and interests in Repurchase Assets between or among lenders or repurchase facilities counterparties.

(i)           True and Correct Information. All information, reports, exhibits, schedules, financial statements or certificates of either Seller or any of its Affiliates thereof or any of their officers furnished to Administrative Agent or Buyers in connection with this Repurchase Agreement or other Repurchase Documents and the transactions contemplated hereby and during Administrative Agent’s or a Buyer’s diligence of either Seller when taken as a whole, do not contain any untrue statement of material fact and do not omit to disclose any material fact necessary to make the statements therein or therein, in light of the circumstances in which they are made, not misleading or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified.

(j)	ERISA Events.

(i)    Promptly upon becoming aware of the occurrence of any Event of ERISA Termination which together with all other Events of Termination occurring within the prior 12 months involve a payment of money by or a potential aggregate liability of the Sellers or any ERISA Affiliate thereof or any combination of such entities in excess of $5,000,000 the Sellers shall give the Administrative Agent a written notice specifying the nature thereof, what action the Sellers or any ERISA Affiliate thereof has taken and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

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(ii)   Promptly upon receipt thereof, the Sellers shall furnish to the Administrative Agent copies of (i) all notices received by the Sellers or any ERISA Affiliate thereof of the PBGC’s intent to terminate any Plan or to have a trustee appointed to administer any Plan; (ii) all notices received by the Sellers or any ERISA Affiliate thereof from the sponsor of a Multiemployer Plan pursuant to Section 4202 of ERISA involving a withdrawal liability in excess of $5,000,000; and (iii) all funding waiver requests filed by the Sellers or any ERISA Affiliate thereof with the Internal Revenue Service with respect to any Plan, the accrued benefits of which exceed the present value of the plan assets as of the date the waiver request is filed by more than $5,000,000, and all communications received by the Sellers or any ERISA Affiliate thereof from the Internal Revenue Service with respect to any such funding waiver request.

(k)	Financial Covenants.
(i)	Reserved.

(ii)   Maintenance of Adjusted Tangible Net Worth.  HB Corp., on a consolidated basis, shall at all times maintain an Adjusted Tangible Net Worth, of at least $310,000,000 plus 85% of net proceeds from future equity and Qualified Subordinated Debt offerings. HMC shall at all times maintain an Adjusted Tangible Net Worth, of at least $10,000,000.

(iii) Liabilities to Adjusted Tangible Net Worth Ratios. HB Corp., on a consolidated basis, shall maintain the ratio of Total Recourse Liabilities to Adjusted Tangible Net Worth no greater than 11:1. HB Corp., on a consolidated basis, shall maintain a ratio of Total Adjusted Liabilities to Adjusted Tangible Net Worth no greater than 25:1.

(iv) Maintenance of Liquidity. HB Corp., on a consolidated basis, shall at all times have (a) unencumbered cash and Cash Equivalents and (b) Available Borrowing Capacity on unencumbered assets (taking into account required haircuts) under committed warehouse and repurchase facilities equal to not less than $35,000,000.

(v)   Servicing Portfolio Delinquencies. HB Corp., on a consolidated basis, shall not permit more than 5% of the aggregate outstanding principal balance of its servicing portfolio of Mortgage Loans owned by HB Corp. or its Affiliates (including those directly owned and those in pools securitized by HB Corp. or any of its Affiliates in transactions which HB Corp. or any of its Affiliates retains or acquires any residual or other interest) to be in payment default or other material default for thirty (30) days or more.

provided, in each case, that Sellers’ failure to comply with this Section 12(k) shall not constitute a breach of its covenants hereunder or constitute an Event of Default if the Administration Agent consents in writing (subject to the Buyers’ approval as contemplated in the Administration Agreement).

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(l)           Hedging. Sellers will pledge to the Administrative Agent for the benefit of the Buyers any investment securities acquired by the Sellers and held from time to time to hedge such investments in Purchased Mortgage Loans.

(m)         No Adverse Selection. No Seller shall select Eligible Mortgage Loans to be sold to Buyers as Purchased Mortgage Loans using any type of adverse selection or other selection criteria which would adversely affect any Buyer.

(n)	Reserved.

(o)          Qualified Subordinated Debt. Following the occurrence and during the continuation of an Event of Default or if an Event of Default would result after giving effect thereto, no Seller shall pay in advance of its stated maturity any Qualified Subordinated Debt of the Seller, pay in advance any scheduled installment thereon (for any term loans) or, make any payment of any kind or through any direct or indirect means or method on such Qualified Subordinated Debt unless the Administrative Agent consents otherwise in writing (subject to the Buyers’ approval as contemplated in the Administration Agreement).

(p)          Insurance. The Sellers shall and shall cause the Servicer to continue to maintain Fidelity Insurance in an aggregate amount at least equal to $10,000,000. The Sellers shall maintain Fidelity Insurance in respect of its officers, employees and agents, with respect to any claims made in connection with all or any portion of the Repurchase Assets. The Sellers shall maintain liability insurance protecting the Sellers and fire and other hazard insurance on its respective properties from which it conducts its business, with responsible insurance companies, in such amounts and against such risks as is customarily carried by similar businesses operating in the same vicinity. Copies of such policies shall be furnished to the Administrative Agent upon the Administrative Agent’s request made from time to time and without cost to the Administrative Agent. The Sellers shall notify the Administrative Agent of any material change in the terms of any such Fidelity Insurance.

(q)          Books and Records. Each Seller shall, to the extent practicable, maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Repurchase Assets in the event of the destruction of the originals thereof), and keep and maintain or obtain, as and when required, all documents, books, records and other information reasonably necessary or advisable for the collection of all Repurchase Assets.

(r)           Illegal Activities. No Seller shall engage in any illegal conduct or activity that could subject their respective assets to forfeiture or seizure.

(s)           Material Change in Business. No Seller shall make any material change in the nature of its businesses as carried on at the date hereof unless the Administrative Agent consents otherwise in writing (subject to the Buyers’ approval as contemplated in the Administration Agreement).

(t)           Limitation on Dividends and Distributions. If an Event of Default has occurred and is continuing, neither Seller shall pay any dividends with respect to any capital stock or other equity interests in such entity, whether now or hereafter outstanding, or make any

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other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of either Seller, except that, following the occurrence and during the continuation of an Event of Default (other than those specified in Sections 13(a) or (i)), HB Corp. may make distributions in cash or other property but only to the extent reasonably necessary for HB Corp. to satisfy its REIT Distribution Requirement with respect to such taxable year.

(u)          Disposition of Assets; Liens. The Sellers shall not cause any of the Repurchase Assets to be sold, pledged, assigned or transferred except as contemplated hereby; nor shall the Sellers create, incur, assume or suffer to exist any mortgage, pledge, Lien, charge or other encumbrance of any nature whatsoever on any of the Repurchase Assets, whether real, personal or mixed, now or hereafter owned, other than Liens in favor of the Administrative Agent for the benefit of the Buyers.

(v)          Transactions with Affiliates. No Seller shall enter into any transaction, including, without limitation, the purchase, sale, lease or exchange of property or assets or the rendering or accepting of any service with any Affiliate, unless such transaction is (a) not otherwise prohibited in this Repurchase Agreement and (b) upon fair and reasonable terms no less favorable to Sellers, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate.

(w)	ERISA Matters.

(i)    The Sellers shall not permit any event or condition which is described in any of clauses (i) through (vii) of the definition of “Event of ERISA Termination” to occur or exist with respect to any Plan or Multiemployer Plan if such event or condition, together with all other events or conditions described in the definition of Event of ERISA Termination occurring within the prior 12 months, involves the payment of money by or an incurrence of liability of the Sellers or any ERISA Affiliate thereof, or any combination of such entities in an amount in excess of $200,000.

(ii)   No Seller shall be an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code and the Sellers shall not use “plan assets” within the meaning of 29 CFR §2510.3-101 to engage in this Repurchase Agreement or the Transactions hereunder.

(x)          Consolidations, Mergers, Sales of Assets and Acquisitions. No Seller shall consolidate or merge with or into any other Person, sell, lease or otherwise transfer all or substantially all of its assets to any other Person or make any material acquisition of all or substantially all assets of another Person, unless:

(i)    in the case of a consolidation or merger, a Seller may merge or consolidate with another Person if such Person is a mortgage company and if such Seller is the corporation surviving such merger or otherwise has been approved by the Administrative Agent in writing (subject to the Buyers’ approval as contemplated in the Administration Agreement);

(ii)  in the case of an acquisition, it is of assets or securities to be used by a Seller in its core mortgage company business, or otherwise has been approved by the

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Administrative Agent in writing (subject to the Buyers’ approval as contemplated in the Administration Agreement); and

(iii) in the case of an acquisition or sale of a Seller’s assets, such acquisition or sale is in the ordinary course of a Seller’s business or otherwise has been approved by the Administrative Agent in writing (subject to the Buyers’ approval as contemplated in the Administration Agreement).

in any case, after giving effect to such a sale, consolidation, merger or acquisition, no Default or Event of Default would exist under this Agreement or any of the other Repurchase Documents or Loan Documents.

(y)          Chief Executive Office; Jurisdiction of Organization. No Seller shall move its chief executive office from the address referred to in Section 11(w) or change its jurisdiction of organization from the jurisdiction referred to in Section 11(w) unless it shall have provided Administrative Agent 30 days’ prior written notice of such change.

(z)          Agency Approvals; Servicing. HMC shall maintain its status with Fannie Mae and Ginnie Mae as an approved lender, and Freddie Mac as an approved seller/servicer, the VA as an approved lender and with the FHA as an approved mortgagee, in each case in good standing (each such approval, an “Agency Approval”). Should HMC, for any reason, cease to possess all such applicable Agency Approvals to the extent necessary, or should notification to the relevant Agency or to HUD, FHA or VA be required, HMC shall so notify Administrative Agent immediately in writing. Notwithstanding the preceding sentence, HMC shall take all necessary action to maintain all of its applicable Agency Approvals at all times during the term of this Repurchase Agreement and each outstanding Transaction.

(aa)        Guarantees. Without prior written consent of the Administrative Agent, no Seller shall (i) create, incur, assume or suffer to exist any Guarantees, except (A) with respect to Indebtedness permitted pursuant to Section 12(dd) hereunder or (B) with respect to recourse servicing rights in an amount not to exceed ten percent (10%) of the aggregate outstanding amount of Mortgage Loans serviced by the Sellers or a subservicer or (ii) either directly or indirectly, assume, guarantee, endorse, or otherwise become liable for the Indebtedness or other obligation of any Person or entity except (A) by endorsement of negotiable instruments for deposit or collection in the ordinary course of business, (B) guaranties by the Sellers of Indebtedness of its Subsidiaries, or joint and several liabilities of the Sellers with one or more of its Affiliates pursuant to warehouse or aggregation borrowing arrangements, providing for no more than ten percent (10%) recourse liability by the Sellers under such arrangements, (C) contingent liabilities arising out of the Sellers’ recourse sales to others of the rights to service mortgage loans the aggregate principal amount of which (for which such recourse liability remains in effect) on any day does not exceed an amount equal to ten percent (10%) of the aggregate principal amount of Mortgage Loans serviced by the Sellers on that day and (D) under the Seller’s existing contingent liabilities described on Exhibit D hereto.

(bb)        Underwriting Guidelines. The Sellers shall notify the Administrative Agent of all material changes to the Underwriting Guidelines, quarterly, and shall deliver to the

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Administrative Agent all material and nonmaterial changed pages to the Underwriting Guidelines quarterly.

(cc)	Reserved.

(dd)        Permitted Debt. The Sellers shall not incur, permit to exist or commit to incur any Indebtedness that has not been approved by the Administrative Agent in writing in advance, except the following (collectively, the “Permitted Debt”):

(i)	the Obligations hereunder and under the Loan Agreement;

(ii)  liabilities for accounts payable, non-capitalized equipment or operating leases and similar liabilities incurred in the ordinary course of business;

(iii)	the Indebtedness described on Exhibit D;
(iv)	Qualified Subordinated Debt;

(v)   other Indebtedness of any Seller approved in writing by the Administrative Agent (Administrative Agent shall have no obligation to approve any such Indebtedness, and Administrative Agent may approve or disapprove it in Administrative Agent’s sole and absolute discretion);

(vi) Indebtedness under warehousing, repurchase or other mortgage-related asset agreements to finance the Sellers’ inventory of Mortgage Loans;

(vii)	Indebtedness between Sellers that is unsecured;

(viii)               Indebtedness secured by MBSs rated by at least one Rating Agency;

(ix)	Indebtedness secured by R rated portions of MBSs;

(x)   Indebtedness supporting trust preferred stock, provided that such Indebtedness shall not exceed 75% of such Sellers Adjusted Tangible Net Worth;

(xi)	additional Indebtedness not to exceed $20,000,000 in the aggregate;

(xii)  debt securities issued by HB Corp. convertible into common stock, of up to Two Hundred Million Dollars ($200,000,000), so long as such convertible debt is unsecured and does not mature until ninety (90) days or more after the Termination Date, and its indenture contains subordination provisions approved by the Administrative Agent subordinating such convertible debt in right of payment to the Transactions hereof and imposes covenants and conditions that are no more restrictive or onerous than HB Corp.’s covenants and conditions under this Repurchase Agreement; and

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(xiii)               Indebtedness of any Seller owed to an Affiliate, so long as such inter-company Indebtedness is subordinated in form and substance acceptable to the Administrative Agent.

including, in each case, Guarantees by either Seller of any Permitted Debt provided such Guarantee otherwise qualified as Permitted Debt.

(ee)        Notice of Defaults under Indentures. The Sellers shall after receipt of actual knowledge give written notice to the Agent promptly, and in no event later than five (5) days, after the occurrence of (i) any Event of Default, (ii) any principal payment default, (iii) any interest or premium payment default or (iv) any performance default or breach of any covenant other than default in the payment of principal, interest or premium, under the trust indenture related to (x) the Qualified Trust Preferred Securities issued by any Capital Trust Entity or (y) any issue of HB Corp. debt convertible into HB Corp. common stock.

(ff)         Maintain REIT Status. HB Corp. shall at all times maintain its status as a REIT, unless otherwise approved by the Administrative Agent (subject to the Buyers’ approval as contemplated in the Administration Agreement).

(gg)        Maintain Listing. HB Corp. shall at all times maintain its listing on the New York Stock Exchange or NASDAQ unless the Administrative Agent consents otherwise in writing (subject to the Buyers’ approval as contemplated in the Administration Agreement).

(hh)        Use of Purchase Price. The Sellers shall use the Purchase Price solely for the general purpose of financing the Sellers’ one-to-four family mortgage lending operations, one-to-four family mortgage servicing operations (servicing Mortgage Loans pursuant to a Takeout Commitment) and related businesses.

Section 13.	Events Of Default; Termination Event.

13.01     Events of Default. If any of the following events (each an “Event of Default”) occur, the Administrative Agent, for the benefit of the Buyers, shall have the rights set forth in Section 14, as applicable:

(a)          Payment Failure. Any Seller shall default under this Agreement in the payment of (i) a Mark-to-Market; (ii) any Price Differential or Repurchase Price or Facility Fee which has become due, on a Payment Date or a Repurchase Date or otherwise, whether by acceleration or otherwise, under the terms hereof, or (iii) Expenses, Obligations or any other sum, when the same shall become due and payable, whether at the due date thereof, or by acceleration or otherwise;

(b)          Breach of Financial Representation or Covenant. The failure of any Seller to perform, comply with or observe any term, covenant or agreement applicable to such Seller contained in Sections 12(a), (i), (j), (k), (r), (s), (t), (u), (v), (w), (x), (z), (aa) or (dd); or

(c)          Breach of Non-Financial Representation. Any representation, warranty or certification made or deemed made herein or in any other Repurchase Document by any Seller, or any certificate furnished to the Administrative Agent pursuant to the provisions hereof or

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thereof or any information with respect to the Mortgage Loans furnished in writing by on behalf of any Seller shall prove to have been untrue or misleading in any material respect as of the time made or furnished (other than the representations and warranties set forth in Schedule I, which shall be considered solely for the purpose of determining the Asset Value of the Purchased Mortgage Loans; unless (i) any Seller shall have made any such representations and warranties with actual knowledge that they were materially false or misleading at the time made; or (ii) any such representations and warranties have been determined in good faith by the Administrative Agent in its sole discretion to be materially false or misleading on a regular basis); or

(d)          Breach of Other Covenant. Any Seller shall fail to observe or perform any other covenant or agreement contained in this Repurchase Agreement (and not identified in clause (b) of Section 13.01) or any other Repurchase Document, and if such default shall be capable of being remedied, such failure to observe or perform shall continue unremedied for a period of 30 days; or

(e)          Judgment. Any money judgment, writ or warrant of attachment or similar process involving (i) any Seller in excess of $5,000,000 in the aggregate or (ii) any Seller in excess of $5,000,000 in the aggregate (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage), shall be entered or filed against any Seller or any of their assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days (or in any event later than five (5) days prior to the date of any proposed sale thereunder); or

(f)           Insolvency. An Event of Insolvency shall have occurred with respect to any Seller; or

(g)          Enforceability. (i) Any Repurchase Document shall for whatever reason be terminated or cease to be in full force and effect in all material respects or shall not be enforceable in all material respects in accordance with its terms, or (ii) any Lien granted pursuant thereto shall fail to be perfected and of first priority, or (iii) any Person (other than the Administrative Agent for the benefit of the Buyers) shall contest the validity, enforceability, perfection or priority of any Lien granted pursuant thereto which has not been dismissed or otherwise addressed in a manner acceptable to the Administrative Agent or otherwise waived as an Event of Default by the Administrative Agent (subject to the Buyers’ approval as contemplated in the Administration Agreement) within three (3) Business Days of the date such Lien was first contested, or (iv) any party thereto (other than the Administrative Agent for the benefit of the Buyers) shall seek to disaffirm, terminate, limit or reduce its obligations hereunder; or

(h)          Security Interest. Any Seller shall grant, or suffer to exist, any Lien on any Repurchase Asset (except any Lien (i) in favor of the Administrative Agent for the benefit of the Buyers or (ii) on any Interest Rate Protection Agreement); or (A) the Repurchase Assets shall not have been sold to the Buyers, or (B) the Liens contemplated hereby shall cease or fail to be first priority perfected Liens on any Repurchase Assets in favor of the Administrative Agent for the benefit of the Buyers or shall be Liens in favor of any Person other than the Administrative Agent for the benefit of the Buyers; or

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(i)           Cross-Default. Any Seller or any of their Affiliates shall be in default under (i) any Indebtedness, in excess of $5,000,000 individually or in the aggregate, of any Seller or of any of their Affiliates which default (1) involves the failure to pay a matured obligation, or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness, or (ii) any other contract, in excess of $5,000,000 individually or in the aggregate, to which any Seller is a party which default (1) involves the failure to pay a matured obligation, or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary of such contract; or

(j)	Reserved; or

(k)          Going Concern. Any Seller’s audited financial statements or notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of any Seller as a “going concern” or reference of similar import; or

(l)           Change in Control. A Change in Control shall have occurred unless the Administrative Agent consents in writing (subject to the Buyers’ approval as contemplated in the Administration Agreement); or

(m)	Reserved

(n)          Inability to Perform. An officer of a Seller shall admit its inability to, or its intention not to, perform any of such Seller’s Obligations hereunder or under any other Repurchase Document;

(o)          REIT Status. The failure of HB Corp. to at any time continue to be (i) qualified as and “publicly traded” as a real estate investment trust as defined in Section 856 of the Code and (ii) entitled to a dividend paid deduction under Section 857 of the Code with respect to dividends paid by it with respect to each taxable year for which it claims a deduction on its Form 1120 – REIT filed with the United States Internal Revenue Service for such year, or the entering into by HB Corp. of any material “prohibited transactions” as defined in Sections 857(b)(6) of the Code unless approved in writing by the Administrative Agent (subject to the Buyers’ approval as contemplated in the Administration Agreement);

(p)          Servicing Portfolio. The cancellation for cause, as permitted under the applicable Servicing Agreements, of 10% or more of any Seller’s portfolio of servicing rights by one or more Takeout Investors.

13.02     Termination Event (a) If the following event (a “Termination Event”) occurs, the Administrative Agent shall have the rights set forth in Section 13.02(b):

(i)           any Material Adverse Effect shall occur, in each case as determined by the Administrative Agent in its sole good faith determination, or any other condition shall exist which, in the Administrative Agent’s sole good faith determination, constitutes a material impairment of any Seller’s ability to perform its obligations under this Repurchase Agreement or any other Repurchase Document.

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(b)          Upon the occurrence of a Termination Event, the Administrative Agent shall have the right, in its sole discretion, to immediately terminate the Administrative Agent’s obligation to enter into any additional Transactions. The Sellers shall repurchase any Mortgage Loans subject to Transactions outstanding hereunder at the Repurchase Price within 30 days following receipt of a request therefor from the Administrative Agent following the occurrence of a Termination Event.

Section 14.        Remedies. (a) If an Event of Default occurs with respect to either Seller, the following rights and remedies are available to the Administrative Agent for the benefit of the Buyers; provided, that an Event of Default shall be deemed to be continuing unless expressly waived by the Administrative Agent in writing.

(i)    At the option of the Administrative Agent, exercised by written notice (which may be electronic) to the Sellers (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Event of Insolvency of either Seller), the Repurchase Date for each Transaction hereunder, if it has not already occurred, shall be deemed immediately to occur. Except with respect to the occurrence of an Event of Insolvency of a Seller, the Administrative Agent shall give notice to the Sellers of the exercise of such option as promptly as practicable.

(ii)   If the Administrative Agent exercises or is deemed to have exercised the option referred to in subsection (a)(i) of this Section:

(A)         the Sellers’ obligations in such Transactions to repurchase all Purchased Mortgage Loans, at the Repurchase Price therefor on the Repurchase Date determined in accordance with subsection (a)(i) of this Section, (1) shall thereupon become immediately due and payable, (2) all Income paid after such exercise or deemed exercise shall be retained by the Administrative Agent and applied to the aggregate unpaid Repurchase Price and any other amounts owed by the Sellers hereunder;

(B)         to the extent permitted by applicable law, the Repurchase Price with respect to each such Transaction shall be increased by the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the date of the exercise or deemed exercise of such option to but excluding the date of payment of the Repurchase Price as so increased, the Post-Default Rate to the Repurchase Price for such Transaction as of the Repurchase Date as determined pursuant to subsection (a)(i) of this Section (decreased as of any day by (i) any amounts actually in the possession of the Administrative Agent for the benefit of the Buyers pursuant to clause (iii) of this subsection, and (ii) any proceeds from the sale of Purchased Mortgage Loans applied to the Repurchase Price pursuant to subsection (a)(iv) of this Section; and

(C)         all Income actually received by the Administrative Agent for the benefit of the Buyers pursuant to Section 5 (excluding any Late Payment Fees

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paid pursuant to Section 5(a) ) shall be applied to the aggregate unpaid Repurchase Price owed by the Sellers.

(iii) Upon the occurrence of one or more Events of Default, the Administrative Agent shall have the right to obtain physical possession of all files of the Sellers relating to the Purchased Mortgage Loans and the Repurchase Assets and all documents relating to the Purchased Mortgage Loans which are then or may thereafter come in to the possession of the Sellers or any third party acting for the Sellers and the Sellers shall deliver to the Administrative Agent such assignments as the Administrative Agent shall request. The Administrative Agent shall be entitled to specific performance of all agreements of the Sellers contained in the Repurchase Documents.

(iv) At any time on the Business Day following notice to the Sellers (which notice may be the notice given under subsection (a)(i) of this Section), in the event the Sellers have not repurchased all Purchased Mortgage Loans, the Administrative Agent may immediately sell, without demand or further notice of any kind, at a public or private sale and at such price or prices as the Administrative Agent may deem satisfactory any or all Purchased Mortgage Loans and the Repurchase Assets, on a servicing released basis, subject to such Transactions hereunder and apply the proceeds thereof to the aggregate unpaid Repurchase Prices and any other amounts owing by the Sellers hereunder.  Any Buyer or the Administrative Agent may be a purchaser of any Purchased Mortgage Loan at any public or private sale and such Buyer or Administrative Agent shall be entitled, for the purpose of bidding or making settlement or payment of the purchase price for all or portion of the Purchased Mortgage Loan sold at any such sale. The proceeds of any disposition of Purchased Mortgage Loans and the Repurchase Assets shall be applied first to the costs and expenses incurred by the Administrative Agent in connection with a Seller’s default; second to costs of cover and/or related hedging transactions; third to the Repurchase Price; and fourth to any other outstanding Obligations of the Sellers.

(v)   The Sellers shall be liable to Administrative Agent and Buyers for (i) the amount of all reasonable legal or other expenses (including, without limitation, all costs and expenses of Administrative Agent and Buyers in connection with the enforcement of this Repurchase Agreement or any other agreement evidencing a Transaction, whether in action, suit or litigation or bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally, further including, without limitation, the reasonable fees and expenses of counsel (including the costs of internal counsel of Administrative Agent and Buyers) incurred in connection with or as a result of an Event of Default, (ii) damages in an amount equal to the cost (including all fees, expenses and commissions) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default, and (iii) any other loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default in respect of a Transaction.

(vi) The Administrative Agent shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or applicable law.

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(b)          Administrative Agent may exercise one or more of the remedies available to Administrative Agent immediately upon the occurrence of an Event of Default and, except to the extent provided in subsections (a)(i) and (iv) of this Section, at any time thereafter without notice to the Sellers. All rights and remedies arising under this Repurchase Agreement as amended from time to time hereunder are cumulative and not exclusive of any other rights or remedies which Administrative Agent may have.

(c)          Administrative Agent may enforce its rights and remedies hereunder without prior judicial process or hearing, and each Seller hereby expressly waives any defenses such Seller might otherwise have to require Administrative Agent to enforce its rights by judicial process. Each Seller also waives any defense (other than a defense of payment or performance) such Seller might otherwise have arising from the use of nonjudicial process, enforcement and sale of all or any portion of the Repurchase Assets, or from any other election of remedies. Each Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(d)          To the extent permitted by applicable law, each Seller shall be liable to the Administrative Agent for interest on any amounts owing by such Seller hereunder, from the date such Seller becomes liable for such amounts hereunder until such amounts are (i) paid in full by such Seller or (ii) satisfied in full by the exercise of the Administrative Agent’s rights hereunder. Interest on any sum payable by the Sellers to the Administrative Agent under this paragraph 14(d) shall be at a rate equal to the Post-Default Rate.

Section 15.        Indemnification and Expenses.(a)         (a) Each Seller agrees to hold the Administrative Agent and the Buyers, and their Affiliates and their officers, directors, employees, agents and advisors and their respective successors and assigns (each an “Indemnified Party”) harmless from and indemnify any Indemnified Party against all liabilities, losses, damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against such Indemnified Party (collectively, “Costs”), relating to or arising out of this Repurchase Agreement, any other Repurchase Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Repurchase Agreement, any other Repurchase Document to which it is a party or any transaction contemplated hereby or thereby, that, in each case, results from anything other than the Indemnified Party’s gross negligence or willful misconduct. Without limiting the generality of the foregoing, each Seller agrees to hold any Indemnified Party harmless from and indemnify such Indemnified Party against all Costs with respect to all Mortgage Loans relating to or arising out of any taxes incurred or assessed in connection with the ownership of the Mortgage Loans, that, in each case, results from anything other than the Indemnified Party’s gross negligence or willful misconduct. In any suit, proceeding or action brought by an Indemnified Party in connection with any Mortgage Loan for any sum owing thereunder, or to enforce any provisions of any Mortgage Loan, each Seller will save, indemnify and hold such Indemnified Party harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by any Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from the Sellers. Each Seller also agrees to reimburse an Indemnified Party as and when billed by such Indemnified

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Party for all the Indemnified Party’s costs and expenses incurred in connection with the enforcement or the preservation of the Administrative Agent’s and the Buyers’ rights under this Repurchase Agreement, any other Repurchase Document or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and disbursements of its counsel.

(b)          Each Seller agrees to pay as and when billed by the Administrative Agent all of the out-of-pocket costs and expenses incurred by the Administrative Agent in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Repurchase Agreement, any other Repurchase Document or any other documents prepared in connection herewith or therewith. Each Seller agrees to pay as and when billed by the Administrative Agent all of the reasonable out-of-pocket costs and expenses incurred in connection with the consummation and administration of the transactions contemplated hereby and thereby including without limitation filing fees and all the reasonable fees, disbursements and expenses of counsel to the Administrative Agent and costs and expenses required to be paid pursuant to Sections 6 and 7 hereof. Subject to the limitations set forth in Section 29 hereof, the Sellers agree to pay the Administrative Agent all the reasonable out of pocket due diligence, inspection, testing and review costs and expenses incurred by the Administrative Agent and the Buyers with respect to Mortgage Loans submitted by the Sellers for purchase under this Repurchase Agreement, including, but not limited to, those out of pocket costs and expenses incurred by the Administrative Agent and the Buyers pursuant to Sections 15 and 29 hereof.

(c)          The obligations of the Sellers from time to time to pay the Repurchase Price, the Periodic Advance Repurchase Payments, and all other amounts due under this Repurchase Agreement shall be full recourse obligations of the Sellers.

Section 16.       Servicing. (a)  The Servicer shall service the Mortgage Loans consistent with the degree of skill and care that such Servicer customarily requires with respect to similar Mortgage Loans owned or managed by it and in accordance with all applicable industry standards. The Servicer shall (i) comply with all applicable Federal, State and local laws and regulations, (ii) maintain all state and federal licenses necessary for it to perform its servicing responsibilities hereunder and (iii) not impair the rights of any Buyer in any Mortgage Loans or any payment thereunder. Administrative Agent may terminate the servicing of any Mortgage Loan with the then existing servicer in accordance with Section 16(d) hereof.

(b)          The Servicer shall hold or cause to be held all escrow funds collected by the Servicer with respect to any Purchased Mortgage Loans in trust accounts and shall apply the same for the purposes for which such funds were collected.

(c)          Upon the occurrence of an Event of Default, the Servicer shall deposit all collections received by the Servicer and Sellers on account of the Purchased Mortgage Loans in the Collection Account.

(d)          Upon the occurrence of an Event of Default hereunder, Administrative Agent shall have the right to immediately terminate the Servicer’s right to service the Purchased Mortgage Loans without payment of any penalty or termination fee. The Sellers and the Servicer

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shall cooperate in transferring the servicing of the Purchased Mortgage Loans to a successor servicer appointed by Administrative Agent in its sole discretion.

(e)          If the Sellers should discover that, for any reason whatsoever, any entity responsible to the Sellers by contract for managing or servicing any such Purchased Mortgage Loan has failed to perform fully the Sellers’ obligations under the Repurchase Documents or any of the obligations of such entities with respect to the Purchased Mortgage Loans, the Sellers shall promptly notify Administrative Agent.

Section 17.       Recording Of Communications. The Administrative Agent, the Buyers and the Sellers shall have the right (but not the obligation) from time to time to make or cause to be made tape recordings of communications between its employees and those of the other party with respect to Transactions upon notice to the other party of such recording.

Section 18.       Single Agreement. The Administrative Agent, Buyers and the Sellers acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and that each has been entered into in consideration of the other Transactions. Accordingly, each of the Administrative Agent, Buyers and the Sellers agree (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transaction hereunder; (iii) that payments, deliveries, and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries, and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries, and other transfers may be applied against each other and netted and (iv) to promptly provide notice to the other after any such set off or application.

Section 19.      Set-Off. In addition to any rights and remedies of the Administrative Agent and the Buyers hereunder and by law, the Administrative Agent and the Buyers shall have the right, without prior notice to the Sellers, any such notice being expressly waived by the Sellers to the extent permitted by applicable law, upon any amount becoming due and payable by either Seller hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent and the Buyers or any Affiliate thereof to or for the credit or the account of either Seller or any Affiliate thereof. The Administrative Agent and the Buyers agree to promptly notify the Sellers after any such set-off and application made by such Buyer or Administrative Agent; provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 20.       Notices And Other Communications. Except as otherwise expressly permitted by this Repurchase Agreement, all notices, requests and other communications provided for herein (including without limitation any modifications of, or

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waivers, requests or consents under, this Repurchase Agreement) shall be given or made in writing (including without limitation by telecopy or electronic mail) delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof or thereof); or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. Except as otherwise provided in this Repurchase Agreement and except for notices given under Section 3 (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when transmitted by telecopy or electronic mail or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

Section 21.       Entire Agreement; Severability. This Repurchase Agreement, together with the Repurchase Documents, constitute the entire understanding between Administrative Agent, the Buyers and the Sellers with respect to the subject matter they cover and shall supersede any existing agreements, understandings, inducements and conditions, express or implied, oral or written between the parties containing general terms and conditions for repurchase transactions involving Purchased Mortgage Loans. By acceptance of this Repurchase Agreement, Administrative Agent, the Buyers and the Sellers acknowledge that they have not made, and are not relying upon, any statements, representations, promises or undertakings not contained in this Repurchase Agreement. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

Section 22.        Non-Assignability. The rights and obligations of the parties under this Repurchase Agreement and under any Transaction shall not be assigned by the Sellers without the prior written consent of the Administrative Agent and the Buyers in accordance with the terms of the Administration Agreement. Subject to the foregoing, this Repurchase Agreement and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Nothing in this Repurchase Agreement express or implied, shall give to any Person, other than the parties to this Repurchase Agreement and their successors hereunder, any benefit of any legal or equitable right, power, remedy or claim under this Repurchase Agreement.

Each Buyer may assign and participate its rights and obligations hereunder, in accordance with the Administration Agreement and pursuant to an executed assignment and acceptance by such Buyer and assignee (“Assignment and Acceptance”) provided that no Seller shall be required to deal with any assignee until it has received a copy of such executed Assignment and Acceptance.

The Administrative Agent shall maintain, as agent for the Buyers and the Sellers, a register (the “Register”) on which it will record each Buyer’s rights hereunder, and each Assignment and Acceptance and participation. The Register shall include the names and addresses of the Buyer (including all assignees, successors and participants) and the percentage or portion of such rights and obligations assigned. Failure to make any such recordation, or any error in such recordation shall not affect the Sellers’ obligations in respect of such rights. If a Buyer sells a participation in its rights hereunder, it shall provide the Administrative Agent (as agent for the Sellers), or maintain as agent of the Sellers, the information described in this

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paragraph and permit the Administrative Agent (as agent for the Sellers) to review such information as reasonably needed for the Administrative Agent (as agent for the Sellers) to comply with its obligations under this Repurchase Agreement or under any applicable Requirement of Law.

Each Buyer may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 22, disclose to the assignee or participant or proposed assignee or participant, as the case may be, any information relating to the Sellers or any of its Subsidiaries or to any aspect of the Transactions that has been furnished to such Buyer by or on behalf of the Sellers or any of its Subsidiaries; provided that such assignee or participant agrees to hold such information subject to the confidentiality provisions of this Repurchase Agreement.

Each Buyer may at any time create a security interest in all or any portion of its rights under this Repurchase Agreement in favor of any Federal Reserve Bank in accordance with regulations of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank. No such assignment shall release the assigning buyer from its obligations hereunder.

Section 23.      Tax Treatment. Each party to this Repurchase Agreement acknowledges that it is its intent for purposes of U.S. federal, state and local income and franchise taxes, to treat each Transaction as indebtedness of the Sellers that is secured by the Purchased Mortgage Loans and that the Purchased Mortgage Loans are owned by the Sellers in the absence of a Default by the Sellers. All parties to this Repurchase Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by law.

Section 24.        Terminability. Each representation and warranty made or deemed to be made by entering into a Transaction, herein or pursuant hereto shall survive the making of such representation and warranty, and the Administrative Agent shall not be deemed to have waived any Default that may arise because any such representation or warranty shall have proved to be false or misleading, notwithstanding that the Administrative Agent may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time the Transaction was made. Notwithstanding any such termination or the occurrence of an Event of Default, all of the representations and warranties and covenants hereunder shall continue and survive. The obligations of the Sellers under Section 15 hereof shall survive the termination of this Repurchase Agreement.

Section 25.       GOVERNING LAW. THIS REPURCHASE AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

Section 26.       SUBMISSION TO JURISDICTION; WAIVERS. ADMINISTRATIVE AGENT, BUYERS, AND EACH SELLER HEREBY IRREVOCABLY AND UNCONDITIONALLY:

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(a)          SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS REPURCHASE AGREEMENT AND THE OTHER REPURCHASE DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(b)          CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(c)          AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH THE ADMINISTRATIVE AGENT SHALL HAVE BEEN NOTIFIED;

(d)          AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION; AND

(e)          THE, ADMINISTRATIVE AGENT, BUYERS, AND EACH SELLER HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS REPURCHASE AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 27.       No Waivers, etc. No failure on the part of the Administrative Agent or any Buyer to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Repurchase Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Repurchase Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law. An Event of Default shall be deemed to have occurred and be continuing unless expressly waived by the Administrative Agent in writing or the Administrative Agent has agreed in writing that such Event of Default has been cured (subject to the Buyers’ approval as contemplated in the Administration Agreement).

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Section 28.        Netting. If the Administrative Agent and the Sellers are “financial institutions” as now or hereinafter defined in Section 4402 of Title 12 of the United States Code (“Section 4402”) and any rules or regulations promulgated thereunder,

(a)          All amounts to be paid or advanced by one party to or on behalf of the other under this Repurchase Agreement or any Transaction hereunder shall be deemed to be “payment obligations” and all amounts to be received by or on behalf of one party from the other under this Repurchase Agreement or any Transaction hereunder shall be deemed to be “payment entitlements” within the meaning of Section 4402, and this Repurchase Agreement shall be deemed to be a “netting contract” as defined in Section 4402.

(b)          The payment obligations and the payment entitlements of the parties hereto pursuant to this Repurchase Agreement and any Transaction hereunder shall be netted as follows. In the event that either party (the “Defaulting Party”) shall fail to honor any payment obligation under this Repurchase Agreement or any Transaction hereunder, the other party (the “Nondefaulting Party”) shall be entitled to reduce the amount of any payment to be made by the Nondefaulting Party to the Defaulting Party by the amount of the payment obligation that the Defaulting Party failed to honor.

Section 29.        Periodic Due Diligence Review. Each Seller acknowledges that the Administrative Agent and the Buyers have the right to perform continuing due diligence reviews with respect to the Mortgage Loans, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and each Seller agrees that upon reasonable (but no less than five (5) Business Days) prior notice unless an Event of Default shall have occurred, in which case no notice is required, to the Sellers, the Administrative Agent and the Buyers or their authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Mortgage Files and any and all documents, records, agreements, instruments or information relating to such Mortgage Loans in the possession or under the control of the Sellers. The Sellers also shall make available to the Administrative Agent and the Buyers a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Mortgage Files and the Mortgage Loans. Without limiting the generality of the foregoing, each Seller acknowledges that the Administrative Agent and the Buyers may purchase Mortgage Loans from the Sellers based solely upon the information provided by the Sellers to the Administrative Agent and the Buyers in the Mortgage Loan Schedule and the representations, warranties and covenants contained herein, and that the Administrative Agent and the Buyers, at their option, have the right at any time to conduct a partial or complete due diligence review on some or all of the Mortgage Loans purchased in a Transaction, including, without limitation, ordering broker’s price opinions, new credit reports and new Appraisals on the related Mortgaged Properties and otherwise regenerating the information used to originate such Mortgage Loan. The Administrative Agent and the Buyers may underwrite such Mortgage Loans itself or engage a third party underwriter to perform such underwriting. Each Seller agrees to cooperate with the Administrative Agent and the Buyers and any third party underwriter in connection with such underwriting, including, but not limited to, providing the Administrative Agent and the Buyers and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Mortgage Loans in the possession, or under the control, of the Sellers. Each Seller further agrees that such Seller shall pay all reasonable expenses incurred by

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the Administrative Agent and the Buyers in connection with the Administrative Agent’s and the Buyers’ activities pursuant to this Section 29 (“Due Diligence Costs”); provided, that such Due Diligence Costs shall not exceed the Due Diligence Cap per calendar year unless a Default or Event of Default shall have occurred, in which event the Administrative Agent and the Buyers shall have the right to perform due diligence, at the sole expense of Sellers without regard to the dollar limitation set forth herein.

Section 30.	Administrative Agent’s Appointment As Attorney-In-Fact.

(a)  Each Seller hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Sellers and in the name of Sellers or in its own name, from time to time in the Administrative Agent’s discretion, for the purpose of carrying out the terms of this Repurchase Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be reasonably necessary or desirable to accomplish the purposes of this Repurchase Agreement, and, without limiting the generality of the foregoing, each Seller hereby gives the Administrative Agent the power and right, on behalf of Sellers, without assent by, but with notice to, Sellers, if an Event of Default shall have occurred and be continuing, to do the following:

(i)    in the name of Sellers, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any other Repurchase Assets and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due with respect to any other Repurchase Assets whenever payable;

(ii)   to pay or discharge taxes and Liens levied or placed on or threatened against the Repurchase Assets;

(iii) (A) to direct any party liable for any payment under any Repurchase Assets to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Repurchase Assets; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Repurchase Assets; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Repurchase Assets or any proceeds thereof and to enforce any other right in respect of any Repurchase Assets; (E) to defend any suit, action or proceeding brought against Sellers with respect to any Repurchase Assets; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as the Administrative Agent may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Repurchase Assets as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and to do, at the Administrative Agent’s option and Sellers’ expense, at any time, and from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve

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or realize upon the Repurchase Assets and the Administrative Agent’s Liens thereon and to effect the intent of this Repurchase Agreement, all as fully and effectively as Sellers might do.

(b)          Each Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

(c)          Each Seller also authorizes the Administrative Agent, if an Event of Default shall have occurred, from time to time, to execute, in connection with any sale provided for in Section 14 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Repurchase Assets.

(d)          The powers conferred on the Administrative Agent hereunder are solely to protect the Administrative Agent’s (for the benefit of Buyers) interests in the Repurchase Assets and shall not impose any duty upon it to exercise any such powers. The Administrative Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to the Sellers for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

Section 31.       Miscellaneous. (a)  Counterparts. This Repurchase Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Repurchase Agreement by signing any such counterpart.

(b)          Captions. The captions and headings appearing herein are for included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Repurchase Agreement.

(c)	Acknowledgment. Each Seller hereby acknowledges that:

(i)    it has been advised by counsel in the negotiation, execution and delivery of this Repurchase Agreement and the other Repurchase Documents;

(ii)  neither the Administrative Agent nor any Buyer has any fiduciary relationship to the Sellers; and

(iii) no joint venture exists between the Administrative Agent or any Buyer on the one hand and the Sellers on the other hand.

(d)          Documents Mutually Drafted. The Sellers, Administrative Agent and Buyers agree that this Repurchase Agreement each other Repurchase Document prepared in connection with the Transactions set forth herein have been mutually drafted and negotiated by each party, and consequently such documents shall not be construed against either party as the drafter thereof.

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Section 32.       Confidentiality. The Administrative Agent, Buyers and Sellers hereby acknowledge and agree that all written or computer-readable information provided by one party to any other regarding the terms set forth in any of the Repurchase Documents or the Transactions contemplated thereby (the “Confidential Terms”) shall be kept confidential and shall not be divulged to any party (other than Affiliates and Subsidiaries thereof) without the prior written consent of such other party except to the extent that (i) in such party’s opinion it is necessary to do so in working with legal counsel, auditors, taxing authorities or other governmental agencies or regulatory bodies or in order to comply with any applicable federal or state laws or regulations, (ii) any of the Confidential Terms are in the public domain other than due to a breach of this covenant, (iii) in the Event of a Default the Administrative Agent determines in good faith such information to be necessary or desirable to disclose in connection with the marketing and sales of the Purchased Mortgage Loans or otherwise to enforce or exercise the Administrative Agent’s rights hereunder, or (iv) to the extent a Buyer deems necessary or appropriate, in connection with an assignment or participation under Section 22 of this Repurchase Agreement or under the Administration Agreement or in connection with any hedging transaction related to Purchased Mortgage Loans. Notwithstanding the foregoing or anything to the contrary contained herein or in any other Repurchase Document, the parties hereto may disclose to any and all Persons, without limitation of any kind, the U.S. federal, state and local tax treatment of the Transactions, any fact that may be relevant to understanding the U.S. federal, state and local tax treatment of the Transactions, and all materials of any kind (including opinions or other tax analyses) relating to such U.S. federal, state and local tax treatment and that may be relevant to understanding such tax treatment; provided that Sellers may not disclose (except as provided in clauses (i) through (iv) of this Section) the name of or identifying information with respect to Administrative Agent or any Buyer or any pricing terms (including, without limitation, the Pricing Rate, Facility Fee, Purchase Price Percentage and Purchase Price) or other nonpublic business or financial information (including any sublimits and financial covenants) that is unrelated to the U.S. federal, state and local tax treatment of the Transactions and is not relevant to understanding the U.S. federal, state and local tax treatment of the Transactions, without the prior written consent of the Administrative Agent or applicable Buyer. The provisions set forth in this Section 32 shall survive the termination of this Repurchase Agreement for a period of one year following such termination.

Section 33.       Intent. (a)  The parties recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended, and constitute “repurchase agreements” under Sections 546(f), 559 and 362(b)(7) of the Bankruptcy Code (except insofar as the type of Mortgage Loans subject to such Transaction or the term of such Transaction would render such definition inapplicable), a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended (except insofar as the type of assets subject to such Transaction would render such definition inapplicable) and that all payments hereunder are deemed “margin payments” or “settlement payments” as defined in Title 11 of the United States Code.

(b)          It is understood that either party’s right to liquidate Mortgage Loans delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Section 14 hereof is a contractual right to liquidate such Transaction as described in Sections 555, 559 and 561 of Title 11 of the United States Code, as amended.

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(c)          The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d)          It is understood that this Repurchase Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation,” respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

(e)          This Repurchase Agreement is intended to be a "repurchase agreement" and a "securities contract," within the meaning of Section 555 and Section 559 under the Bankruptcy Code.

Section 34.       Disclosure Relating to Certain Federal Protections. The parties acknowledge that they have been advised that:

(a)          in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Securities Exchange Act of 1934 (“1934 Act”), the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;

(b)          in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

(c)          in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

Section 35.        Conflicts. In the event of any conflict between the terms of this Repurchase Agreement and any other Repurchase Document, the documents shall control in the following order of priority: first, the terms of this Repurchase Agreement shall prevail and then the terms of the Repurchase Documents shall prevail.

Section 36.       Authorizations. Any of the persons whose signatures and titles appear on Schedule II are authorized, acting singly, to act for the Sellers or Administrative Agent, as the case may be, under this Repurchase Agreement.

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Section 37.       Acknowledgement of Anti Predatory Lending Practices. Administrative Agent has in place internal policies and procedures that expressly prohibit its purchase of any High Cost Mortgage Loan.

Section 38.        General Interpretive Principles. For purposes of this Repurchase Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)          the terms defined in this Repurchase Agreement have the meanings assigned to them in this Repurchase Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(b)          accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(c)          references herein to “Articles”, “Sections”, “Subsections”, “Paragraphs”, and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Repurchase Agreement;

(d)          a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(e)          the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Repurchase Agreement as a whole and not to any particular provision;

(f)           the term “include” or “including” shall mean without limitation by reason of enumeration;

(g)          all times specified herein or in any other Repurchase Document (unless expressly specified otherwise) are Central times unless otherwise stated; and

(h)          all references herein or in any Repurchase Document to "good faith" means good faith as defined in Section 1-201(19) of the UCC as in effect in the State of New York.

Section 39.        Fees. (a)  Facility Fee. Sellers shall pay to Administrative Agent for the benefit of the Buyers in immediately available funds the Facility Fee payable in arrears and based on a 360 day year no later than the Payment Date following the end of each calendar quarter, provided that the portion of the Facility Fee due for any calendar quarter shall be pro rated for the number of days during such calendar quarter and provided further that all accrued and unpaid Facility Fees shall be due and payable on the Termination Date. Notwithstanding the foregoing, such Facility Fee shall be earned in full on the Effective Date. Such payment shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Administrative Agent at such account designated by Administrative Agent.

(b)          Administrative Fee. Each Seller agrees to pay to the Administrative Agent such administrative fee (the “Administrative Fee”) for the Administrative Agent’s services in

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administering this Repurchase Agreement and the other Repurchase Documents as may be provided for in a separate agreement between the Sellers and the Administrative Agent.

Section 40.        Amendments. This Repurchase Agreement may not be amended or modified, except by a writing signed by the parties hereto and subject to the terms of the Administration Agreement.

Section 41.        Joint and Several. Each Seller shall be jointly and severally liable for the full, complete and punctual performance and satisfaction of all obligations of either Seller under this Repurchase Agreement. Accordingly, each Seller waives any and all notice of creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by Administrative Agent upon such Seller’s joint and several liability. Each Seller waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon such Seller with respect to the Obligations. When pursuing its rights and remedies hereunder against either Seller, Administrative Agent may, but shall be under no obligation to, pursue such rights and remedies hereunder against either Seller or any other Person or against any collateral security for the Obligations or any right of offset with respect thereto, and any failure by Administrative Agent to pursue such other rights or remedies or to collect any payments from such Seller or any such other Person to realize upon any such collateral security or to exercise any such right of offset, or any release of such Seller or any such other Person or any such collateral security, or right of offset, shall not relieve such Seller of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Administrative Agent against such Seller.

[THIS SPACE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties have entered into this Repurchase Agreement as of the date set forth above.

JPMORGAN CHASE BANK, N.A., as Administrative Agent and a Buyer

By:	/s/ MICHAEL W. NICHOLSON

Name:  Michael W. Nicholson

Title:	Vice President

Address for Notices:

JPMorgan Chase Bank, N.A.

707 Travis

6th Floor North

Houston, Texas 77252

Attention: Michael Nicholson

Telecopier No.: (713) 216-1567

Telephone No.: (713) 216-5335

E-mail: Michael.Nicholson@chase.com

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BNP PARIBAS, as a Buyer

By:	/s/ LAURENT VANDERZYPPE

Name:  LAURENT VANDERZYPPE

Title:	Managing Director
By:	/s/ BARRY S. FOIGENBAUM

Name:  Barry S. Foigenbaum

Title:	Managing Director

Address for Notices:

787 Seventh Avenue, 28th Floor

New York, NY 10019

Attention: Kevin Ernst

Telecopier No.: (212) 841-2533

Telephone No.: (212) 471-7061

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COMMERZBANK AKTIENGESELLSCHAFT NEW YORK BRANCH and GRAND CAYMAN BRANCH, as a Buyer

By: /s/ JOSEPH J. HAYES

Name:  JOSEPH J. HAYES

Title:	VICE PRESIDENT

By:  /s/ GERARD A. ARAW

Name: Gerard A. Araw

Title:	Assistant Vice President

Address for Notices:

2 World Financial Center

New York, NY 10281

Attention: Joseph J. Hayes

Telecopier No.: (212) 266-7629

Telephone No.: (212) 266-7518

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US BANK NATIONAL ASSOCIATION, as a Buyer

By: /s/ WILLIAM J. UMSCHEID

Name: WILLIAM J. UMSCHEID

Title:	Vice President

Address for Notices:

800 Nicollet Mall

Mail Station BC-MN-HO3B

Minneapolis, MN 55402

Attention:	Mr. William Umscheid

Telecopier No.: (612) 303-2253

Telephone No.: (612) 303-3575

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KEYBANK NATIONAL ASSOCIATION, as a Buyer

By: /s/ PAUL HENSON

Name: Paul Henson

Title:	Executive Vice President

Address for Notices:

127 Public Square, OH-01-27-0406

Cleveland, OH 44114

Attention: Craig Platt

Telecopier No.: 216-689-4233

Telephone No.: 216-689-5608

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DB STRUCTURED PRODUCTS, INC., as a Buyer

By: /s/ GLENN MINKOFF

Name: GLENN MINKOFF

Title:	DIRECTOR

By: /s/ JOHN MCCARTHY

Name: John McCarthy

Title:	Authorized Signatory

Address for Notices:

60 Wall Street

New York, New York 10005

Attention: Tina Gu

Telecopier No.: 212-797-5150

Telephone No.: 212-250-0357

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FORTIS CAPITAL CORP., as a Buyer

By: /s/ ALAN KROUK

Name: Alan Krouk

Title:	Managing Director

By: /s/ BARRY CHUNG

Name: Barry Chung

Title:	Senior Vice President

Address for Notices:

520 Madison Avenue, 3rd Floor

New York, NY 10022

Attention: Barry Chung

Telecopier No.: (212) 340-5479

Telephone No.: (212) 340-5320

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BANK HAPOALIM BM, as a Buyer

By: /s/ HELEN H. GATESON

Name: HELEN H. GATESON

Title:	VICE PRESIDENT

By: /s/ LENROY HACKETT

Name: LENROY HACKETT

Title:	FIRST VICE PRESIDENT

Address for Notices:

1177 Avenue of the Americas

New York, NY 10036

Attention: Ms. Helen H. Gateson

Telecopier No.: (212) 782-2382

Telephone No.: (212) 782-2161

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SELLER:

HOMEBANC CORP.

By: /s/ JAMES L. KRAKAU

Name: James L. Krakau

Title:  Senior Vice President and Treasurer

Address for Notices:

2002 Summit Blvd, Suite 100

Atlanta, Georgia 30319

Attention: Treasurer

Telecopier No.: 404-705-7915

Telephone No: 404-459-7720

E-mail: cmcguire@homebanc.com and

jkrakau@homebanc.com

SELLER:

HOMEBANC MORTGAGE CORPORATION

By: /s/ JAMES L. KRAKAU

Name: James L. Krakau

Title:  Senior Vice President and Treasurer

Address for Notices:

2002 Summit Blvd, Suite 100

Atlanta, Georgia 30319

Attention: Treasurer

Telecopier No.: 404-705-7915

Telephone No: 404-459-7720

E-mail: cmcguire@homebanc.com and

jkrakau@homebanc.com

USActive 5531664.18

SCHEDULE I

REPRESENTATIONS AND WARRANTIES RE: MORTGAGE LOANS

Each Seller makes the following representations and warranties to the Administrative Agent and Buyers with respect to each Mortgage Loan, that as of the Purchase Date for the purchase of any Purchased Mortgage Loans by the Administrative Agent for the benefit of the Buyers from the Sellers and as of the date of this Repurchase Agreement and any Transaction hereunder and at all times while the Repurchase Documents and any Transaction hereunder is in full force and effect, except with respect to any Underperforming Mortgage Loan in which the claimed breach of the representation or warranty is expressly identified to Buyer in writing pursuant to clause (a) of the definition of Underperforming Mortgage Loan. For purposes of this Schedule 1 and the representations and warranties set forth herein, a breach of a representation or warranty shall be deemed to have been cured with respect to a Mortgage Loan if and when Sellers have taken or caused to be taken action such that the event, circumstance or condition that gave rise to such breach no longer adversely affects such Mortgage Loan. With respect to those representations and warranties which are made to the best of a Seller’s knowledge, if it is discovered by Sellers or the Administrative Agent that the substance of such representation and warranty is inaccurate, notwithstanding a Seller’s lack of knowledge with respect to the substance of such representation and warranty, such inaccuracy shall be deemed a breach of the applicable representation and warranty.

(a)          Mortgage Loans as Described. The information set forth in the related Mortgage Loan Schedule is complete, true and correct;

(b)          Payments Current. All payments required to be made up to the close of business on the Purchase Date for such Mortgage Loan under the terms of the Mortgage Note have been made and credited. Except with respect to Underperforming Mortgage Loans, no payment required under the Mortgage Loan is 30 days or more delinquent nor has any payment under the Mortgage Loan been 30 days or more delinquent at any time since the origination of the Mortgage Loan. The first Monthly Payment shall be made, or shall have been made, with respect to the Mortgage Loan on its Due Date or within the grace period, all in accordance with the terms of the related Mortgage Note;

(c)          No Outstanding Charges. There are no delinquent taxes, ground rents, water charges, sewer rents, governmental assessments, municipal charges, insurance premiums, leasehold payments, including assessments payable in future installments or other outstanding charges affecting the related Mortgaged Property. The Sellers have not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is later, to the day which precedes by one month the Due Date of the first installment of principal and/or interest and advances for taxes and insurance in accordance with RESPA;

USActive 5531664.19	Sch. 1-1

(d)          Original Terms Unmodified. The terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by written instruments, recorded in the applicable public recording office if necessary to maintain the lien priority of the Mortgage, and which have been delivered to the related Custodian; the substance of any such waiver, alteration or modification has been approved by the insurer under the PMI, if any, and the title insurer, to the extent required by the related policy, and is reflected on the related final Mortgage Loan Schedule. No instrument of waiver, alteration or modification has been executed, and no Mortgagor has been released, in whole or in part, except in connection with an assumption agreement approved by the insurer under the PMI Policy, if any, the title insurer, to the extent required by the policy, and which assumption agreement has been delivered to the Custodian and the terms of which are reflected in the related Final Mortgage Loan Schedule;

(e)          No Defenses. The Mortgage Note and the Mortgage are not subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of the Mortgage Note and the Mortgage, or the exercise of any right thereunder, render the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor of any state or federal bankruptcy or insolvency proceeding at the time the Mortgage Loan was originated;

(f)           Hazard Insurance. The Mortgaged Property is insured by a fire and extended perils insurance policy, issued by a Qualified Insurer, and such other hazards as are customary in the area where the Mortgaged Property is located, and to the extent required by the Sellers as of the date of origination consistent with the Underwriting Guidelines, against earthquake and other risks insured against by Persons operating like properties in the locality of the Mortgaged Property, in an amount not less than the greatest of (i) 100% of the replacement cost of all improvements to the Mortgaged Property, (ii) the outstanding principal balance of the Mortgage Loan, or (iii) the amount necessary to avoid the operation of any co-insurance provisions with respect to the Mortgaged Property, and consistent with the amount that would have been required as of the date of origination in accordance with the Underwriting Guidelines. If any portion of the Mortgaged Property is in an area identified by any federal Governmental Authority as having special flood hazards, and flood insurance is available, a flood insurance policy meeting the current guidelines of the Federal Emergency Management Agency is in effect with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of (1) the outstanding principal balance of the Mortgage Loan (2) the full insurable value of the Mortgaged Property, and (3) the maximum amount of insurance available under the National Flood Insurance Act of 1968, as amended by the Flood Disaster Protection Act of 1974. All such insurance policies (collectively, the “hazard insurance policy”) contain a standard mortgagee clause naming Sellers, their successors and assigns (including, without limitation, subsequent owners of the Mortgage Loan), as mortgagee, and may not be reduced, terminated or canceled without 30 days’ prior written notice to the mortgagee. No such notice has been received by Sellers. All premiums on such insurance policy have been paid. The related Mortgage obligates the Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the mortgagee to maintain such insurance at the Mortgagor’s cost and expense and to seek reimbursement therefor from such Mortgagor. Where required by state law

USActive 5531664.19	Sch. 1-2

or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a “master” or “blanket” hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer and is in full force and effect. No Seller has engaged in, nor has any knowledge of the Mortgagor’s having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized the Sellers;

(g)          Compliance with Applicable Law. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the Mortgage Loan have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Sellers shall maintain or shall cause its agent to maintain in its possession, available for the inspection of Administrative Agent and Buyers, and shall deliver to Administrative Agent, upon demand, evidence of compliance with all such requirements;

(h)          No Satisfaction of Mortgage. The Mortgage has not been satisfied, cancelled, subordinated (other than to the related first lien in the case of a Second Lien Mortgage Loan) or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such satisfaction, cancellation, subordination, rescission or release. Sellers have not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, nor have the Sellers waived any default resulting from any action or inaction by the Mortgagor;

(i)           Valid First or Second Lien. The Mortgage is a valid, subsisting, enforceable and perfected (a) with respect to each first lien Mortgage Loan, first priority lien and first priority security interest or (b) with respect to a Second Lien Mortgage Loan, second priority lien and second priority security interest, in each case, on the real property included in the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to:

(i)    the lien of current real property taxes and assessments not yet due and payable;

(ii)   covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the ALTA lender’s title policy delivered to the originator of the Mortgage Loan and (a) referred to or otherwise considered in the Appraisal made for the originator of

USActive 5531664.19	Sch. 1-3

the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such Appraisal;

(iii) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property; and

(iv) with respect to each Mortgage Loan that is a Second Lien Mortgage Loan, a first lien on the Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting and enforceable (a) with respect to each first lien Mortgage Loan, first priority lien and first priority security interest and (b) with respect to each Second Lien Mortgage Loan, second priority lien and second priority security interest, in each case, on the property described therein and Sellers have full right to pledge and assign the same to Administrative Agent for the benefit of the Buyers. Except with respect to Second Lien Mortgage Loans and HELOCs that are (a) originated simultaneously with the corresponding first lien Mortgage Loan or (b) re-subordinated to the first lien at the time of origination of the first lien, the Mortgaged Property was not, as of the date of origination or re-subordination of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage;

(j)           Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms except as such enforceability may be limited by (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors rights generally and (ii) general principles of equity. All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by such related parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including, without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan. The applicable Seller has reviewed all of the documents constituting the Mortgage File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein. To the best of either Seller’s knowledge, except as disclosed to Administrative Agent in writing, all tax identifications and property descriptions are legally sufficient; and tax segregation, where required, has been completed;

(k)          Full Disbursement of Proceeds. The proceeds of the Mortgage Loan have been fully disbursed to or for the account of the Mortgagor and there is no obligation for the Mortgagee to advance additional funds thereunder and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage

USActive 5531664.19	Sch. 1-4

Loan and the recording of the Mortgage have been paid, and the Mortgagor is not entitled to any refund of any amounts paid or due to the Mortgagee pursuant to the Mortgage Note or Mortgage;

(l)           Ownership. The related Seller has full right to sell the Mortgage Loan to Administrative Agent, for the benefit of the Buyers, free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell each Mortgage Loan pursuant to this Repurchase Agreement and following the sale of each Mortgage Loan, Administrative Agent, for the benefit of the Buyers, will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest except any such security interest created pursuant to the terms of this Repurchase Agreement;

(m)         Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (i) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (ii) either (A) organized under the laws of such state, (B) qualified to do business in such state, (C) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (D) not doing business in such state;

(n)          Title Insurance. The Mortgage Loan is covered by either (i) an attorney’s opinion of title and abstract of title, the form and substance of which is acceptable to prudent mortgage lending institutions making mortgage loans in the area wherein the Mortgaged Property is located or (ii) an ALTA lender’s title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring Sellers, its successors and assigns, as to the first priority lien or second priority lien, as applicable, of the Mortgage, as applicable, in the original principal amount of the Mortgage Loan, subject only to the exceptions contained in clauses (1), (2) and (3) of paragraph (i) of this Schedule 1, and in the case of adjustable rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required lender’s title policy. Additionally, such lender’s title insurance policy affirmatively insures ingress and egress and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. Sellers, its successors and assigns, are the sole insureds of such lender’s title insurance policy, and such lender’s title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Repurchase Agreement. No claims have been made under such lender’s title insurance policy, and no prior holder or servicer of the related Mortgage, including Sellers, has done, by act or omission, anything which would impair the coverage of such lender’s title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will

USActive 5531664.19	Sch. 1-5

be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by Sellers;

(o)          No Defaults. There is no default, breach, violation or event of acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and the Sellers have not waived any default, breach, violation or event of acceleration;

(p)          No Mechanics’ Liens. There are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such lien) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

(q)          Location of Improvements; No Encroachments. Unless otherwise affirmatively insured by a lender’s title insurance policy, all improvements which were considered in determining the Appraised Value of the related Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgage Property is in violation of any applicable zoning law or regulation;

(r)           Origination. The Mortgage Loan was originated by or in conjunction with a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar banking institution which is supervised and examined by a federal or state authority. The Mortgage Interest Rate is adjusted, with respect to adjustable rate Mortgage Loans, on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest .125%), subject to the Mortgage Interest Rate Cap. Other than with respect to an Option ARM, the Mortgage Note is payable on the first day of each month in equal monthly installments of principal and/or interest, which installments of interest, with respect to adjustable rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, (i) (other than Mortgage Loans underwritten to Agency guidelines) over an original term of not more than 30 years from commencement of amortization and (ii) with respect to Mortgage Loan underwritten to Agency guidelines, 40 years from the commencement of amortization. No Second Lien Mortgage Loan has a balloon payment due prior to the date which is 30 years following the origination date and, in the case of interest only loans, have no principal amortization for a period of not more than 10 years and then fully amortize over a term which ends not more than 30 years from the date of the Mortgage Note. Other than with respect to an Option ARM, the Due Date of the first payment under the Mortgage Note is no more than 60 days from the date of the Mortgage Note;

(s)           Payment Provisions. Other than with respect to an Option ARM or other interest only adjustable rate mortgage, principal payments on the Mortgage Loan commenced no more than sixty days after the proceeds of the Mortgage Loan were disbursed. The Mortgage

USActive 5531664.19	Sch. 1-6

Loan bears interest at the Mortgage Interest Rate. With respect to each Mortgage Loan, the Mortgage Note is payable on the first day of each month in Monthly Payments, which, in the case of a fixed rate Mortgage Loan, are sufficient to fully amortize the original principal balance over the original term thereof and to pay interest at the related Mortgage Interest Rate, and, in the case of an adjustable rate Mortgage Loan, are changed on each Interest Rate Adjustment Date, and in any case, are sufficient to fully amortize the original principal balance over the original term thereof and to pay interest at the related Mortgage Interest Rate. Other than with respect to an Option ARM or other interest only adjustable rate mortgage, the Mortgage Note does not permit negative amortization. With respect to HELOCs, the related Mortgagor may request advances up to the Credit Limit within the first ten years following the date of origination; each HELOC will amortize within thirty (30) years from the date of origination;

(t)           Customary Provisions. The Mortgage Note has a stated maturity. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee’s sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee’s sale or the right to foreclose the Mortgage. The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae;

(u)          Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination and collection practices used by the Sellers with respect to each Mortgage Note and Mortgage have been in all respects legal, proper, prudent and customary in the mortgage origination and servicing industry. The Mortgage Loan has been serviced by the Sellers and any predecessor servicer in accordance with the terms of the Mortgage Note. With respect to escrow deposits and Escrow Payments, if any, all such payments are in the possession of, or under the control of, the Sellers and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. No escrow deposits or Escrow Payments or other charges or payments due the Sellers have been capitalized under any Mortgage or the related Mortgage Note and no such escrow deposits or Escrow Payments are being held by the Sellers for any work on a Mortgaged Property which has not been completed. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage Note. Any interest required to be paid pursuant to state and local law has been properly paid and credited. The Mortgage and related Mortgage Note contain customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (a) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (b) otherwise by judicial foreclosure.

(v)          Mortgaged Property Undamaged. The Mortgaged Property is free of damage by fire, earthquake or earth movement, windstorm, flood, tornado or other casualty and waste, and there is no proceeding pending for the total or partial condemnation thereof;

USActive 5531664.19	Sch. 1-7

(w)         Customary Provisions. The Mortgaged Property has not been subject to any bankruptcy proceeding or foreclosure proceeding and the Mortgagor has not filed for protection under applicable bankruptcy laws. The Mortgagor has not notified the Sellers and Sellers have no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act of 2003;

(x)          Conformance with Underwriting Standards. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines in effect at the time the Mortgage Loan was originated;

(y)          No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage on the Mortgaged Property and the security interest of any applicable security agreement or chattel mortgage referred to in (j) above;

(z)          Appraisal. The Appraisal (if required) of the related Mortgaged Property satisfies the standards of Fannie Mae and Freddie Mac and was made and signed, prior to the approval of the Mortgage Loan application, by a qualified appraiser, duly appointed by the Sellers, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, whose compensation is not affected by the approval or disapproval of the Mortgage Loan and who met the minimum qualifications of Fannie Mae and Freddie Mac. Each Appraisal of the Mortgage Loan was made in accordance with the requirements of Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated. To the extent an AVM is permitted pursuant to the Underwriting Guidelines, such AVM satisfies the requirements set forth in such Underwriting Guidelines;

(aa)        Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Administrative Agent to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor;

(bb)        No Buydown Provisions; No Graduated Payments or Contingent Interests. Other than as permitted pursuant to the Underwriting Guidelines, no Mortgage Loan contains provisions pursuant to which Monthly Payments are (a) paid or partially paid with funds deposited in any separate account established by the Sellers, the Mortgagor, or anyone on behalf of the Mortgagor, (b) paid by any source other than the Mortgagor or (c) contains any other similar provisions which may constitute a “buydown” provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature;

(cc)        Mortgagor Acknowledgment. The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by applicable law with respect to the making of fixed rate mortgage loans and adjustable rate mortgage loans i and rescission materials with respect to Refinanced Mortgage Loans, and such statement is and will remain in the Mortgage File;

USActive 5531664.19	Sch. 1-8

(dd)        Construction Loans. Except for Construction to Permanent Loans, no Mortgage Loan was made in connection with the construction or rehabilitation of a Mortgaged Property. No Mortgage Loan was made in connection with facilitating a trade-in or exchange of a Mortgaged Property;

(ee)        Acceptable Investment. No Seller has any knowledge of any circumstances or condition with respect to the Mortgage, the Mortgaged Property, the Mortgagor or the Mortgagor’s credit standing that can reasonably be expected to cause the Mortgage Loan to be an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value of the Mortgage Loan;

(ff)         LTV, PMI Policy. No Mortgage Loan has an LTV or CLTV in excess of 100% except for Conforming Mortgage Loans, FHA Loans or VA Loans. No Option ARM has an LTV or CLTV of greater than 95%. No Non-Owner Occupied Mortgage Loan has an LTV of greater than 90%. No Construction to Permanent Mortgage Loan has an LTV of greater than 95%. Each Mortgage Loan (other than a Subprime Mortgage Loan) with an LTV at origination in excess of 80% is and will be subject to a PMI Policy, issued by a Qualified Insurer, which insures that portion of the Mortgage Loan in excess of the portion of the Appraised Value of the Mortgaged Property required by the Underwriting Guidelines. All provisions of such PMI Policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. Any Mortgage subject to any borrower-paid PMI Policy obligates the Mortgagor thereunder to maintain such insurance and to pay all premiums and charges in connection therewith. The Mortgage Interest Rate for the Mortgage Loan does not include any such insurance premium;

(gg)        Capitalization of Interest. Other than with respect to an Option ARM, the Mortgage Note does not by its terms provide for the capitalization or forbearance of interest;

(hh)        No Equity Participation. No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and except with respect to Second Lien Mortgage Loans, neither Seller has financed or owns directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

(ii)          Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to the Sellers or any Affiliate or correspondent of the Sellers, except in connection with a refinanced Mortgage Loan;

(jj)          Origination Date. Other than with respect to Seasoned Mortgage Loans, the origination date is no earlier than ninety (90) days prior to the related Purchase Date;

(kk)        Manufactured Home. Each Manufactured Home (i) has been rendered permanently immobile, (ii) ownership is not represented by or based on a certificate of title or

USActive 5531664.19	Sch. 1-9

similar device, (iii) has been permanently affixed to the earth and (iv) constitutes real property under the applicable law of the jurisdiction in which it is located;

(ll)          No Exception. The Custodian has not noted any material exceptions on an Exception Report with respect to the Mortgage Loan which would materially adversely affect the Mortgage Loan or a Buyer’s interest in the Mortgage Loan;

(mm)     Occupancy of Mortgaged Property. The Mortgaged Property is lawfully occupied under applicable law; all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy, have been made or obtained from the appropriate authorities;

(nn)        No Misrepresentation or Fraud. No error, omission, misrepresentation, negligence, fraud or similar occurrence with respect to a Mortgage Loan has taken place on the part of any person, including without limitation the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan;

(oo)        Transfer of Mortgage Loans. Except with respect to Mortgage Loans registered with MERS, the Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

(pp)        Consolidated Future Advances. Any principal advances made to the Mortgagor prior to the Purchase Date have been or, in the case of HELOCs, will be, consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first lien or second lien, as applicable, priority by a title insurance policy, an endorsement to the policy insuring the mortgagee’s consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount or, in the case of HELOCs, the Credit Limit of the Mortgage Loan;

(qq)        No Balloon Payment. Other than with respect to a Second Lien Mortgage Loan or an Option ARM, no Mortgage Loan has a balloon payment feature;

(rr)	No Cooperatives. The Mortgaged Property is not a cooperative unit;
(ss)	Reserved;

(tt)          Calculation of Interest. Interest on each Mortgage Loan is calculated on the basis of a 360-day year consisting of twelve 30-day months other than HELOCs, which are calculated on the basis of a 365-day year consisting of twelve 30-day months;

(uu)        Environmental Matters. The Mortgaged Property is in material compliance with all applicable local, state and federal environmental laws, rules or regulations pertaining to environmental hazards including, without limitation, asbestos, and Sellers nor, to any Seller’s knowledge, the related Mortgagor, has not received any notice of any violation or

USActive 5531664.19	Sch. 1-10

potential violation of such law nor is there any pending action or proceeding directly involving any Mortgaged Property of which the Sellers are aware in which compliance with any environmental law, rule or regulation is an issue;

(vv)        Predatory Lending Regulations; High Cost Loans. No Mortgage Loan (a) is subject to Section 226.32 of Regulation Z or any similar state law (relating to high interest rate credit/lending transactions); (b) is a High Cost Mortgage Loan; or (c) is secured by Mortgaged Property located in the State of Georgia, which was originated on or after October 1, 2002 through March 6, 2003 and is subject to the Georgia Fair Lending Act.

(ww)     Location and Type of Mortgaged Property. The Mortgaged Property is a fee simple property located in the state identified in the Mortgage Loan Schedule and consists of a parcel of real property with a detached single family residence erected thereon, or a two-to-four family dwelling and no residence or dwelling is a mobile home or cooperative housing. No portion of the Mortgaged Property is used for commercial purposes nor is the Mortgage Loan a commercial Mortgage Loan;

(xx)        Due on Sale. The Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder;

(yy)        Servicemembers Civil Relief Act of 2003. The Mortgagor has not notified the Sellers, and the Sellers have no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act of 2003;

(zz)        No Denial of Insurance. No action, inaction, or event has occurred and no state exists or has existed that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable pool insurance policy, special hazard insurance policy, PMI Policy or bankruptcy bond, irrespective of the cause of such failure of coverage. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Sellers or any designee of the Sellers or any corporation in which the Sellers or any officer, director, or employee had a financial interest at the time of placement of such insurance. The Sellers have caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Administrative Agent in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Administrative Agent;

(aaa)	Reserved;

(bbb)     Flood Certification Contract. The Sellers have obtained a life of loan, transferable flood certification contract for each Mortgage Loan and such contract is assignable without penalty, premium or cost to the Administrative Agent;

(ccc)      Recordation. Each original Mortgage was or is in the process of being recorded and all subsequent assignments of the original Mortgage (other than the assignment to the Administrative Agent for the benefit of the Buyers) have been or are in the process of being

USActive 5531664.19	Sch. 1-11

recorded in the appropriate jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors of the Sellers;

(ddd)     Simple Interest Mortgage Loans. Other than HELOCs, none of the Mortgage Loans are simple interest Mortgage Loans;

(eee)      Documents Genuine. Such Purchased Mortgage Loan and all accompanying collateral documents are complete and authentic and all signatures thereon are genuine. Such Purchased Mortgage Loan is a “closed” loan fully funded by the Sellers and held in Sellers’ name;

(fff)        Bona Fide Loan. Such Purchased Mortgage Loan arose from a bona fide loan, complying with all applicable State and Federal laws and regulations, to persons having legal capacity to contract and is not subject to any defense, set-off or counterclaim;

(ggg)     Other Encumbrances. To the best of any Seller’s knowledge, any property subject to any security interest given in connection with such Purchased Mortgage Loan is not subject to any other encumbrances other than a stated first mortgage, if applicable, and encumbrances which may be allowed under the Underwriting Guidelines;

(hhh)     Description. Each Purchased Mortgage Loan conforms to the description thereof as set forth on the related Mortgage Loan Schedule delivered to the Custodian and Administrative Agent;

(iii)        Located in U.S. No collateral (including, without limitation, the related real property and the dwellings thereon and otherwise) relating to a Purchased Mortgage Loan is located in any jurisdiction other than in one of the fifty (50) states of the United States of America or the District of Columbia;

(jjj)         Prepayment Penalty. With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Sellers, and each prepayment penalty is permitted pursuant to federal, state and local law;

(kkk)     Servicing Practices. Each Mortgage Loan has been serviced in compliance in all material respects with Accepted Servicing Practices; and

(lll)         Single-Premium Credit Life Insurance. None of the proceeds of the Mortgage Loan were used to finance single-premium credit insurance policies.

(mmm)     Government Subsidy Program. No Mortgage Loan is subject to any governmental subsidy program;

(nnn)     Regarding the Mortgagor. Any Mortgage Loan made to a corporation, partnership, trust or any other entity that is not a natural person is guaranteed by a natural person;

(ooo)     Warehousing. No Mortgage Loan (other than a Mortgage Loan that has been modified in lieu of refinancing or for which such modification did not cure an existing default or defect) was previously warehoused with any other Person, whether under a lending

USActive 5531664.19	Sch. 1-12

arrangement or an arrangement involving a sale in contemplation of a subsequent further sale to (or securitization by) a secondary mortgage market purchaser.

(ppp)     Repurchase. No Mortgage Loan was repurchased by Sellers because of any fatal underwriting or documentary defect or deficiency unless agreed to in writing by the Administrative Agent.

(qqq)	FICO. No Mortgage Loan has a FICO score below 500.

(rrr)        Outstanding Principal Balance. No Mortgage Loan has an outstanding principal balance of greater than $2,500,000.

(sss)       Construction to Permanent Mortgage Loans. No Construction to Permanent Mortgage Loan is a homebuilder loan or a Non-Owner Occupied Mortgage Loan.

(ttt)        Takeout Commitments and Interest Rate Protection Agreements. Each Mortgage Loan (other than a Subprime Mortgage Loan, a Construction to Permanent Mortgage Loan or an Option ARM) is either (i) subject to a Takeout Commitment or (ii) subject to an Interest Rate Protection Agreement.

USActive 5531664.19	Sch. 1-13

SCHEDULE II

AUTHORIZED REPRESENTATIVES

HOMEBANC CORP. NOTICES

Name: James L. Krakau	Address: 2002 Summit Blvd., Suite 100 Atlanta, Georgia 30319
Telephone: (404) 459-7720
Facsimile: (404) 705-7915

With a copy to:

Name: Charles W. McGuire	Address: 2002 Summit Blvd., Suite 100 Atlanta, Georgia 30319
Telephone: (404) 459-7602
Facsimile: (404) 705-2309

HOMEBANC CORP. AUTHORIZATIONS

Any of the persons whose signatures and titles appear below are authorized, acting singly, to act for HB CORP. under this Repurchase Agreement:

Name	Title	Signature
Kevin D. Race	President, Chief Operating Officer and Chief Financial Officer
Nicolas V. Chater	Executive Vice President and Deputy CFO
Debra F. Watkins	Executive Vice President
John Kubiak	Senior Vice President and Chief Investment Officer
Charles W. McGuire	Executive Vice President, General Counsel and Secretary
James L. Krakau	Senior Vice President and Treasurer
Alana L. Griffin	Senior Vice President, Assistant General Counsel and Assistant Secretary
Pamela Detrow	Senior Vice President and Assistant Secretary
Gregory Herron	Senior Vice President and Assistant Treasurer
Yancy Lockie	Vice President
Justina Jenkins	Authorized Employee

USActive 5531664.19	Sch. II-1

AUTHORIZED REPRESENTATIVES

HOMEBANC MORTGAGE CORPORATION NOTICES

Name: James L. Krakau	Address: 2002 Summit Blvd., Suite 100 Atlanta, Georgia 30319
Telephone: (404) 459-7720
Facsimile: (404) 705-7915

With a copy to:

Name: Charles W. McGuire	Address: 2002 Summit Blvd., Suite 100 Atlanta, Georgia 30319
Telephone: (404) 459-7602
Facsimile: (404) 705-2309

HOMEBANC MORTGAGE CORPORATION AUTHORIZATIONS

Any of the persons whose signatures and titles appear below are authorized, acting singly, to act for HMC under this Repurchase Agreement:

Name	Title	Signature
Kevin D. Race	President and Chief Operating Officer
Nicolas V. Chater	Executive Vice President and Chief Financial Officer
Debra F. Watkins	Executive Vice President
John Kubiak	Senior Vice President
James L. Krakau	Senior Vice President and Treasurer
Alana L. Griffin	Senior Vice President and Assistant Secretary
Pamela Detrow	Senior Vice President and Assistant Secretary
Gregory Herron	Senior Vice President and Assistant Treasurer
Cameron Beane	Vice President
Yancy Lockie	Vice President
Kortney Rollinger	Authorized Employee
Marilyn Eberhardt	Vice President

USActive 5531664.19	Sch. II-2

USActive 5531664.19	Sch. II-3

Heidi Buck	Limited Vice President
Janet Miller	Limited Vice President
Scott Mudge	Limited Vice President
Syreeta Butler	Limited Vice President
Teresa Crowell	Limited Vice President
Angeline McDonald	Limited Vice President
Dorothy Cooper	Limited Vice President

USActive 5531664.19	Sch. II-4

ADMINISTRATIVE AGENT NOTICES

Name: Michael Nicholson	Address: JPMorgan Chase Bank, N.A. 707 Travis 6th Floor North Houston, Texas 77252
Title: Managing Director
Telephone: (713) 216-5335
Facsimile: (713) 216-1567

ADMINISTRATIVE AGENT AUTHORIZATIONS

Any of the persons whose signatures and titles appear below, including any other authorized officers, are authorized, acting singly, to act for Administrative Agent under this Repurchase Agreement:

Name	Title	Signature
Michael Nicholson
Ben Middleberg

USActive 5531664.19	Sch. II-5

SCHEDULE III

BUYERS

JPMorgan Chase Bank, N.A.

DB Structured Products, Inc.

Fortis Capital Corp.

Bank Hapoalim B.M.

KeyBank National Association

Commerzbank Aktiengesellschaft New York and Grand Cayman Branch

BNP Paribas

US Bank National Association

SCHEDULE IV

QUALIFIED SUBORDINATED DEBT

Trust Preferred Securities: Junior Subordinated Debentures to HMB Capital Trust I in the amount of $51,547,000

Trust Preferred Securities: Junior Subordinated Debentures to HMB Capital Trust IV in the amount of $82,475,000

Trust Preferred Securities: Junior Subordinated Debentures to HMB Capital Trust V in the amount of $41,238,000

USActive 5531664.19	Sch. III-1